   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 17, 1997.
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------
                                AFFYMETRIX, INC.

             (Exact name of registrant as specified in its charter)

          CALIFORNIA                         8731                  77-0319159
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. employer
              of                 Classification Code Number)     identification
incorporation or organization)                                      number)

     3380 CENTRAL EXPRESSWAY, SANTA CLARA, CALIFORNIA 95051 (408) 731-5000

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               EDWARD M. HURWITZ
                                AFFYMETRIX, INC.
             3380 CENTRAL EXPRESSWAY, SANTA CLARA, CALIFORNIA 95051
                                 (408) 731-5000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ----------------------

           with copies of all orders, notices and communications to:

           JULIAN N. STERN                          ALISON S. RESSLER
         STEPHEN C. FERRUOLO                       Sullivan & Cromwell
   Heller Ehrman White & McAuliffe               444 South Flower Street
        525 University Avenue                 Los Angeles, California 90071
     Palo Alto, California 94301                Telephone: (213) 955-8000
      Telephone: (650) 324-7000                 Facsimile: (213) 683-0457
      Facsimile: (650) 324-0638

                             ----------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.
                             ----------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                             ----------------------

                        CALCULATION OF REGISTRATION FEE

                                                                       PROPOSED MAXIMUM     PROPOSED MAXIMUM
                TITLE OF SHARES                       AMOUNT TO       AGGREGATE OFFERING        AGGREGATE            AMOUNT OF
               TO BE REGISTERED                  BE REGISTERED(1)(2)   PRICE PER UNIT(3)    OFFERING PRICE(3)    REGISTRATION FEE
Common Stock, no par value.....................       1,725,000             $42.75             $73,743,750            $22,347

(1) Includes 225,000 shares of Common Stock that the Underwriters have the option to purchase to cover over-allotments, if any.

(2) In accordance with Rule 416 under the Securities Act of 1933, Common Stock offered hereby shall also be deemed to cover additional securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Common Stock on the Nasdaq National Market on October 16, 1997, as reported in THE WALL STREET JOURNAL. A portion of the proposed maximum aggregate offering price represents shares that are to be offered outside of the United States but that may be resold from time to time in the United States. Such shares are not being registered for the purpose of sales outside of the United States.
                             ----------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

               SUBJECT TO COMPLETION, DATED                , 1997

                                1,500,000 SHARES

                                AFFYMETRIX, INC.

      [LOGO]

                                  COMMON STOCK
                                 (NO PAR VALUE)

                               ------------------

    Of the 1,500,000 shares of Common Stock offered, 1,200,000 shares are being offered hereby in the United States and 300,000 shares are being offered in a concurrent international offering outside the United States. The initial public offering price and the aggregate underwriting discount per share will be identical for both offerings. See "Underwriting."

    All of the shares of Common Stock offered hereby are being sold by the Company.

    SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

    The last reported sale price of the Common Stock, which is quoted under the symbol "AFFX", on the Nasdaq National Market on October 16, 1997 was $41.625 per share. See "Price Range of Common Stock."
                               ------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
      REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ------------------

                                                 INITIAL PUBLIC          UNDERWRITING            PROCEEDS TO
                                                 OFFERING PRICE           DISCOUNT(1)            COMPANY(2)
                                              ---------------------  ---------------------  ---------------------
Per Share...................................            $                      $                      $
Total(3)....................................            $                      $                      $

--------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."

(2) Before deducting estimated expenses of $500,000 payable by the Company.

(3) The Company has granted the U.S. Underwriters an option for 30 days to purchase up to an additional 180,000 shares at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments. Additionally, the Company has granted the International Underwriters a similar option with respect to an additional 45,000 shares as a part of the concurrent international offering. If such options are exercised in full, the total initial public offering price, underwriting
    discount and proceeds to Company will be $         , $        and
    $         , respectively. See "Underwriting."

                               ------------------

    The shares offered hereby are offered severally by the U.S. Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that certificates for the shares will be ready for delivery in New York, New York, on or about
            , 1997 against payment therefor in immediately available funds.

GOLDMAN, SACHS & CO.

      BANCAMERICA ROBERTSON STEPHENS

            CREDIT SUISSE FIRST BOSTON

                  NATIONSBANC MONTGOMERY SECURITIES, INC.

                               ------------------

               The date of this Prospectus is             , 1997.

                                    GENOMICS

    Affymetrix intends to commercialize broadly the expression monitoring applications of its GeneChip-Registered Trademark- probe array technology.

    Currently, the Company is offering custom and standard expression monitoring probe arrays to its pharmaceutical, biotechnology, academic and clinical reference laboratory customers.

    Affymetrix expects its customers to utilize the GeneChip probe arrays to identify and validate novel targets for drug discovery. Customers include Genetics Institute, Glaxo Wellcome, Hoechst, Merck, Parke-Davis, Pfizer and Pioneer Hi-Bred. In August 1997, Roche became the Company's first EasyAccess-TM-customer.

       [PICTURE OF THE GENECHIP-REGISTERED TRADEMARK- PROBE ARRAY CARTRIDGE.]

     [GRAPHICS OF PROBE ARRAY IMAGES SHOWING EXPRESSION PATTERNS OF NORMAL AND
                                 MALIGNANT CELL
LINES. GRAPHICAL REPRESENTATION OF IMAGES WITH QUANTITATIVE LEVELS OF EXPRESSION
                                  DISPLAYED.]

                               DISEASE MANAGEMENT

    Affymetrix intends to develop GeneChip-Registered Trademark- assays that both monitor gene expression and resequence particular genes of interest to improve human health care by enabling efficient and effective patient management in infectious diseases, cancer and other areas, including correlation of genetic variability to deficiencies in drug metabolism.

    Affymetrix has established partnerships and customer relationships with leading diagnostic companies, clinical reference laboratories and medical research centers to further its disease management strategy. These partnerships and relationships include bioMerieux, Glaxo Wellcome and OncorMed.

    To date, Affymetrix has introduced two disease management GeneChip assays for research only: the HIV and p53 GeneChip products. In both cases, Affymetrix is working with clinical reference laboratories and commercial and academic researchers to correlate specific mutations in these genes with therapeutic outcomes.

    Diagnostic or disease management use of the Company's products would be subject to FDA and other applicable regulatory approvals, which have not been applied for or received, and which may not be obtained for several years, if at all.

    [DEPICTION OF A GENECHIP PROBE ARRAY WITH ENLARGEMENT OF A FLUORESCENT IMAGE FOLLOWING HYBRIDIZATION, WITH GRAPHIC ILLUSTRATING IDENTICAL OLIGONUCLEOTIDE
                                     PROBES
                 CONTAINED IN ONE FEATURE OF THE PROBE ARRAY.]

                             POLYMORPHISM DISCOVERY

       [GRAPHIC OF THREE PEOPLE, THE GENECHIP PROBE ARRAY AND REPRESENTATIONS
                   OF THE BASE-CALLING HYBRIDIZATION IMAGE.]

       [GRAPHIC OF CHROMOSOMAL MAP INDICATING POSITION OF NOVEL POLYMORPHISM
                                   MARKERS.]

         [IMAGE OF FLUORESCENT SCAN OF PROBE ARRAY USED FOR GENOTYPING WITH
            GRAPHICAL ENLARGEMENT OF SELECTED PROBE ARRAY FEATURES.]

    As the identity of genes in the human genome is determined, the need to understand the significance of the variability of the nucleotide sequences in these genes increases. Researchers must determine the normal sequence of the gene, which polymorphisms exist, and how these polymorphisms correlate with disease. This requires the sequence analysis of many DNA samples from a large number of affected and unaffected individuals.

    Affymetrix intends to use its GeneChip technology to become a world leader in understanding sequence variability. The Company has recently initiated a large scale polymorphism project that may be the basis of several future business opportunities. The Company believes that this polymorphism project may foster the development of new disease management and therapeutic products.

                             AVAILABLE INFORMATION

    Affymetrix, Inc. ("Affymetrix" or the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, 7th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the web site that the Commission maintains at http://www.sec.gov. In addition, such materials may also be inspected and copied at the offices of the Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

    The Company has filed with the Commission a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), on Form S-3 (together with all amendments and exhibits thereto) with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For such information, reference is made to the Registration Statement and the exhibits and schedules thereto.
                               ------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the Commission (File No. 0-28218) pursuant to the Exchange Act are incorporated by reference:

    1. the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

    2. the Company's Proxy Statement for its annual meeting of shareholders held June 6, 1997;

    3. the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1997 and June 30, 1997;

    4. the description of the Company's Common Stock contained in the registration statement filed under the Exchange Act registering such Common Stock under Section 12 of the Exchange Act; and

    5. all other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock.

    The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents which are incorporated herein by reference, other than exhibits to such information (unless such exhibits are documents which are specifically incorporated by reference into such documents). Requests for copies should be directed to: Affymetrix, Inc., 3380 Central Expressway, Santa Clara, CA 95051,
Attention: Investor Relations, Telephone (408) 731-5000.
                               ------------------

    Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this Prospectus except as so modified, and any statement so superseded shall not be deemed to constitute a part of this Prospectus.

                               ------------------

    CERTAIN PERSONS PARTICIPATING IN THE OFFERINGS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERINGS. IN ADDITION, CERTAIN UNDERWRITERS (AND SELLING GROUP MEMBERS, IF ANY) ALSO MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET, IN ACCORDANCE WITH RULE 103 UNDER THE SECURITIES EXCHANGE ACT OF 1934. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE HEREIN. UNLESS OTHERWISE INDICATED, ALL INFORMATION CONTAINED IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTIONS.

                                  THE COMPANY

    Affymetrix is recognized as a worldwide leader in the field of DNA chip technology. The Company has developed and intends to establish its GeneChip-Registered Trademark- system as the platform of choice for acquiring, analyzing and managing complex genetic information in order to improve the diagnosis, monitoring and treatment of disease. The Company's GeneChip system consists of disposable DNA probe arrays containing gene sequences on a chip, a scanner and other instruments to process the probe arrays and software to analyze and manage genetic information from the probe arrays.

    Affymetrix' strategy is to capitalize on its leadership position in the DNA probe array field by applying its GeneChip technology primarily to genomics, disease management and polymorphism discovery. In genomics, Affymetrix intends to commercialize the expression monitoring applications of its GeneChip system for use in identifying and validating novel targets for drug discovery. In disease management, the Company is developing assays, which it believes will facilitate more efficient patient management in infectious diseases, cancer and other areas, including drug metabolism. In polymorphism discovery, Affymetrix has initiated a large scale research project to identify common variations in the human genome, create databases of these polymorphisms and design GeneChip probe arrays to analyze these polymorphisms and link them to human disease.

    The Company commenced commercial sales of its GeneChip system in April 1996 and currently sells its products to pharmaceutical and biotechnology companies, academic research centers and clinical reference laboratories. The Company offers both custom and standard configurations of its GeneChip probe arrays to customers under a variety of access plans tailored to meet customer needs, such as the high-volume EasyAccess-TM- program subscribed to by F. Hoffmann-La Roche Ltd.

    In addition, the Company will continue to enter into collaborations to expand the utilization and applications of its GeneChip technology. The Company generally structures collaborations to generate research funding and probe array sales, as well as earn future milestone and royalty payments on sales of drugs or other products developed using its GeneChip technology.

                              RECENT DEVELOPMENTS

    GENECHIP TECHNOLOGY PLATFORM ESTABLISHED. To date, Affymetrix has placed 38 GeneChip systems for research use. A second generation scanner, manufactured by Hewlett-Packard Company, was introduced in April 1997.

    MANUFACTURING INFRASTRUCTURE OPERATIONAL. The Company's Sunnyvale, California plant, currently capable of producing 80,000 GeneChip probe arrays per year, is being expanded.

    INTELLECTUAL PROPERTY POSITION STRENGTHENED. The Company has been issued 27 United States patents and 78 patent applications are pending. The Company has also licensed rights to important patents related to genetic information and technologies.

    GENOMICS CUSTOMER BASE ESTABLISHED. Customers include Genetics Institute Inc., Glaxo Wellcome plc, Hoechst Marion Roussel, Inc., Merck & Co. Inc., the Parke-Davis division of Warner-Lambert Company, Pfizer Inc. and Pioneer Hi-Bred International, Inc. In August 1997, F. Hoffmann-La Roche Ltd. became the Company's first EasyAccess-TM- customer.

    DISEASE MANAGEMENT GENECHIP PRODUCTS COMMERCIALIZED. The Company began shipments of its products for genetic analysis of HIV in April 1996 and for the p53 tumor suppressor gene in July 1997. Affymetrix has established collaborations with bioMerieux Vitek Inc., Glaxo Wellcome plc and OncorMed, Inc. in bacteriology, virology and oncology, respectively.

    POLYMORPHISM DISCOVERY AND DATABASE PROJECT INITIATED. Internal and collaborative efforts have identified nearly 2,000 genetic markers. Affymetrix entered into a consortium with Bristol-Myers Squibb Company and Millennium Pharmaceuticals, Inc. to fund research at the Whitehead Institute/MIT Center for Genome Research to identify novel genetic markers and study their role in disease.

    The Company's executive offices are located at 3380 Central Expressway, Santa Clara, California 95051. The Company's telephone number is (408) 731-5000.

                                  RISK FACTORS

    The shares of Common Stock offered hereby involve a high degree of risk. See "Risk Factors" on pages 7 through 21.

                               THE OFFERINGS (1)

Shares of Common Stock offered by the Company:
  U.S. Offering.................................  1,200,000 shares
  International Offering........................  300,000 shares
                                                  ----------------
      Total.....................................  1,500,000 shares
                                                  ----------------
                                                  ----------------
Total shares of Common Stock to be outstanding
 after the Offerings (2)........................  24,200,521 shares
Use of Proceeds.................................  For capital expenditures (manufacturing scale-up, expansion of research and
                                                  development facilities, laboratory
                                                  equipment and information systems),
                                                  research and development (including
                                                  product development and core research),
                                                  expansion of sales and marketing, working
                                                  capital and other general corporate
                                                  purposes. See "Use of Proceeds."
Nasdaq National Market symbol...................  "AFFX"

--------------

(1) The offering of 1,200,000 shares of Common Stock initially being offered in the United States (the "U.S. Offering") and the concurrent offering of 300,000 shares of Common Stock initially being offered outside the United States (the "International Offering") are collectively referred to as the "Offerings". The underwriters for the U.S. Offering (the "U.S. Underwriters") and the underwriters for the International Offering (the "International Underwriters") are collectively referred to as the "Underwriters."

(2) Excludes an aggregate of 2,920,783 shares of Common Stock issuable upon exercise of outstanding options under the Company's 1993 Stock Plan and 1996 Nonemployee Directors' Stock Option Plan (the "Stock Plans") and 203,881 shares issuable upon the exercise of warrants outstanding as of September 30, 1997. See Note 7 of Notes to Financial Statements.

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                          SIX MONTHS
                                                          YEAR ENDED DECEMBER 31,                       ENDED JUNE 30,
                                         ---------------------------------------------------------  ----------------------
                                            1992       1993        1994        1995        1996        1996        1997
                                         ----------  ---------  ----------  ----------  ----------  ----------  ----------
                                                                                                         (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Product..............................  $       --  $      --  $       --  $       --  $    1,389  $      457  $    1,362
  Contract and grant...................          43      1,413       1,574       4,625      10,583       3,258       6,188
                                         ----------  ---------  ----------  ----------  ----------  ----------  ----------
    Total revenue......................          43      1,413       1,574       4,625      11,972       3,715       7,550
Costs and expenses:
  Cost of product revenue..............          --         --          --          --       2,178         707       1,844
  Research and development.............       4,106      6,566       9,483      12,420      18,762       8,310      12,710
  General and administrative...........         582        577       2,303       3,833       7,569       3,550       5,815
                                         ----------  ---------  ----------  ----------  ----------  ----------  ----------
    Total costs and expenses...........       4,688      7,143      11,786      16,253      28,509      12,567      20,369
                                         ----------  ---------  ----------  ----------  ----------  ----------  ----------
Loss from operations...................      (4,645)    (5,730)    (10,212)    (11,628)    (16,537)     (8,852)    (12,819)
Interest income (expense), net.........         (15)       138         532         881       4,310       1,154       2,687
                                         ----------  ---------  ----------  ----------  ----------  ----------  ----------
Net loss...............................  $   (4,660) $  (5,592) $   (9,680) $  (10,747) $  (12,227) $   (7,698) $  (10,132)
                                         ----------  ---------  ----------  ----------  ----------  ----------  ----------
                                         ----------  ---------  ----------  ----------  ----------  ----------  ----------
Historical net loss per share..........                                                                         $    (0.45)
                                                                                                                ----------
                                                                                                                ----------
Shares used in computing historical net
 loss per share........................                                                                             22,594
Pro forma net loss per share(1)........              $   (0.52) $    (0.55) $    (0.61) $    (0.61) $    (0.43)
                                                     ---------  ----------  ----------  ----------  ----------
                                                     ---------  ----------  ----------  ----------  ----------
Shares used in computing pro forma net
 loss per share(1).....................                 10,715      17,653      17,664      20,131      17,782

                                                                                             JUNE 30, 1997
                                                                                     -----------------------------
BALANCE SHEET DATA:                                                                     ACTUAL     AS ADJUSTED(2)
                                                                                     ------------  ---------------
                                                                                              (UNAUDITED)

Cash, cash equivalents, and short-term investments.................................  $     94,645   $     153,305
Total assets.......................................................................       111,500         170,160
Long-term obligations..............................................................           619             619
Accumulated deficit................................................................       (54,875)        (54,875)
Total shareholders' equity.........................................................       102,762         161,422

--------------

(1) Computed on the basis described in Note 2 of Notes to Financial Statements.

(2) As adjusted to reflect the sale of 1,500,000 shares of Common Stock in the Offerings at an assumed public offering price of $41.625 per share and the receipt of the estimated net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS IN EVALUATING THE COMPANY AND ITS BUSINESS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. REFERENCE IS MADE IN PARTICULAR TO THE DESCRIPTION OF THE COMPANY'S PLANS AND OBJECTIVES FOR FUTURE OPERATIONS, ASSUMPTIONS UNDERLYING SUCH PLANS AND OBJECTIVES, AND OTHER FORWARD-LOOKING STATEMENTS INCLUDED IN THE SECTIONS ENTITLED "PROSPECTUS SUMMARY," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS" HEREIN. SUCH STATEMENTS ARE BASED ON MANAGEMENT'S CURRENT EXPECTATIONS AND ARE SUBJECT TO A NUMBER OF FACTORS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS. FACTORS WHICH COULD CAUSE SUCH RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS INCLUDE THOSE SET FORTH IN THE RISK FACTORS BELOW.

EARLY STAGE OF DEVELOPMENT

    The Company has not commercialized significant quantities of products based on its technologies. As of September 30, 1997, the Company had placed 38 GeneChip systems, all of which have been solely for research use. The Company's GeneChip system and other potential products will require significant additional development and investment, including testing to further validate performance and demonstrate cost-effectiveness. While the Company's initial product sales for research use have not required regulatory approval, the Company expects that such approval will be required for some applications in the future. The Company or its partners may need to undertake costly and time-consuming efforts to obtain this approval. There can be no assurance that any future products will be successfully developed, be proven to be accurate and efficacious in any markets, meet applicable regulatory standards in a timely manner or at all, be protected from competition by others, avoid infringing the proprietary rights of others, be manufactured in sufficient quantities or at reasonable costs, or be marketed successfully.

    The Company has experienced significant operating losses since inception and expects these losses to continue for at least the next several years. Whether the Company can successfully manage the transition to a commercial-scale enterprise will depend upon a number of factors including establishing its commercial manufacturing capability, developing its marketing capabilities, establishing sales, marketing and distribution capabilities, as well as entering into supply agreements with customers desiring to use the Company's products. Failure to make such a transition successfully would have a material adverse effect on the Company's business, financial condition and results of operations.

TECHNOLOGICAL UNCERTAINTY

    The Company is developing its GeneChip system for genomics, disease management and polymorphism discovery applications. The GeneChip system involves several new technologies, including a complex chemical synthesis process necessary to create DNA probe arrays. Technicians using the GeneChip system require new technical skills and training. There can be no assurance that technicians will not experience difficulties with the system that would prevent or limit its use. The instrumentation and software that comprise the GeneChip system are new and have only recently been used in commercial applications. As the system continues to be used, it is possible that previously unrecognized defects will emerge. In addition, DNA probe arrays are tested only on a random sample basis, and quality problems could develop with the untested arrays. Further, in order for the Company to address new applications for the GeneChip system, the Company may be required to increase the number of features on these arrays and design software capable of managing the information generated from such probe arrays.

There can be no assurance that the Company will be capable of validating or achieving the improvements in the components of the GeneChip system necessary for its continued successful commercialization.

    The development of research and disease management products based on the Company's technologies will be subject to the risks of failure inherent in the development of products based on new technologies. These risks include possibilities that any products based on these technologies will be found to be ineffective, unreliable or unsafe, or otherwise fail to receive necessary regulatory clearances; that products will be difficult to manufacture on a large scale or will be uneconomical to market; that proprietary rights of third parties will preclude the Company or its collaborative partners from marketing products; or that third parties will market superior or equivalent products. Furthermore, there can be no assurance that the Company's research and development activities will continue to result in any commercially viable products.

INTENSE COMPETITION; RAPID TECHNOLOGICAL CHANGE

    Genomics, disease management and polymorphism discovery technologies have undergone and are expected to continue to undergo rapid and significant change. The Company's future success will depend in large part on its ability to maintain a competitive position with respect to these technologies. Rapid technological development by the Company or others may result in products or technologies becoming obsolete. In addition, products offered by the Company would be made obsolete by less expensive or more effective tests based on other technologies or by new therapeutic or prophylactic agents that obviate the need for diagnostic and monitoring information. There can be no assurance that the Company will be able to make the enhancements to its technology necessary to compete successfully with newly emerging technologies.

    Competition in genomics, disease management and polymorphism discovery is intense and expected to increase. Further, the technologies for discovering genes and polymorphisms associated with significant diseases and approaches for commercializing those discoveries are new and rapidly evolving.

    Currently, the Company's principal competition comes from existing technologies that are used to perform many of the same functions for which the Company plans to market its GeneChip systems. In the diagnostic field, these technologies are provided by established diagnostic companies such as Abbott Laboratories, Roche Boehringer Mannheim, Johnson & Johnson and SmithKline Beecham plc. These technologies include a variety of established assays, such as immunoassays, histochemistry, flow cytometry and culture, and newer DNA probe diagnostics to analyze certain limited amounts of genetic information.

    In the genomics and polymorphism discovery fields, existing competitive technologies include gel-based sequencing using instruments provided by companies such as the Applied Biosystems division of Perkin-Elmer and Amersham Pharmacia Biotech Ltd. In order to compete against existing technologies, the Company will need to demonstrate to potential customers that the GeneChip system provides improved performance and capabilities. Future competition in these fields will likely come from existing competitors as well as other companies seeking to develop new technologies for sequencing and analyzing genetic information. In addition, pharmaceutical and biotechnology companies, such as Genome Therapeutics Corporation ("Genome Therapeutics"), Genset S.A. ("Genset"), Human Genome Sciences, Inc. ("HGS"), Incyte Pharmaceuticals, Inc. ("Incyte"), Millennium Pharmaceuticals Inc. ("Millennium"), Myriad Genetics, Inc. ("Myriad") and Sequana Therapeutics, Inc. ("Sequana"), have significant needs for genomic information and may choose to develop or acquire competing technologies to meet these needs. Other companies, such as CuraGen, Inc. ("CuraGen"), Digital Gene Technologies, Inc. ("Digital Gene Technologies"), Gene Logic Inc. ("Gene Logic"), Hyseq, Inc. ("Hyseq"), Nanogen, Inc. ("Nanogen"), Synteni, Inc. ("Synteni") and Visible Genetics Inc. ("Visible Genetics"), also are developing or have developed DNA probe based assays or other products and services, some of which may be competitive with those of the Company.

    The market for disease management products derived from gene discovery is currently limited and will be highly competitive. Many companies are developing and marketing DNA probe tests for genetic and other diseases. Other companies are conducting research on new technologies for diagnostic tests based on advances in genetic information. Established diagnostic companies could provide significant competition to the Company through the development of new products. These companies have the strategic commitment to diagnostics, the financial and other resources to invest in new technologies, substantial intellectual property portfolios, substantial experience in new product development regulatory expertise, manufacturing capabilities and the distribution channels to deliver products to customers. These companies also have an installed base of instruments in several markets, including clinical and reference laboratories, which are not compatible with the GeneChip system. In addition, these companies have formed alliances with genomics companies which provide them access to genetic information that may be incorporated into their diagnostic tests.

UNCERTAINTY OF MARKET ACCEPTANCE

    The commercial success of the Company's GeneChip system will depend upon market acceptance by pharmaceutical and biotechnology companies, academic research centers and clinical reference laboratories. Market acceptance will depend on many factors, including convincing researchers that the GeneChip system is an attractive alternative to current technologies for the acquisition, analysis and management of genetic information; the receipt of regulatory clearances in the United States, Europe, Japan and elsewhere; the need for laboratories to license other technologies, such as amplification technologies that may be required to use the GeneChip system for certain applications; and the availability of new proprietary markers that may be important to the diagnosis, monitoring and treatment of disease for incorporation into the Company's probe arrays. Further, ethical concerns may limit the use of the GeneChip system for certain disease management applications or the analysis of genetic information. In addition, potential customers will need skilled laboratory technicians to operate the GeneChip system. Market acceptance of the GeneChip system could also be adversely affected by limited funding available for academic research centers and other research organizations that are the potential customers for the GeneChip system.

    The costs of the GeneChip system and access to probe arrays may deter certain potential customers of the Company's products. The Company may be required to discount the price of its GeneChip system or probe arrays. Furthermore, the failure of the Company to place sufficient quantities of the instruments for the GeneChip system would have a material adverse effect on its ability to sell the disposable probe arrays. There can be no assurance that pharmaceutical or biotechnology companies, academic research centers or clinical reference laboratories will replace existing instrumentation and techniques with the GeneChip system. Because of these and other factors, there can be no assurance that the Company's products will gain market acceptance.

    The Company expects that its customers will be concentrated in a small number of pharmaceutical and biotechnology companies, academic research centers and clinical reference laboratories. As a result, the Company's financial performance may depend on large orders from a limited number of customers. There are only three major reference laboratories in the United States, two of which are associated with large pharmaceutical companies. There can be no assurance that the Company will be able to market successfully the GeneChip system to reference laboratories or that the affiliation of these laboratories with pharmaceutical companies will not adversely affect their decision to purchase GeneChip systems. The Company's dependence on sales to a few large reference laboratories may also strengthen the purchasing leverage of these potential customers, which could reduce the sales price of the GeneChip system. Also, the Company believes that the sales cycle for the GeneChip system will be lengthy due to the need to educate potential customers about its characteristics. The failure of the

Company to gain additional customers, the loss of any customer or a significant reduction in the level of sales to any customer would have a material adverse effect on the Company's business, financial condition and results of operations.

UNCERTAINTIES RELATED TO COMMERCIAL VIABILITY OF EXISTING PRODUCTS

    The first commercial application of the Company's GeneChip system is a HIV probe assay designed to detect mutations in HIV, the virus that causes AIDS. The HIV probe array provides sequence information from the reverse transcriptase and protease genes of HIV, and the system includes a fluidics station, a scanner and related software. In April 1996, the Company introduced the HIV probe array for research purposes only. In July 1997, the Company introduced its second commercially available product, the p53 tumor suppressor gene assay for research use, which was developed in collaboration with OncorMed Inc., ("OncorMed"). The Company has also entered into several supply and collaborative agreements pursuant to which it is supplying GeneChip systems and expression probe arrays for research purposes. As of September 30, 1997, the Company had placed 38 GeneChip systems at customer sites. These systems have been in operation for a limited period of time, and their accuracy and efficacy have not been fully demonstrated. There can be no assurance that the accuracy of the probe arrays in providing sequence information will be equal to or better than current technologies, such as gel-based sequencing techniques.

    There can be no assurance that the probe arrays will provide commercially useful information, that the arrays or the GeneChip system will operate without difficulties, that technicians will have adequate training to use the GeneChip system, or that the Company will not experience manufacturing problems or marketing difficulties selling the probe arrays to pharmaceutical and biotechnology companies, academic research centers and clinical reference laboratories. Furthermore, there can be no assurance that the HIV or p53 assays will gain regulatory approval for clinical use. As new therapies and combinations of therapies for treating HIV are employed, new mutations in the HIV genome may be discovered that would require the Company to redesign its current HIV probe array or develop new probe arrays. Advanced therapies could be discovered that target other components of the virus or which do not generate drug resistance. Similarly, new mutations identified in the p53 gene may require the Company to redesign its current p53 probe assay or develop new probe assays. Cost containment pressures for treating diseases, including HIV and cancer, may limit the price the Company may be able to charge potential customers for these probe arrays. Failure of the Company to successfully commercialize its HIV, p53 and gene expression probe arrays could have a material adverse effect on the Company's business, financial condition and results of operations and may adversely affect the Company's ability to commercialize future products.

DEPENDENCE UPON COLLABORATIVE PARTNERS

    An important element of the Company's business strategy involves collaborations with pharmaceutical, diagnostic and biotechnology companies that have discovered genes and may seek to use the Company's technologies to discover genetic mutations or develop diagnostic and therapeutic products. The Company has significant collaborations with Hewlett-Packard Company ("HP"), bioMerieux Vitek, Inc. ("bioMerieux"), Incyte and OncorMed, and has entered into a consortium with the Whitehead Institute MIT/Center for Genome Research (the "Whitehead Institute"), Millennium and Bristol-Myers Squibb Company ("Bristol-Myers").

    The Company has received a material portion of its revenue since inception from its collaborative partners and intends to enter into collaborative arrangements with other companies to apply its technology, fund development, commercialize potential future products, and assist in obtaining regulatory approval. There can be no assurance that any of the Company's present or future collaborative partners will perform their obligations as expected or will devote sufficient resources to the development, clinical testing or marketing of the Company's potential products developed under the collaborations. Any parallel development by a partner of technologies or components competitive with the GeneChip system, preclusion of the Company from entering into competitive arrangements, failure to obtain timely regulatory approvals, premature termination of an agreement, or failure by a partner to devote sufficient resources to the development and commercialization of the Company's products could have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company's agreements with its collaborators may have provisions that give rise to disputes regarding the rights and obligations of the parties. These and other possible disagreements could lead to delays in collaborative research, development or commercialization of certain products, or could require or result in litigation or arbitration, which would be time-consuming and expensive, and could have a material adverse effect on the Company's business, financial condition and results of operations.

    There can be no assurance that the Company will be able to negotiate future collaborative arrangements on acceptable terms, if at all, or that such collaborations will be successful.

HISTORY OF LOSSES AND EXPECTATION OF FUTURE LOSSES

    The Company has incurred operating losses in each year since its inception, including net losses of approximately $10.7 million during the year ended December 31, 1995 and $12.2 million during the year ended December 31, 1996 and $10.1 million during the six months ended June 30, 1997. At June 30, 1997, the Company had an accumulated deficit of approximately $54.9 million. The Company's losses have resulted principally from costs incurred in research and development and from general and administrative costs associated with the Company's operations. These costs have exceeded the Company's interest income and revenues which, to date, have been generated principally from collaborative research and development agreements, supply agreements and government research grants. The Company expects to incur substantial additional operating losses over the next several years as a result of increases in its expenses for research and product development, manufacturing scale-up, expanding sales and marketing and capital expenditures.

    The Company may have to discount the price of the GeneChip system to gain market acceptance, which could adversely affect gross margins. The Company's future gross margins, if any, will be dependent on, among other factors, the Company's ability to cost-effectively manufacture the GeneChip system, its product mix and the degree of price discounts required to market its products to pharmaceutical and biotechnology companies, academic research centers and clinical reference laboratories.

    The amount of future operating losses and time required by the Company to reach profitability, if ever, are highly uncertain. The Company's ability to generate significant revenues and become profitable is dependent in large part on the ability of the Company to enter into additional customer supply agreements and collaborative arrangements and on the ability of the Company and its collaborative partners to successfully commercialize products developed under the collaborations. In addition, delays in receipt of any necessary regulatory approvals by the Company or its collaborators, or receipt of approvals by competitors, could adversely affect the successful commercialization of the Company's technologies. There can be no assurance that the Company will ever achieve profitability.

FLUCTUATIONS IN OPERATING RESULTS

    The Company's quarterly operating results depend upon the volume and timing of orders for GeneChip systems and probe arrays received and delivered during the quarter, variations in revenue recognized under supply and collaborative agreements, including license fees, product sales, milestones, royalties and other contract revenues, as well as the timing of new product introductions by the Company. The Company's quarterly operating results may also fluctuate significantly depending on other factors, including the introduction of new products by the Company's competitors; regulatory actions; market acceptance of the GeneChip system and other potential products; adoption of new technologies; manufacturing capabilities; variations in gross margins of the Company's products; competition; the cost, quality and availability of reagents and components; the mix of products sold; changes in government funding; and third-party reimbursement policies.

DEPENDENCE ON PROPRIETARY TECHNOLOGY AND UNPREDICTABILITY OF PATENT PROTECTION

    Affymetrix has been issued 27 patents in the United States and holds over 78 pending United States patent applications. Many of these patents and applications have been filed and/or issued in one or more foreign countries. Affymetrix also relies upon copyright protection, trade secrets, know-how, continuing technological innovation and licensing opportunities to develop and maintain its competitive position. The Company's success will depend in part on its ability to obtain patent protection for its products and processes, to preserve its copyrights and trade secrets to operate without infringing the proprietary rights of third parties and to acquire licenses related to enabling technologies or products.

    The Company is party to various license option and license agreements with third parties (including Stanford University, Scientific Generics, Ltd., Concordia University, OncorMed and the University of California) which give it rights to use certain technologies. Failure of the Company to maintain rights to such technology could have a material adverse effect on the Company's business, financial condition and results of operations. For example, inability of the Company to exercise the option for the Stanford University technology relating to HIV under commercially reasonable terms could have an adverse effect on the ability of the Company to sell its HIV probe assays.

    The patent positions of pharmaceutical and biotechnology companies, including the Company, are generally uncertain and involve complex legal and factual questions. There can be no assurance that any of the Company's pending patent applications will result in issued patents, that the Company will develop additional proprietary technologies that are patentable, that any patents issued to the Company or its strategic partners will provide a basis for commercially viable products or will provide the Company with any competitive advantages or will not be challenged by third parties, or that the patents of others will not have an adverse effect on the ability of the Company to do business. In addition, patent law relating to the scope of claims in the technology fields in which the Company operates is still evolving. The degree of future protection for the Company's proprietary rights, therefore, is uncertain. Furthermore, there can be no assurance that others will not independently develop similar or alternative technologies, duplicate any of the Company's technologies, or, if patents are issued to the Company, design around the patented technologies developed by the Company. In addition, the Company could incur substantial costs in litigation to defend itself in patent suits brought by third parties, or if it initiates such suits.

    The commercial success of the Company also depends in part on the Company neither infringing patents or proprietary rights of third parties nor breaching any licenses that may relate to the Company's technologies and products. For example, the Company, its collaborators and customers may need to acquire a license for an amplification technology to use the GeneChip system in certain applications, and there is no assurance such a license will be available on commercially reasonable terms. Furthermore, the Company is aware of third-party patents that may relate to the Company's technology, including reagents used in probe array synthesis and in probe array assays, probe array scanners, synthesis techniques, oligonucleotide amplification techniques, assays, and probe arrays. There can be no assurance that the Company will not infringe on these patents or other patents or proprietary rights of third parties or that the Company would be able to obtain a license to such patents or proprietary rights on commercially acceptable terms, if at all. In addition, the Company has received and may in the future receive a notice claiming infringement from third parties as well as invitations to take licenses under third party patents.

    The Company is aware of patents and patent applications owned by Isis Innovation Ltd. (E.M. Southern) that may relate to the Company's technology. The Company has opposed two such allowed

European patents. One such patent has also been issued in the United States, and the Company is aware that others are pending and may issue. One of the allowed European applications has broad claims to certain array related technology, which claims have been opposed by the Company. If a United States patent relating to arrays issues with claims as broad as the European patent, the Company could be subject to infringement claims that could delay or preclude sales of some or all of its products, which would have a material adverse effect on the Company's business, financial condition and results of operations. If the Company were required to obtain a license to any such patent, there can be no assurance that such license could be acquired on commercially acceptable terms, if at all.

    On March 3, 1997, Hyseq filed a lawsuit in United States District Court for the Northern District of California (San Jose Division) alleging that certain Affymetrix products infringe United States patents 5,202,231 and 5,525,464. The Hyseq action and any other legal action against the Company or its collaborative partners claiming damages and seeking to enjoin commercial activities relating to the affected products and processes could, in addition to subjecting the Company to potential liability for damages, require the Company or its collaborative partners to obtain a license in order to continue to manufacture or market the affected products and processes. While the Company believes the Hyseq complaint is without merit, there can be no assurance that the Company will prevail in the Hyseq action or that the Company or its collaborative partners will prevail in any other action, nor can there be any assurance that any license (including licenses proposed by third parties) required would be made available on commercially acceptable terms, if at all.

    There are a significant number of United States and foreign patents and patent applications in the Company's areas of interest, and the Company believes that there may be significant litigation in the industry regarding patent and other intellectual property rights. The Hyseq action and any other such litigation could consume substantial managerial and financial resources, which could have a material adverse effect on the Company's business, financial condition and results of operations. Further, because of the substantial amount of discovery required in connection with any such litigation, there is a risk that confidential information could be compromised by disclosure.

    Others may have filed and in the future are likely to file patent applications that are similar or identical to those of the Company or those of its licensors. To determine the priority of inventions, the Company may have to participate in interference proceedings declared by the United States Patent and Trademark Office that could result in substantial cost to the Company. No assurance can be given that any such patent application will not have priority over patent applications filed by the Company.

    The enactment of legislation implementing the General Agreement on Trade and Tariffs has resulted in certain changes in United States patent laws that became effective on June 8, 1995. Most notably, the term of patent protection for patent applications filed on or after June 8, 1995 is no longer a period of seventeen years from the date of grant. The new term of United States patents will commence on the date of issuance and terminate twenty years after the earliest effective filing date of the application. Because the time from filing to issuance of biotechnology patent applications in the Company's area of interest is often more than three years, a twenty-year term after the effective date of filing may result in a substantially shortened term of the Company's patent protection which may adversely affect the Company's patent position.

    The Company also relies upon copyright and trade secret protection for its confidential and proprietary information. There can be no assurance, however, that such measures will provide adequate protection for the Company's trade secrets or other proprietary information. In addition, there can be no assurance that proprietary information will not be disclosed, that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's copyrights and trade secrets or disclose such technology, or that the Company can effectively protect its trade secrets.

    The Company's academic collaborators have certain rights to publish data and information in which the Company has rights. There is considerable pressure on academic institutions to publish discoveries in the genetics and genomics fields. There can be no assurance that such publication would not adversely affect the Company's ability to obtain patent protection for some genes in which it may have a commercial interest.

NEED FOR ADDITIONAL FUNDING; UNCERTAINTY OF ACCESS TO CAPITAL

    The Company anticipates that its existing capital resources, together with the net proceeds of the Offerings and interest earned thereon, will enable it to maintain currently planned operations through at least 2000. However, this expectation is based on the Company's current operating plan, which could change as a result of many factors, and the Company could require additional funding sooner than anticipated. In addition, the Company may choose to raise additional capital due to market conditions or strategic considerations even if it has sufficient funds for its operating plan. The Company's requirements for capital will be substantial and will depend on many factors, including payments received under existing and possible future supply and collaborative agreements; the availability of government research grant payments; the progress of the Company's collaborative and independent research and development projects; the cost of preclinical and clinical trials for the Company's products; the prosecution, defense and enforcement of patent claims and other intellectual property rights; and development of manufacturing, marketing and sales capabilities. The Company has no credit facility or other committed sources of capital. To the extent capital resources are insufficient to meet future capital requirements, the Company will have to raise additional funds to continue the development of its technologies. There can be no assurance that such funds will be available on favorable terms, or at all. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of such securities could result in dilution to the Company's shareholders. If adequate funds are not available, the Company may be required to curtail operations significantly or to obtain funds by entering into collaboration agreements on unattractive terms. The Company's inability to raise capital would have a material effect on the Company's business, financial condition and results of operations. See "Use of Proceeds."

LIMITED MANUFACTURING CAPABILITY; SOLE SOURCE SUPPLIERS

    The Company has limited experience manufacturing products for commercial purposes. To date, the Company has a manufacturing facility capable of providing only limited quantities of probe arrays for internal and collaborative purposes and initial sales of the GeneChip system to the research market. To achieve the production levels of probe arrays necessary for successful commercialization of its products, the Company will need to scale-up its manufacturing facilities and establish more automated manufacturing capabilities and maintain adequate levels of inventory to meet customer needs. The Company may also need to comply with the current good manufacturing practices ("GMPs") prescribed by the United States Food and Drug Administration ("FDA") for sale of products in the United States, ISO standards for sale of products in Europe, as well as other standards prescribed by various federal, state and local regulatory agencies in the United States and other countries. Although the Company does not currently need to comply with GMP to manufacture probe arrays and related instrumentation for sale for research purposes, it may need to be GMP compliant to sell these products to clinical reference laboratories, and it will need to be compliant to sell these products for clinical use. There can be no assurance that manufacturing, inventory and quality control problems will not arise as the Company attempts to scale-up its manufacturing facilities or that such scale-up can be achieved in a timely manner or at commercially reasonable costs.

    The Company's probe array manufacturing process is complex and involves a number of technologies that have never before been combined in the manufacture of a single product. The Company tests only selected probe arrays from each wafer and only selected probes on such probe arrays. It is therefore possible that defective probe arrays might not be identified before they are shipped. After the probe arrays are shipped, only selected probes may be tested by the customer. The Company therefore relies on quality control procedures, including controls on the manufacturing process and sample testing, to verify the correct completion of the manufacturing process. In addition, there may be certain aspects of the Company's manufacturing that are not fully understood and cannot be readily replicated for commercial use. If the Company is unable to manufacture probe arrays on a timely basis because of these or other factors, its business, financial condition and results of operations could be adversely affected.

    As the Company's technologies evolve, new manufacturing techniques and systems will be required. For example, it is anticipated that automated processing systems will be needed to meet the Company's future probe array manufacturing needs. Further, as products requiring increased density are developed, miniaturization of the features on the arrays will be necessary, requiring new or modified manufacturing equipment and processes. Further, the Company's manufacturing equipment requires significant capital investment. Although the Company is planning to build a second manufacturing facility, the Company presently relies on a single manufacturing facility for its probe arrays. This manufacturing facility is subject to natural disasters such as earthquakes and floods. The former are of particular significance since the manufacturing facility is located in an earthquake prone area. In the event that its manufacturing facility were to be affected by accidental or natural disasters, the Company would be unable to manufacture products for sale until the facility was replaced or restored to operation.

    In November 1995, the Company entered into an agreement with RELA, Inc. ("RELA"), a private company, for the supply of fluidics stations. RELA manufactured fluidics stations for the Company pursuant to the agreement until September 1997. In September 1997, the Company terminated the agreement and commenced the manufacture of fluidics stations internally. There can be no assurance that manufacturing and quality control problems will not arise in the manufacture of the fluidics stations by the Company.

    Certain key parts of the GeneChip system, such as the scanner and certain reagents, are currently available only from a single source or a few sources. The Company currently obtains the scanners for its GeneChip probe arrays from HP. The Company is dependent on HP for quality testing and service of this instrument. No assurance can be given that scanners, reagents or other components of the GeneChip system will be available in commercial quantities at acceptable costs. If the Company is required to seek alternative sources of supply, it could be time consuming and expensive. In addition, the Company is dependent on its vendors to provide components of appropriate quality and reliability and to meet applicable regulatory requirements. Consequently, in the event that supplies from these vendors were delayed or interrupted for any reason, the Company's ability to develop and supply its products could be impaired, which could have a material adverse effect on the Company's business, financial condition and results of operations.

LIMITED SALES AND MARKETING EXPERIENCE

    The Company does not have a direct sales force and has only limited experience in sales and marketing. As of September 30, 1997, the Company had placed 38 GeneChip systems, of which only 28 had been sold. The Company has placed only three of its GeneChip systems outside the United States. The Company intends to market its products to pharmaceutical and biotechnology companies, academic research centers and clinical reference laboratories. The Company may be required to enter into collaboration or distribution arrangements to commercialize its products both inside and outside the United States. There can be no assurance that the Company will be able to establish a direct sales force or to establish collaborative or distribution arrangements to market its products. Failure to do so would have a material adverse effect on the Company's business, financial condition and results of operations.

UNCERTAINTIES RELATED TO CONTINUED GOVERNMENT FUNDING

    A significant portion of the Company's products for research use are likely to be sold to universities, government research laboratories, private foundations and other institutions where funding is dependent upon grants from government agencies such as the National Institutes of Health ("NIH"). Research funding by the government, however, may be significantly reduced in the future. Any such reduction may materially affect the ability of the Company's prospective research customers to purchase the Company's products for research use. The Company has received and expects to continue to receive significant funds under various United States government research and technology programs. While the programs are generally multi-year awards, they are subject to a yearly appropriations process in the United States Congress. There can be no assurance that the Company will receive the $15.5 million remaining funding designated for it under the Advanced Technology Program ("ATP") grant, and termination of the ATP grant could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's ATP and NIH grants give the government certain rights to license for its own use inventions resulting from funded work. There can be no assurance that the Company's proprietary position will not be adversely affected should the government exercise these rights.

UNCERTAINTIES RELATED TO THIRD-PARTY REIMBURSEMENT

    The ability of the Company, its collaborators and other pharmaceutical and biotechnology companies to successfully commercialize their products may depend on their ability to obtain adequate levels of reimbursement for certain health care products and services in the United States, Europe and other countries. The availability of third-party reimbursement for such products and services may be limited or uncertain, particularly with respect to genetic tests and other disease management products.

    In the United States, the cost of medical care is funded, in substantial part, by government insurance programs, such as Medicare and Medicaid, and private and corporate health insurance plans. Third-party payors may deny reimbursement if they determine that a prescribed health care product or service has not received appropriate FDA or other governmental regulatory clearances, is not used in accordance with cost-effective treatment methods as determined by the payor, or is experimental, unnecessary or inappropriate. The ability of the Company, its collaborators and other pharmaceutical and biotechnology companies to commercialize certain of their products and services successfully may depend on the extent to which appropriate reimbursement levels for the costs of such products and services are obtained from government authorities, private health insurers and other organizations, such as health maintenance organizations ("HMOs"). Third-party payors are increasingly challenging the prices charged for health care products and services. The trend towards managed health care in the United States and the concurrent growth of organizations such as HMOs, which could control or significantly influence the purchase of health care products and services, as well as legislative proposals to reform health care or reduce government insurance programs, may all result in lower prices for health care products and services commercialized by customers and collaborative partners of the Company. This could reduce the amount of future royalty payments that may be due to the Company on such product sales or services. The cost containment measures that health care providers are instituting and the impact of any health care reform may also adversely affect the profits of the Company's customers and collaborative partners. As a result, pharmaceutical and biotechnology companies may choose to reduce or eliminate certain research and development programs that utilize the Company's products. A reduction of royalty payments to the Company or the reduction or cancellation of research programs that utilize the Company's products could have a material adverse effect on the Company's business, financial condition and results of operations.

GOVERNMENT REGULATION; NO ASSURANCE OF REGULATORY APPROVAL

    The manufacturing, labeling, distribution and marketing of some or all of the Company's disease management products are subject to government regulation in the United States and in certain other countries.

    In the United States, the FDA regulates, as medical devices, most diagnostic tests and in vitro reagents that are marketed as finished test kits or equipment. Some clinical laboratories, however, purchase individual reagents intended for specific analyses, and use those reagents to develop and prepare their own finished diagnostic tests. Although the FDA has not generally exercised regulatory authority over these individual reagents or the finished tests prepared from them by the clinical laboratories, the FDA has proposed a rule that, if adopted, would regulate reagents sold to clinical laboratories as medical devices. The proposed rule would also restrict sales of these reagents to clinical laboratories certified under Clinical Laboratory Improvement Amendments of 1988 ("CLIA") as high complexity laboratories. The Company intends to market some diagnostic products as finished test kits or equipment and others as individual reagents; consequently, some or all of these products may be regulated as medical devices.

    The Food, Drug, and Cosmetic Act requires that medical devices introduced to the United States market, unless exempted by regulation, be the subject of either a premarket notification clearance (known as a "510(k)") or an approved premarket approval ("PMA"). Some of the Company's products and those of its collaborators may require a PMA and others may require a 510(k). With respect to devices reviewed through the 510(k) process, a company may not market a device until an order is issued by the FDA finding the product to be substantially equivalent to a legally marketed device known as a "predicate device." A 510(k) submission may involve the presentation of a substantial volume of data, including clinical data, and may require a substantial review. The FDA may agree that the product is substantially equivalent to a predicate device and allow the product to be marketed in the United States. The FDA, however, may (i) determine that the device is not substantially equivalent and require a PMA, or (ii) require further information, such as additional test data, including data from clinical studies, before it is able to make a determination regarding substantial equivalence. By requesting additional information, the FDA can further delay market introduction of a company's products. If the FDA indicates that a PMA is required for any of the Company's products, the application will require extensive clinical studies, manufacturing information (including demonstration of compliance with GMP requirements) and likely review by a panel of experts outside the FDA. Clinical studies to support either a 510(k) submission or a PMA application would need to be conducted in accordance with FDA requirements. Failure to comply with FDA requirements could result in the FDA's refusal to accept the data or the imposition of regulatory sanctions. FDA review of a PMA application could take significantly longer than that for a 510(k).

    There can be no assurance that the Company or its collaborators will be able to meet the FDA's requirements or that any necessary approval will be received. Once granted, a 510(k) clearance or PMA approval may place substantial restrictions on how the device is marketed or to whom it may be sold. Even where a device is exempted from 510(k) clearance or PMA approval, the FDA may impose restrictions on its marketing. In addition to requiring clearance or approval for new products, the FDA may require clearance or approval prior to marketing products that are modifications of existing products. There can be no assurance that any necessary 510(k) clearance or PMA approval will be granted on a timely basis or at all. FDA imposed restrictions could limit the number of customers to whom particular products could be marketed or what may be communicated about particular products. Delays in receipt of or failure to receive any necessary 510(k) clearance or PMA, or the imposition of stringent restrictions on the Company's labeling and sales of its products could have a material adverse effect on the Company.

    As a medical device manufacturer, the Company would also be required to register and list its products with the FDA. In addition, the Company would be required to comply with the FDA's GMP regulations, which require that medical devices be manufactured and records be maintained in a prescribed manner with respect to manufacturing, testing and control activities. Further, the Company would be required to comply with FDA requirements for labeling and promotion of its medical devices. For example, the FDA prohibits cleared or approved devices from being marketed for uncleared or unapproved uses. In addition, the medical device reporting regulation would require that the Company provide information to the FDA whenever there is evidence to reasonably suggest that one of its devices may have caused or contributed to a death or serious injury, or that there has occurred a malfunction that would be likely to cause or contribute to a death or serious injury if the malfunction were to recur.

    Medical device manufacturers are subject to periodic inspections by the FDA and state agencies. Additionally, the FDA will conduct a preapproval inspection for all PMA devices and in some cases for 510(k) devices as well. If the FDA believes that a company is not in compliance with applicable laws or regulations, it can institute proceedings to issue a warning or other letter apprising of violative conduct, detain or seize products, issue a recall, enjoin future violations and assess civil and criminal penalties against the company, its officers or its employees. In addition, clearances or approvals could be suspended or withdrawn in appropriate circumstances. Failure to comply with regulatory requirements or any adverse regulatory action could have a material adverse effect on the Company.

    Medical device laws and regulations are also in effect in many of the countries in which the Company may do business outside the United States. These range from comprehensive device approval requirements for some or all of the Company's medical device products to requests for product data or certifications. The number and scope of these requirements are increasing. There can be no assurance that the Company will obtain regulatory approvals in such countries or that it will not be required to incur significant costs in obtaining or maintaining its foreign regulatory approvals. In addition, the export by the Company of certain of its products which have not yet been cleared for domestic commercial distribution may be subject to FDA export restrictions. The failure to obtain product approvals in a timely fashion or to comply with state or foreign medical device laws and regulations may have a material adverse impact on the Company. Medical device laws and regulations are also in effect in some states in which the Company does business.

    In addition, federal, state and foreign laws and regulations regarding the manufacture and sale of medical devices are subject to future changes. For example, the FDA has recently made significant changes in its regulations regarding medical device GMPs and is considering changes to other regulations. The Company cannot predict what impact, if any, such changes might have on its business; however, such changes could have a material impact on the Company.

    Any of the Company's customers using its diagnostic devices for clinical use in the United States may be regulated under CLIA. CLIA is intended to ensure the quality and reliability of clinical laboratories in the United States by mandating specific standards in the areas of personnel qualifications, administration, participation in proficiency testing, patient test management, quality control, quality assurance and inspections. The regulations promulgated under CLIA establish three levels of diagnostic tests ("waived," "moderately complex" and "highly complex") and the standards applicable to a clinical laboratory depend on the level of the tests it performs. CLIA requirements may prevent some clinical laboratories from using certain of the Company's diagnostic products. In addition, the FDA has proposed regulation of certain "analyze specific reagents" used in clinical reference laboratories. There can be no assurance that the CLIA regulations and future administrative interpretations of CLIA or future regulatory requirements of the FDA will not have a material adverse impact on the Company by imposing new regulatory requirements or by limiting the potential market for the Company's products.

    The Company is also subject to numerous environmental and safety laws and regulations, including those governing the storage, use and disposal of hazardous and biological materials. Any violation of, and the cost of compliance with, these regulations could have a material adverse effect on the Company's business, financial condition and results of operations.

ETHICAL, LEGAL AND SOCIAL IMPLICATIONS OF GENETIC PREDISPOSITION TESTING

    The Company's success will depend in part upon the Company's ability to develop genetic tests for genes discovered by the Company and others. Genetic tests, such as certain of the Company's GeneChip assays, may be difficult to perform and interpret and may lead to misinformation or misdiagnosis. Further, even when a genetic test identifies the existence of a mutation in an individual, the interpretation of the result is often limited to the identification of a statistical probability that the tested individual will develop the disease or condition for which the test is performed. In addition, once available, such tests may be subject to ethical concerns or reluctance to administer or pay for tests for conditions that are not treatable. Further, it is possible that specific gene-based diagnostic tests marketed by other companies could encounter public resistance, resulting in societal and governmental concerns regarding genetic testing in general.

    The prospect of broadly available genetic predisposition testing has raised issues regarding the appropriate utilization and the confidentiality of information provided by such testing. It is possible that discrimination by insurance companies could occur through the raising of premiums by insurers to prohibitive levels, outright cancellation of insurance or unwillingness to provide coverage to patients shown to have a genetic predisposition to a particular disease. In addition, employers could discriminate against employees with a genetic predisposition to develop a particular disease. Finally, governmental authorities could, for social or other purposes, limit the use of genetic testing or prohibit testing for genetic predisposition to certain conditions which could adversely affect the use of the Company's products. There can be no assurance that ethical concerns about genetic testing will not adversely affect market acceptance of the Company's GeneChip system.

ATTRACTION AND RETENTION OF KEY EMPLOYEES AND SCIENTIFIC ADVISORS

    The Company is highly dependent on the principal members of its management and scientific staff. The loss of services of any of these persons could have a material adverse effect on the Company's product development and commercialization efforts. In addition, recruiting and retaining qualified scientific personnel to perform future research and development work will be critical to the Company's success. There can be no assurance that the Company will be able to attract and retain such personnel.

    Product development and commercialization will require additional personnel in areas such as diagnostic testing, regulatory affairs, manufacturing and marketing. The inability to acquire such services or to develop such expertise could have a material adverse effect on the Company's business, financial condition and results of operations.

    In addition, the Company relies on its scientific advisors to assist the Company in formulating its research and development strategy. All of the scientific advisors are employed by employers other than the Company and have commitments to other entities that may limit their availability to the Company. Some of the Company's scientific advisors also consult for companies that may be competitors of the Company.

EXPOSURE TO PRODUCT LIABILITY CLAIMS

    The Company's business exposes it to potential product liability claims that are inherent in the testing, manufacturing, marketing and sale of human diagnostic and therapeutic products. The Company intends to acquire additional insurance, should it be desirable, for clinical liability risks. There can be no assurance that it will be able to obtain such insurance or general product liability insurance on acceptable terms or at reasonable costs or that such insurance will be in sufficient amounts to provide the Company with adequate coverage against potential liabilities. A product liability claim or recall could have a material adverse effect on the Company's business, financial condition and results of operations.

BROAD DISCRETION IN ALLOCATION AND USE OF PROCEEDS

    The Company expects to use approximately $30.0 million of the net proceeds of the Offerings for capital expenditures to scale up manufacturing capacity, expand facilities for research and development, and for laboratory equipment and information systems. The Company has not yet identified the specific amounts and uses of approximately $28.7 million (approximately 49%) of the net proceeds. The Company's Board of Directors and management will retain broad discretion as to the allocation of the net proceeds of the Offerings. See "Use of Proceeds."

CONTROL BY GLAXO, MANAGEMENT AND RELATED PERSONS

    Glaxo beneficially owns approximately 33% of the Company's outstanding Common Stock and executive officers, directors and principal shareholders (other than Glaxo) beneficially own approximately 7% of the Company's outstanding Common Stock. Accordingly, Glaxo and these shareholders may be able to influence the outcome of shareholder votes, including votes concerning the election of directors, adoption of amendments to the Company's Articles of Incorporation and Bylaws and approval of mergers and other significant corporate transactions. Glaxo and the Company have executed a governance agreement that confers rights on Glaxo in certain circumstances.

ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS

    Certain provisions of the Company's Articles of Incorporation and Bylaws and certain other contractual provisions could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, or control the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. Certain of these provisions allow the Company to issue Preferred Stock with rights senior to those of the Common Stock without any further vote or action by the shareholders, eliminate the right of shareholders to act by written consent which could make it more difficult for shareholders to affect certain corporate actions. These provisions could also have the effect of delaying or preventing a change in control of the Company. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to the holders of Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of the Common Stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the Common Stock.

VOLATILITY OF STOCK PRICE

    The market price of the Company's Common Stock since the Company's initial public offering in June 1996 has increased dramatically and has been highly volatile. In addition to overall stock market fluctuations, factors such as announcements of results of research activities, collaborative agreements, technological innovations, or new commercial products by the Company, collaborative partners or competitors, changes in government regulation, regulatory actions, changes in patent laws, developments concerning proprietary rights, quarterly variations in operating results, litigation and other events may have a significant impact on the market price of the Company's Common Stock. The stock market has from time to time experienced significant price and volume fluctuations which have particularly affected the market prices of the stocks of technology companies, and which may be unrelated to the operating performance of particular companies. Further, there has been particular volatility in the market prices of securities of biotechnology and other life sciences companies.

RISKS AND UNCERTAINTIES REGARDING FORWARD-LOOKING STATEMENTS

    All statements in this Prospectus that are not historical are forward-looking statements that are subject to certain risks and uncertainties. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The Company cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: risks associated with market acceptance of the Company's technology and products; technological change; risks associated with the Company's expansion of operations, management growth, and dependence on key personnel; intense competition; the variation in the Company's operating results; the Company's ability to develop and protect proprietary products and technologies and to enter into collaborative commercial relationships; the Company's future capital requirements; and uncertainties as to the extent of future government regulation of the Company's business. As a result, the Company's future development efforts involve a high degree of risk.

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of shares of Common Stock offered by the Company are estimated to be approximately $58.7 million (approximately $67.5 million if the Underwriters' over-allotment options are exercised in full), based on an assumed offering price of $41.625 per share, less underwriting discounts and commissions and estimated expenses payable by the Company.

    The Company expects to use approximately $30.0 million of the net proceeds of the Offerings for capital expenditures to scale up manufacturing capacity, expand facilities for research and development, and for laboratory equipment and information systems. The Company has not yet identified the specific amounts and uses of approximately $28.7 million (approximately 49%) of the net proceeds. The Company's Board of Directors and management will retain broad discretion as to the allocation of the net proceeds of the Offerings.

    The amounts actually expended for each purpose and the timing of such expenditures will depend upon numerous factors, including payments received under existing and possible future collaborative agreements; the availability of government research grant payments; the progress of the Company's collaborative and independent research and development projects; the costs of preclinical and clinical trials for the Company's products; the prosecution, defense and enforcement of patent claims and other intellectual property rights; and the development of manufacturing, marketing and sales capabilities. Pending such uses, the Company intends to invest the net proceeds of the Offerings in short-term, investment-grade, interest-bearing securities.

                          PRICE RANGE OF COMMON STOCK

    Affymetrix' Common Stock has been traded on the Nasdaq National Market under the symbol "AFFX" since Affymetrix' initial public offering on June 6, 1996. Prior to that time, there was no public market for Affymetrix' Common Stock. On October 16, 1997 the closing price of the Common Stock reported on the Nasdaq National Market was $41.625 per share. As of October 16, 1997, the number of shareholders of record of Affymetrix' Common Stock was 342.

    The high and low sales prices as reported on the Nasdaq National Market during each of the quarters since Affymetrix' Common Stock became publicly traded are set forth below:

                                                                                                LOW       HIGH
                                                                                             ---------  ---------
1996
Second Quarter (beginning June 6, 1996)....................................................  $  14.500  $  17.875
Third Quarter..............................................................................      9.000     19.000
Fourth Quarter.............................................................................     15.875     23.500

                                                                                                LOW       HIGH
                                                                                             ---------  ---------
1997
First Quarter..............................................................................  $  19.750  $  36.375
Second Quarter.............................................................................     20.375     35.250
Third Quarter..............................................................................     29.125     49.875
Fourth Quarter (through October 16, 1997)..................................................     41.250     47.625

                                DIVIDEND POLICY

    The Company has not paid any cash dividends on its Common Stock during the last five fiscal years. The Company currently intends to retain any earnings for use in its business and does not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company (i) as of June 30, 1997 and (ii) as adjusted to reflect the receipt of the estimated net proceeds from the sale of the 1,500,000 shares of Common Stock offered by the Company, at an assumed public offering price of $41.625 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company. This table should be read in conjunction with the financial statements of the Company and the notes thereto included elsewhere in this Prospectus.

                                                                                         JUNE 30, 1997
                                                                                   --------------------------
                                                                                      ACTUAL       ADJUSTED
                                                                                   ------------  ------------
                                                                                         (IN THOUSANDS)
Noncurrent portion of capital lease obligation(1)................................  $        619  $        619
Shareholders' equity:
  Preferred stock; no par value, 27,500,000 shares authorized; no shares issued
    and outstanding..............................................................            --            --
  Common stock; no par value, 50,000,000 shares authorized; 22,623,987 shares issued and outstanding, 24,123,987 shares issued and outstanding, as
    adjusted(2)..................................................................       158,750       217,410
  Notes receivable from officers.................................................           (41)          (41)
  Unrealized gain on available-for-sale securities...............................            15            15
  Deferred compensation..........................................................        (1,087)       (1,087)
  Accumulated deficit............................................................       (54,875)      (54,875)
                                                                                   ------------  ------------
    Total shareholders' equity...................................................       102,762       161,422
                                                                                   ------------  ------------
      Total capitalization.......................................................  $    103,381  $    162,041
                                                                                   ------------  ------------
                                                                                   ------------  ------------

--------------

(1) See Note 6 of Notes to Financial Statements for a description of the Company's obligation under a capital lease.

(2) Excludes (i) 203,881 shares of Common Stock issuable upon exercise of outstanding warrants at an exercise price of $8.25 per share, (ii) 2,920,783 shares issuable upon exercise of outstanding options at September 30, 1997, at a weighted average price of $9.89 per share and (iii) 1,426,341 shares of Common Stock reserved for future issuance under the Stock Plans. See Note 7 of Notes to Financial Statements.

                                    DILUTION

    The net tangible book value of the Company as of June 30, 1997 was $102.8 million or approximately $4.54 per share. Net tangible book value per share represents the amount of the Company's total tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding at June 30, 1997. After giving effect to the estimated net proceeds from the sale by the Company of the 1,500,000 shares of Common Stock offered in the Offerings at an assumed public offering price of $41.625 per share, and deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company, the pro forma net tangible book value of the Company as of June 30, 1997 would have been $161.4 million or approximately $6.69 per share of Common Stock. This represents an immediate increase in net tangible book value of $2.15 per share to existing shareholders and an immediate dilution in pro forma net tangible book value of $34.94 per share to purchasers of Common Stock in the Offerings. The following table illustrates this per share dilution:

Assumed public offering price..............................................             $   41.63
  Pro forma net tangible book value as of June 30, 1997....................       4.54
  Increase attributable to new investors...................................       2.15
                                                                             ---------
Pro forma net tangible book value after the Offerings......................                  6.69
                                                                                        ---------
Dilution to new investors..................................................             $   34.94
                                                                                        ---------
                                                                                        ---------

                            SELECTED FINANCIAL DATA

    The selected statement of operations data set forth below for each of the three years in the period ended December 31, 1996, and the balance sheet data at December 31, 1995 and 1996 are derived from the financial statements which have been audited by Ernst & Young LLP, independent auditors, that are included elsewhere in this Prospectus and are qualified by reference to such Financial Statements and Notes related thereto. The selected statement of operations data for the years ended December 31, 1992 and 1993 and the selected balance sheet data at December 31, 1992, 1993 and 1994 have been derived from the audited financial statements of the Company audited by Ernst & Young LLP, independent auditors, that are not included or incorporated by reference herein. The selected statement of operations data for the six months ended June 30, 1996 and 1997 and the selected balance sheet data as of June 30, 1997 are derived from unaudited financial statements included elsewhere in this Prospectus. The unaudited financial statements include all normal recurring adjustments that the Company considers necessary for the fair presentation of financial position and results of operations for these interim periods. Operating results for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1997. The table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and the Notes related thereto included elsewhere herein.

                                                                                                               SIX MONTHS
                                                                  YEAR ENDED DECEMBER 31,                    ENDED JUNE 30,
                                                   -----------------------------------------------------  --------------------
                                                     1992       1993       1994       1995       1996       1996       1997
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)      (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Product........................................  $      --  $      --  $      --  $      --  $   1,389  $     457  $   1,362
  Contract and grant.............................         43      1,413      1,574      4,625     10,583      3,258      6,188
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total revenue................................         43      1,413      1,574      4,625     11,972      3,715      7,550
Costs and expenses:
  Cost of product revenue........................         --         --         --         --      2,178        707      1,844
  Research and development.......................      4,106      6,566      9,483     12,420     18,762      8,310     12,710
  General and administrative.....................        582        577      2,303      3,833      7,569      3,550      5,815
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total costs and expenses...................      4,688      7,143     11,786     16,253     28,509     12,567     20,369
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
Loss from operations.............................     (4,645)    (5,730)   (10,212)   (11,628)   (16,537)    (8,852)   (12,819)
Interest income (expense), net...................        (15)       138        532        881      4,310      1,154      2,687
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net loss.........................................  $  (4,660) $  (5,592) $  (9,680) $ (10,747) $ (12,227) $  (7,698) $ (10,132)
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
Historical net loss per share....................                                                                    $   (0.45)
                                                                                                                     ---------
                                                                                                                     ---------
Shares used in computing historical net loss per
 share...........................................                                                                       22,594
Pro forma net loss per share(1)..................             $   (0.52) $   (0.55) $   (0.61) $   (0.61) $   (0.43)
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------
Shares used in computing pro forma net loss per
 share(1)........................................                10,715     17,653     17,664     20,131     17,782

                                                                             DECEMBER 31,
                                                        ------------------------------------------------------
                                                          1992       1993       1994       1995        1996
                                                        ---------  ---------  ---------  ---------  ----------
                                                                                                                 JUNE 30,
                                                                                                                -----------
                                                                                                                   1997
                                                                                                                -----------
                                                                                  (IN THOUSANDS)                (UNAUDITED)
BALANCE SHEET DATA:
Cash, cash equivalents, and short-term investments....  $      94  $  20,392  $  17,805  $  38,883  $  108,982   $  94,645
Working capital.......................................       (320)    17,452     15,677     36,070     107,668      93,437
Total assets..........................................        813     22,817     19,861     44,552     118,860     111,500
Long-term obligations.................................        564         --      7,135        948         741         619
Accumulated deficit...................................     (6,497)   (12,089)   (21,769)   (32,516)    (44,743)    (54,875)
Total shareholders' equity (net capital deficiency)...       (181)    19,214      9,170     38,519     112,493     102,762

--------------

(1) See Note 2 of Notes to Financial Statements for an explanation of the determination of the number of shares used in computing pro forma net loss per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements, such as financial projections, information and expectations about the Company's products and markets, which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements, as a result of certain factors, including those set forth under the heading "Risk Factors" and elsewhere herein.

OVERVIEW

    Affymetrix has developed and intends to establish its GeneChip system as the platform of choice for acquiring, analyzing and managing complex genetic information. The business and operations of Affymetrix were commenced in 1991 by Affymax N.V. ("Affymax") and were initially conducted within Affymax. In March 1992, Affymetrix was incorporated as a California corporation and became a wholly-owned subsidiary of Affymax. Beginning in September 1993, Affymetrix issued equity securities which diluted Affymax' shareholding in Affymetrix. In March 1995, Glaxo purchased Affymax, including its then 65% interest in Affymetrix. Glaxo's ownership of Affymetrix at September 30, 1997 was approximately 33%.

    To date, Affymetrix has placed 38 of its GeneChip systems for research use. The Company began shipments of its products for genetic analysis of HIV in April 1996 and for the p53 tumor suppressor gene in July 1997. Payments received for certain systems prior to April 1996 were recorded as contract revenues pursuant to development agreements. Failure of the Company to successfully develop, manufacture and market additional products or to realize product revenues would have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company has incurred operating losses in each year since its inception, including a net loss of approximately $12.2 million during the year ended December 31, 1996 and $10.1 million for the six months ended June 30, 1997. At June 30, 1997, the Company had an accumulated deficit of approximately $54.9 million. The Company's losses have resulted principally from costs incurred in research and development and from general and administrative costs associated with the Company's operations. These costs have exceeded the Company's interest income and revenues, which to date have been generated principally from collaborative research and development agreements, government research grants, cash and short-term investments. The Company expects to incur substantial additional operating losses over the next several years as a result of increases in its expenses for research and product development, manufacturing scale up, expanding sales and marketing and depreciation from capital expenditures.

RESULTS OF OPERATIONS

  SIX MONTHS ENDED JUNE 30, 1997 AND JUNE 30, 1996

    PRODUCT REVENUE. Product revenue was $1.4 million for the six months ended June 30, 1997. In April 1996, Affymetrix commenced commercial sales of the GeneChip system and an HIV probe array for research use. Product revenue of $457,000 was recognized for the six months ended June 30, 1996.

    CONTRACT AND GRANT REVENUE. Contract and grant revenue was $6.2 million for the six months ended June 30, 1997 compared to $3.3 million for the six months ended June 30, 1996. The increase was primarily due to milestone accomplishments with certain collaborative partners and increases in funding from the ATP and NIH grants.

    COST OF PRODUCT REVENUE. Cost of product revenue was $1.8 million for the six months ended June 30, 1997 compared to $707,000 for the six months ended June 30, 1996. Margins fluctuated during the six month periods due primarily to scale-up costs of production.

    RESEARCH AND DEVELOPMENT. Research and development expenses were $12.7 million for the six months ended June 30, 1997 compared to $8.3 million for the same period ending June 30, 1996. The increase in research and development expenses was attributable primarily to the hiring of additional research and development personnel and associated purchases of research supplies. The Company expects research and development spending to increase over the next several years as product development and core research efforts continue to expand.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses were $5.8 million for the six months ended June 30, 1997 compared to $3.6 million for the six months ended June 30, 1996. The increase in general and administrative expenses was attributable primarily to the hiring of additional management personnel, professional fees (primarily legal fees) and overall scale-up of the Company's operations and business development efforts. General and administrative expenses are expected to continue to increase as the Company expands sales and marketing and adds management and support staff.

    NET INTEREST INCOME. Net interest income was $2.7 million for the six months ended June 30, 1997. This compares to net interest income of $1.2 million for the six months ended June 30, 1996. The increase in net interest income was primarily attributable to increased investment balances from the initial public offering in June 1996.

  YEARS ENDED DECEMBER 31, 1996 AND DECEMBER 31, 1995

    PRODUCT REVENUE. In April 1996, Affymetrix commenced commercial sales of the GeneChip system and an HIV probe array for research use. Product revenue of $1.4 million and costs of product revenue of $2.2 million were recognized in the last nine months of 1996 as a result.

    CONTRACT AND GRANT REVENUE. Contract and grant revenue was $10.6 million for 1996 compared to $4.6 million for 1995. The increase was primarily a result of its ATP grant, NIH grant and revenue earned from collaborative agreements with Genetics Institute, HP and bioMerieux.

    RESEARCH AND DEVELOPMENT. Research and development expenses were $18.8 million for 1996 compared to $12.4 million for 1995. The increase in research and development expenses was attributable primarily to the hiring of additional research and development personnel, costs incurred to further product development and increased purchases of research supplies.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses were $7.6 million in 1996 compared to $3.8 million for 1995. The increase in general and administrative expenses was attributable primarily to the hiring of additional management personnel and the incurring of legal and other professional fees in connection with the overall scale-up of operations and business development efforts.

    INTEREST INCOME. Interest income was $4.4 million for 1996 compared to $1.3 million for 1995. The increase resulted from the investment of net proceeds from Affymetrix' private placement of Series B Senior Convertible Preferred Stock in August 1995 and net proceeds from its initial public offering in June 1996. Interest expense decreased to $106,000 for 1996 from $420,000 in 1995 as a result of the conversion of a $6.0 million subordinated convertible promissory note held by Affymax in August 1995.

  YEARS ENDED DECEMBER 31, 1995 AND DECEMBER 31, 1994

    CONTRACT AND GRANT REVENUE. Contract and grant revenue was $4.6 million for 1995 compared to $1.6 million for 1994. The increase was primarily as a result of the Company's ATP grant and revenue earned from collaborative agreements with Genetics Institute and HP.

    RESEARCH AND DEVELOPMENT. Research and development expenses were $12.4 million for 1995 compared to $9.5 million for 1994. The increase in research and development expenses was attributable primarily to the hiring of additional research and development personnel, costs incurred to establish a pilot manufacturing facility, and increased purchases of research supplies.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses were $3.8 million for 1995 compared to $2.3 million for 1994. The increase in general and administrative expenses was attributable primarily to the hiring of additional management personnel and the incurring of legal and other professional fees in connection with the overall scale-up of operations and business development efforts.

    INTEREST INCOME. Interest income was $1.3 million for 1995 compared to $575,000 for 1994. The increase resulted from the investment of net proceeds from Affymetrix' private placement of Series B Senior Convertible Preferred Stock in August 1995. Interest expense resulted from lease financing for manufacturing equipment and facilities.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has financed its operations primarily through the sale of equity securities, contributions from Affymax, government grants, collaborative agreements, and interest income. Proceeds raised through the sale of equity securities include net proceeds of $85.1 million from its initial public offering in June 1996 and aggregate net proceeds of $53.6 million from private placements in August 1995 and September 1993.

    As of June 30, 1997, the Company's cash, cash equivalents and short-term investments were $94.6 million compared to $109.0 million at December 31, 1996. The decrease is primarily attributable to expansion of core research, manufacturing and capital spending, and growth in general and administrative expenses. Net cash used in operating activities was $9.6 million in the first six months of 1997, $11.8 million in 1996, $10.2 million in 1995 and $7.4 million in 1994. The cash used for operations was primarily to fund research and development expenses and manufacturing start-up costs related to the introduction and support of Affymetrix' products.

    In the first six months of 1997, $30.1 million was provided by investing activities. Net cash used by the Company in investing activities was $61.6 million in 1996 and $26.7 million in 1995. In 1994, $1.1 million in cash was provided by investing activities. Capital expenditures totaled $4.4 million in the first six months of 1997, $3.5 million in 1996, $2.3 million in 1995 and $1.2 million in 1994. Purchases of available-for-sale securities were $44.1 million, $149.4 million, $38.4 million and $3.0 million for the first six months of 1997 and in 1996, 1995 and 1994, respectively. Proceeds from sales and maturities of available-for-sale securities were $78.6 million, $91.3 million, $14.0 million and $5.3 million for the first six months of 1997 and in 1996, 1995 and 1994, respectively.

    Net cash provided by financing activities of $85.0 million in 1996, $32.7 million in 1995 and $6.5 million in 1994 are primarily the result of public and private placements of securities, contributions from Affymax and equipment lease financing.

    The Company anticipates that its existing capital resources, together with the net proceeds of the Offerings and interest earned thereon, will enable it to maintain currently planned operations through at least the end of 2000. However, this expectation is based on the Company's current operating plan, which could change, and therefore the Company could require additional funding sooner than anticipated. In addition, the Company expects its capital requirements to increase over the next several years as it expands its facilities and acquires scientific equipment to support expanded manufacturing and research and development efforts. The Company's long-term capital expenditure requirements will depend on numerous factors, including: the progress of its research and development programs; initiation or expansion of research programs; the development of commercial scale manufacturing capabilities; its ability to maintain existing collaborative and customer arrangements and establish and maintain new collaborative and customer arrangements; the costs involved in preparing, filing, prosecuting, defending and enforcing intellectual property rights; the effectiveness of product commercialization activities and arrangements; and other factors.

    As of December 31, 1996, Affymetrix has net operating loss carryforwards for income tax purposes of approximately $31.0 million which will expire at various dates beginning in 2008 through 2011, if not utilized. Because Affymetrix has experienced ownership changes, future utilization of these carryforwards may be subject to certain limitations as defined by Internal Revenue Code and similar state regulations. As a result of the annual limitation, a portion of these carryforwards may expire before ultimately becoming available to reduce income tax liabilities.

                                    BUSINESS

OVERVIEW

    Affymetrix is recognized as a worldwide leader in the field of DNA chip technology. The Company has developed and intends to establish its GeneChip system as the platform of choice for acquiring, analyzing and managing complex genetic information in order to improve the diagnosis, monitoring and treatment of disease. The Company's GeneChip system consists of disposable DNA probe arrays containing gene sequences on a chip, a scanner and other instruments to process the probe arrays, and software to analyze and manage genetic information from the probe arrays. The Company commenced commercial sales of the GeneChip system for research use in April 1996 and currently sells its products to pharmaceutical and biotechnology companies, academic research centers and clinical reference laboratories.

RECENT DEVELOPMENTS

    GENECHIP TECHNOLOGY PLATFORM ESTABLISHED. To date, Affymetrix has placed 38 GeneChip systems for research use. A second generation scanner, manufactured by HP, was introduced in April 1997.

    MANUFACTURING INFRASTRUCTURE OPERATIONAL. The Company's Sunnyvale, California plant, currently capable of producing 80,000 GeneChip probe arrays per year, is being expanded.

    INTELLECTUAL PROPERTY POSITION STRENGTHENED. The Company has been issued 27 United States patents and 78 patent applications are pending. The Company has also licensed rights to important patents related to genetic information and technologies.

    GENOMICS CUSTOMER BASE ESTABLISHED. Customers include Genetics Institute, Inc. ("Genetics Institute"), Glaxo, Hoechst Marion Roussel, Inc. ("Hoechst"), Merck & Co., Inc. ("Merck"), the Parke-Davis division of Warner-Lambert Company ("Parke-Davis"), Pfizer Inc. ("Pfizer") and Pioneer Hi-Bred International, Inc. ("Pioneer Hi-Bred"). In August 1997, F. Hoffmann-La Roche Ltd. ("Roche") became the Company's first EasyAccess-TM- customer.

    DISEASE MANAGEMENT GENECHIP PRODUCTS COMMERCIALIZED. The Company began shipments of its products for genetic analysis of HIV in April 1996 and for the p53 tumor suppressor gene in July 1997.Affymetrix has established collaborations with bioMerieux, Glaxo and OncorMed in bacteriology, virology, and oncology, respectively.

    POLYMORPHISM DISCOVERY AND DATABASE PROJECT INITIATED. Internal and collaborative efforts have identified nearly 2,000 genetic markers. Affymetrix entered into a consortium with Bristol-Myers and Millennium to fund research at the Whitehead Institute to identify novel genetic markers and study their role in disease.

BACKGROUND

  GENES AND DISEASE

    The entire genetic content of an organism is known as its genome. DNA is the molecule that makes up genes and encodes the genetic instructions. These instructions are embodied in the sequence of the four nucleotide bases (A, C, G and T) that are the chemical building blocks of DNA. The DNA molecule is a combination of two strands held together by chemical bonds between nucleotide bases on one strand and the bases on the other strand. Only certain pairs of nucleotide bases can form these bonds: C always pairs with G, and A always pairs with T. Such paired DNA strands are said to be complementary. When two DNA strands are complementary, they can bind together to form a double helix in a process called hybridization. The Company's GeneChip technology relies on this principle of hybridization to analyze complex genetic information.

    Cells carry out their normal biological functions through the genetic instructions encoded in their DNA. This genetic process, known as gene expression, involves several steps. In the first step, nucleotides in a gene are copied into a related nucleic acid molecule called messenger RNA. Messenger RNA instructs the cell to produce proteins. Proteins are molecules that regulate or perform most of the physiological functions of the body. Because the order of nucleotides in each gene is different, each gene directs the production of a different protein. An organism's characteristics are thus ultimately determined by proteins encoded by its DNA.

    Increased awareness of the role of genes in regulating the functions of living organisms has generated a worldwide effort to identify and sequence genes of many organisms, including the estimated three billion nucleotide pairs and 100,000 genes within the human genome. This effort is being led by the Human Genome Project and related academic, government and industry research projects. Once the genes and their nucleotide sequences are identified, it is anticipated that many years of additional research will be required to understand the specific function and role in disease of each of these genes. This research, commonly referred to as genomics, is expected to lead to a new health care paradigm where disease is understood at the molecular level, allowing patients to be diagnosed according to their genetic profile and then treated with drugs designed to work on specific molecular targets.

  GENETIC VARIABILITY

    The diversity of living organisms results from variability in their genomes. Variability stems from differences in the sequences of genes and from differences in levels of gene expression. In order to understand how mutations in particular genes cause disease, scientists must compare both sequence and expression patterns of genes from healthy and diseased individuals. Currently, these efforts are laborious, time consuming and expensive, requiring the repeated sequencing of the same genes from a large number of persons. The Company believes that its GeneChip technology will simplify, accelerate and reduce the cost of analyzing genetic variability (both sequence and expression) and lead to new opportunities in disease management.

    SEQUENCE VARIABILITY. Changes in the sequences of normal genes may be introduced by environmental or other factors, such as errors in replication of genes. These changes are known as polymorphisms, and the affected genes can be passed from generation to generation. In some cases, polymorphisms have no effect on the biology of the organism. However, in other cases, polymorphisms can result in the altered function or expression of the protein encoded by the gene. Such polymorphisms are called mutations. Mutations in single genes have been associated with diseases such as cystic fibrosis, and mutations in multiple genes have been associated with diseases such as cancer and diabetes. By screening for polymorphisms, researchers seek to correlate variability in the sequence of genes with a specific disease. By sequencing a gene of interest from a large number of healthy and diseased persons, researchers are able to correlate specific gene mutations with the disease. A typical polymorphism screening project on one disease might require sequencing 100 genes of 3,000 nucleotide bases each in up to 500 patients, or a total of 150 million bases. Currently, the polymorphism screening process uses gel-based sequencing which cannot efficiently correlate polymorphisms with human disease due to the time and cost required. In contrast, the Company believes that its GeneChip technology is a sufficiently powerful tool to identify sequence variations and has initiated a large scale polymorphism discovery and database project to identify these correlations.

    EXPRESSION VARIABILITY. The genes expressed in a given cell, as well as the timing and levels of their expression, are another basis for genetic variability. Although most cells contain an organism's full set of genes, each cell expresses only a small fraction of this set in different quantities and at different times. The expression of the wrong or defective genes, or the overexpression or underexpression of normal genes have been associated with human diseases, as well as treatment failures in specific patient populations. By identifying genes that are differentially expressed in particular diseases or patient populations, new targets can be identified for which new therapies can then be developed. Expression monitoring may also help demonstrate the likely effectiveness of new as well as existing therapeutic agents and lead to the development of new therapeutics and diagnostic tools. The effectiveness of monitoring gene expression is a function of the quality of the cell population being studied, the number of genes that can be monitored simultaneously, the sensitivity of the method (ability to measure small changes or low levels of gene expression) and the ability of the method used to provide quantitative information. Relative levels of gene expression are currently monitored primarily through a costly and time-consuming process of sequencing many copies of each gene.

OPPORTUNITIES ARISING FROM GENETIC VARIABILITY

    The analysis of genetic variability in organisms is revealing polymorphisms and differences in gene expression levels that correlate with diseases, prognoses for those diseases, and likely therapeutic outcomes. These variations provide new opportunities for therapeutic intervention that can be more efficacious and have fewer side effects than drugs that affect larger portions of one or more biological pathways. The Company believes that by providing a powerful tool to identify appropriate pathways for therapeutic intervention, evaluate lead compounds and assess the efficacy and toxicology of these compounds on biological systems, the GeneChip system can facilitate the drug discovery process.

    In addition to revealing opportunities for the discovery and development of new therapeutics, the understanding of sequence and expression variability in organisms may have the potential to effect a major paradigm shift in disease management and the diagnostics industry. This highly competitive industry is characterized by low margins and large barriers to entry, with substantial pressure to reduce prices exerted by health care providers. Further, information available from many current diagnostics tests often provides insufficient information as to the etiology, prognosis, and potential treatment options for a particular clinical presentation.

    Access to complex genetic information, such as changes in gene sequences or expression levels that have previously been correlated with particular outcomes, has the potential to provide guidance on appropriate therapeutic regimens. The value of this information in reducing total health care costs and improving the quality of life is very high. For example, by determining that a HIV-infected patient on a triple drug combination therapy is resistant to all three drugs, the health care provider can change the therapeutic regimen to include drugs to which the patient is not resistant and thereby reduce or prevent hospitalization costs.

    The use of complex genetic information to manage disease is in its infancy. Current techniques for gathering complex genetic information are time-consuming, require skilled labor, and can analyze only limited lengths of contiguous DNA sequences in a given run. This has prevented any systematic study of how sequence variability and expression variability correlate with particular disease outcomes. The Company believes that new technology, such as the Company's GeneChip system, will be required to utilize complex genetic information in health care.

BUSINESS STRATEGY

    Affymetrix' strategy is to capitalize on its leadership position in the DNA probe array field by applying its GeneChip technology primarily to genomics, disease management and polymorphism discovery. The Company intends to commercialize its GeneChip probe array technology for sale to pharmaceutical and biotechnology companies, academic research centers and clinical reference laboratories by demonstrating its advantages over conventional tools used for DNA sequence and expression monitoring analysis. The Company offers both custom and standard configurations of its GeneChip probe arrays to customers under a variety of access plans tailored to meet customer needs, such as the high-volume EasyAccess program subscribed to by Roche. In addition, the Company will continue to enter into collaborations to expand the utilization and applications of its GeneChip technology. The Company generally structures collaborations to generate research funding and probe array sales, as well as earn future milestone and royalty payments on sales of drugs or other products developed using its GeneChip technology.

APPLICATIONS

    Currently, there are three principal applications of the Company's technology: genomics, disease management and polymorphism discovery.

  GENOMICS

    Genomics is the study of genes and their functions. A fundamental objective of this research is to link gene function with disease. Gene expression monitoring is a valuable tool for identifying these correlations. To facilitate the monitoring of gene expression, the Company designs and manufactures probe arrays with DNA probes that are complementary to sequences within a gene of interest. By synthesizing specific probes for multiple genes on a single probe array, the Company enables researchers to quickly, quantitatively and simultaneously monitor the expression of a large number of genes of interest. By monitoring the expression of such genes at different times, researchers can use the probe arrays to understand the relationship between gene expression and disease progression in particular patient populations. The Company believes that such information will be an important tool in the understanding of gene function and the development of new disease management tools.

    The Company is currently selling expression monitoring GeneChip arrays, each capable of analyzing more than 1,600 human, mouse or yeast genes. Affymetrix is also developing next generation probe arrays that monitor the expression of 7,500 or more genes per probe array. For example, a 7,500 gene probe array is being designed to monitor the expression of all of the human genes for which full length sequences are currently in public databases.

    Affymetrix intends to commercialize the expression monitoring applications of its GeneChip technology for use in identifying and validating novel targets for drug discovery broadly for sale to pharmaceutical, biotechnology, academic research organizations and clinical reference laboratories. The Company is offering different access plans to its technology centered around a pricing model that is based on the number of data points and value of the gene collections being monitored on a particular GeneChip probe array. Actual pricing of the GeneChip expression probe arrays under this model depends on a number of additional factors, including the magnitude of the customer's research effort, whether the genes being monitored are human or from other organisms, whether intellectual property is to be retained, shared or disclosed and whether the Company provides custom chip design or screening services to a customer and the amount of any up-front fees, milestones, royalties or other payments to be received by the Company. For example, the Company's largest supply arrangement to date is with Roche, pursuant to which Roche has gained broad access to the Company's gene expression probe arrays under the EasyAccess plan designed to incent high-volume use.

    To date, the Company has more than a dozen commercial customers for its GeneChip expression probe arrays, including Genetics Institute, Glaxo, Hoechst, Merck, Parke-Davis, Pfizer, Pioneer Hi-Bred, and Roche. In addition, the Company has entered into an alliance with Incyte, pursuant to which the companies are jointly developing and marketing specific databases, probe arrays and services under the LifeChip-TM- trademark.

  DISEASE MANAGEMENT

    Disease management is an emerging field that seeks to improve the effectiveness of health care by collecting information on patients from the time of diagnosis to the end of therapy and subsequently measuring the outcomes of various treatment protocols. Affymetrix believes that a core component of disease management will be the ability to monitor gene expression and provide sequence information from genes implicated in disease. The Company has therefore developed GeneChip assays for this purpose and believes that such assays will facilitate more efficient and effective patient management. The Company is focusing on the development and commercialization of disease management products in infectious diseases, cancer and other areas, including drug metabolism.

    Affymetrix has established partnerships and customer relationships with leading diagnostic companies, clinical reference laboratories and medical research centers to further its disease management strategy. To date, the Company has introduced two disease management GeneChip assays for the research and clinical reference markets: the HIV and p53 GeneChip products. These products provide sequence information from the reverse transcriptase and protease genes of HIV and the p53 tumor suppressor gene, respectively. The Company is working with commercial and academic researchers to correlate specific mutations in these genes with therapeutic outcomes. In the case of HIV, the Company has entered into a collaboration with Glaxo, a world leader in sales of HIV antivirals, to develop a database correlating patient outcomes under varied therapeutic drug regimens with specific mutations in the HIV virus. In oncology, the Company has a collaboration with OncorMed, a leader in the genetic testing reference laboratory business. In bacteriology, the Company has formed a collaboration with bioMerieux, a world leader in providing bacterial identification and antibiotic resistance testing.

    Affymetrix believes that before its GeneChip probe arrays can become widely used tools in disease management, significant additional research including clinical trials supporting FDA registration may be required. Furthermore, additional instrumentation and automation will need to be developed to allow for the handling of the large volumes of testing anticipated in the clinical diagnostic setting. bioMerieux is developing such instrumentation as part of its collaboration with the Company. Affymetrix is also seeking to partner with, or license technology to, other established diagnostic companies to develop, seek regulatory approval, and commercialize probe arrays and instrumentation for broader clinical use.

  POLYMORPHISM DISCOVERY

    As genes in the human genome are identified, sequenced and mapped, the value of understanding the variability of sequences in these genes increases. Researchers must determine the normal sequence of the gene, which mutations exist and whether these mutations correlate with a disease. This currently requires the sequencing of samples from a large number of affected and unaffected individuals. Furthermore, during clinical trials, the Company believes that pharmacogenomics (the understanding of the impact that genetic variation has on therapeutic effectiveness and toxicity) will be increasingly important. Using sequence checking strategies developed by the Company, Affymetrix believes that its GeneChip probe arrays could significantly reduce the cost and time of polymorphism screening, which is currently achieved through more labor intensive gel-based sequencing techniques.

    Affymetrix has recently initiated a major resequencing effort aimed at discovering the most common polymorphisms implicated in prevalent diseases. Through a number of customized applications of its GeneChip technology, the Company believes it is uniquely positioned both to identify a large number of polymorphisms and to detect their presence across broad populations to link this genetic variation to disease. These customized applications may provide rapid analysis of (i) genetic markers, (ii) selected candidate genes potentially implicated in disease, (iii) genes associated with toxic drug reactions and (iv) genes that are existing drug targets. As these efforts are advanced and the variability of these genes is stored in databases, specific polymorphisms can be encoded on GeneChip probe arrays and used for broad-based genotyping. The Company intends to use these genotyping probe arrays to perform genotyping services and to develop large, disease-specific databases correlating mutations with disease. The Company intends to offer access to these databases and genotyping probe arrays to its collaborators.

    As an initial step in its polymorphism discovery efforts, the Company has entered into a consortium with Bristol-Myers and Millennium to fund research at the Whitehead Institute to, among other research programs, identify novel markers and study their role in disease. The Company intends to use these markers, as well as publicly available markers and Affymetrix discovered markers, to develop GeneChip probe arrays that can be used to map genes to their chromosomal locations more rapidly and cost-effectively than is possible with existing technologies. The first such GeneChip mapping array, the GeneChip Poly 2000, is currently under development. The Company intends to market these and other mapping probe arrays to customers to facilitate genetic mapping.

TECHNOLOGY

    Affymetrix' GeneChip probe array technology and systems integrate semiconductor fabrication techniques, solid phase chemistry, molecular biology, software and robotics. The Company's GeneChip system consists of several integrated components: disposable DNA probe arrays containing genetic information on a chip housed in a cartridge, reagents for extracting and labeling target nucleic acid, a fluidics station for introducing the test sample to the probe arrays, a scanner to read the data from the probe arrays, and software to control the instruments and to analyze and manage the genetic information. The GeneChip system is designed for use by pharmaceutical and biotechnology companies, academic research centers and clinical reference laboratories.

  DNA PROBE ARRAYS

    The Company produces its DNA probe arrays using a process based on semiconductor photolithographic fabrication techniques, which enables it to assemble vast amounts of genetic information on a small glass chip called a probe array. The genetic information is contained in sequences of DNA probes that are built on the probe array. The Company believes that this technology enables the efficient use of a large number of DNA probes to analyze DNA or RNA sequences in a test sample.

            [Depiction of photolithographic manufacturing process.]

    The Company uses photolithography to synthesize a large variety of predetermined DNA sequences simultaneously in specific locations on a glass chip. Photolithography is a technique which uses light to create exposure patterns on the glass chip and induce chemical reactions. The process begins by coating the chip with light-sensitive chemical compounds that prevent chemical coupling. The photochemically active molecules are called protecting groups. Lithographic masks, which consist of predetermined patterns that either block or transmit light, are used to selectively illuminate the glass surface of the chip. Only those areas exposed to light are deprotected and thus activated for chemical coupling through removal of the light-sensitive protecting groups. The entire surface is then flooded with a solution containing the first in a series of DNA building blocks (A, C, G or T). Coupling only occurs in those regions which have been deprotected through illumination. The new DNA building block also bears a light-sensitive protecting group so that the cycle can be repeated. This process of exposure to light and subsequent chemical coupling can be repeated on the same chip in order to generate an array of DNA sequences. The intricate illumination patterns allow the Company to build high density arrays of many diverse DNA sequences in a small area. The Company can manufacture a large number of identical DNA probe arrays on a large glass wafer, which is then diced into individual probe arrays.

    Currently, each probe array can be manufactured with thousands of "features." Each feature can contain millions of copies of the same single-stranded DNA sequence, or probe. The patterns of photolithographic masks and the order of DNA building blocks used in the synthesis process dictate the sequence of the probes in each feature on the chip surface. The number of synthesis cycles determines the length of the DNA probes in each feature.

              [Depiction of GeneChip probe array and its feature.]

    The Company's GeneChip technology enables it to synthesize with high density a large number of chemically diverse DNA sequences. Unlike conventional synthesis, which generally uses a linear process to create compounds, the Company's synthesis technology is combinatorial, in that the number of different compounds synthesized grows exponentially with the number of cycles in the synthesis. For example, in a 40 cycle process, Affymetrix has developed a probe array with over one million features, each containing multiple copies of a unique DNA sequence. This process would take over ten million cycles using standard DNA synthesis techniques.

    The function of each single-stranded probe on the GeneChip probe array is to bind to its complementary single strand of DNA or RNA from the patient sample. Each feature on the GeneChip probe array contains identical copies of a single strand of DNA. The nucleic acid to be tested is isolated from a sample, such as blood or biopsy tissue, and fluorescently labeled by one of several standard biochemical methods. The labeled test sample is then washed over the probe array surface to bind or hybridize to the complementary probes if they are present in the probe array. When scanned by the laser in the GeneChip scanner, the hybridized test sample generates a fluorescent signal. The presence, sequence or concentration of the nucleic acid sample can be determined by detecting the relative strength of these signals since the sequence and position of each complementary DNA probe on the probe array are known. The Company currently manufactures probe arrays containing up to 400,000 features.

  INSTRUMENTATION

    The fluidics station controls the introduction of the test sample to the probe array and the hybridization process. A technician places the test sample in a small container in the fluidics station, which introduces the test sample into the cartridge containing the DNA probe array. The technician uses a computer to control the delivery of reagents and the timing and temperature required for hybridization of the test sample to the probe array. The process concludes with a reagent wash that leaves only the hybridized test sample bound to the probe array. The fluidics station can process four probe arrays simultaneously, typically taking less than one hour to process these arrays.

    After completion of hybridization on the fluidics station, the technician places the cartridge in the scanner which reads the probe array. The GeneChip scanner consists of a laser, high resolution optics, robotics to position and scan the cartridge, a fluorescence detector and an interface to a personal computer. The label on the test sample emits fluorescent signals when exposed to the light from the laser. The intensity of the fluorescent signal is recorded by the scanner and stored in the computer. The current scanner, which was developed in collaboration with HP and introduced in April 1997, can read 1.28 cm by 1.28 cm probe arrays with up to 400,000 features.

  SOFTWARE

    The GeneChip product software is supplied as part of the integrated system and runs on a Windows-TM- platform. The fluorescence intensity data captured from the scanner are used in conjunction with computer files containing the sequence and location of all the probes on the probe array to determine the nucleotide sequence of the test sample. For the GeneChip HIV product, the analysis takes less than 90 seconds for one probe array and the resulting sequence is displayed on the computer. Customized software enables the technician to rapidly identify polymorphisms in the test sample and to compare genetic sequences across test samples. Other GeneChip software applications enable custom probe array users to simultaneously evaluate the relative expression levels of thousands of genes. The GeneChip software package is compatible with most database formats.

CUSTOMERS, COLLABORATIVE PARTNERS AND GRANTS

    The Company's strategy regarding customer supply and collaborative agreements is to establish the GeneChip system as the platform of choice for analyzing complex genetic information, expand the applications of the Company's technology and acquire access to complementary technologies and resources, such as manufacturing, distribution and marketing, from its collaborative partners. Accordingly, the Company's agreements emphasize preserving the Company's rights to technological improvements and future business opportunities and obtaining up-front fees or sizeable research funding commitments, as well as commitments to purchase GeneChip systems and probe arrays. The Company's research and development efforts have been supported in part by government grants, including grants from the ATP and NIH. The following table sets forth a list of customers and collaborators with whom the Company has existing agreements, the related products and programs and the commencement dates of the agreements.

                  SUMMARY OF AFFYMETRIX CUSTOMERS AND COLLABORATORS

                                                                       COMMENCEMENT
    CUSTOMER/COLLABORATOR                 PRODUCT/PROGRAM                  DATE
-----------------------------  -------------------------------------  ---------------

Advanced Technology Program    Miniaturized DNA analysis systems      October 1997

bioMerieux                     Bacteriology diagnostics               September 1996

Bristol-Myers, Millennium,     Functional genomics and polymorphism   April 1997
 Whitehead Institute           discovery

DNAX (Schering-Plough)         GeneChip expression technology         July 1997

Genetics Institute             GeneChip expression technology         February 1996

Glaxo                          HIV disease management and genomics    January 1997

Hewlett-Packard                Scanner supply                         February 1997

Hoechst                        GeneChip expression technology         April 1997

Incyte                         LifeChip databases                     August 1997

Merck                          GeneChip expression technology         September 1997

National Institutes of Health  Sequencing and mapping                 August 1995

OncorMed                       Oncology testing services              October 1996

Parke-Davis (Warner-Lambert)   GeneChip expression technology         October 1996

Pfizer                         GeneChip expression technology         July 1997

Pioneer Hi-Bred                GeneChip expression technology         April 1997

Roche                          GeneChip expression technology --      August 1997
                               EasyAccess program

Tularik                        GeneChip expression technology         September 1997

  F. HOFFMANN-LA ROCHE LTD.

    In August 1997, the Company entered into a three-year agreement with Roche and its affiliates for supply of standard and custom expression arrays for use in Roche's worldwide pharmaceutical research and development activities. Pursuant to the agreement, Roche became the Company's first EasyAccess customer, which will allow Roche access to up to tens of thousands of probe arrays and the opportunity to create up to 100 million or more expression datapoints. Under the terms of the agreement, Roche will pay the Company annual subscription fees for such access to the GeneChip expression technology, per probe array fees and any custom design fees.

    Prior to the 1997 agreement, the Company had entered into two agreements with Roche in 1996. In October 1996, the Company signed a demonstration agreement with Roche for the development and supply of a single custom probe array containing bacterial genes. In December 1996, the Company signed a pilot agreement with Roche Bioscience, a division of Syntex (U.S.A.) Inc., for the development and supply of a single custom probe array containing human, rat and mouse genes. The milestones of these agreements were met and the agreements have been concluded.

  GENETICS INSTITUTE INC.

    In December 1995, the Company and Genetics Institute entered into a supply agreement under which the Company agreed to manufacture and supply custom probe arrays based on specific genes identified and selected by Genetics Institute. Pursuant to the agreement, the Company is obligated to develop custom probe arrays until February 1998 and to supply certain minimum quantities of the custom probe arrays developed for Genetics Institute until February 2001. The Company will receive fees for the design and delivery of the custom probe arrays, as well as certain milestone payments and royalties on certain therapeutic compounds, if discovered by Genetics Institute using these probe arrays.

    Pursuant to an earlier collaboration agreement with Genetics Institute entered into in November 1994, Genetics Institute provided research funding to the Company for the development of DNA probe arrays to enable Genetics Institute to discover new genes and uses for genes. The Company has completed performance of the 1994 agreement and, accordingly, development funding under the collaboration agreement has been discontinued. Affymetrix has agreed to supply custom probe arrays developed under the collaboration agreement to Genetics Institute in accordance with the supply agreement. Genetics Institute has all rights to therapeutic compounds discovered through the use of DNA probe arrays provided by the Company, and the Company will receive royalties and milestone payments on certain therapeutic compounds. The Company retains rights to enhancements to the GeneChip system technology developed in the collaboration. The Company and Genetics Institute are negotiating amendments to their existing agreements.

  OTHER SUPPLY AGREEMENTS

    The Company has supply agreements in genomics with several other pharmaceutical and biotechnology companies that cover either standard or custom probe arrays for gene expression or both. Under the terms of these agreements, the Company will receive fees for each probe array, as well as, in some cases, revenue from probe array design fees and instrument and software sales, milestone payments and royalties. Current customers include DNAX Research Institute of Molecular & Cellular Biology, Inc. (a subsidiary of Schering-Plough Corporation) ("DNAX"), Glaxo, Hoechst, Merck, Millennium, OncorMed, Parke-Davis, Pfizer, Pioneer Hi-Bred and Tularik, Inc.

  WHITEHEAD CONSORTIUM

    In April 1997, the Company, Bristol-Myers and Millennium entered into a corporate consortium to fund a five-year research program in functional genomics at the Whitehead Institute. The new program, under the direction of Dr. Eric S. Lander, Director of the Whitehead Institute, seeks to advance the development of gene-based technologies for research and health care.

    Under the terms of the consortium agreement, Affymetrix, Bristol-Myers and Millennium will support a program of research initiated by scientists at the Whitehead Institute to develop the next generation of genomics technologies for the scientific community. The three companies will provide funds and technology totaling approximately $8.0 million per year for five years to the Whitehead Institute. Scientists at the companies will also collaborate with scientists at the Whitehead Institute to identify novel genetic markers and develop new genomics tools. In return, Affymetrix, Bristol-Myers and Millennium will receive certain licensing rights to inventions funded by the consortium or emerging from the use of contributed technology, subject to the payment of cross royalties. Affymetrix has exclusive rights to commercialize consortium inventions related to nucleic acid probe arrays and joint rights with Millennium to commercialize diagnostic products and services and certain other products that may arise from the consortium.

  BIOMERIEUX VITEK, INC.

    In September 1996, the Company and bioMerieux entered into a five-year collaborative development agreement and associated supply agreement for probe arrays to identify the species and drug resistance profiles of bacteria causing human infection. As part of the collaboration, bioMerieux is developing instrumentation for the use of these probe arrays in a clinical diagnostic setting. The agreement provides that the Company will not market or provide probe arrays for such tests to others that are in a format that would reasonably be considered approvable by the FDA for clinical diagnostic use. Under the terms of the agreements, bioMerieux provides research and development support and will make payments to Affymetrix upon achievement of certain milestones. Three such milestones have been met to date. In addition, bioMerieux will pay specified prices for the supply of probe arrays and royalties on any resulting products.

  HEWLETT-PACKARD COMPANY

    The Company entered into a collaborative agreement with HP in November 1994, which was amended in February 1997. Under the terms of the agreement, HP manufactures scanners for Affymetrix. Affymetrix has all marketing rights for its GeneChip products, including the scanners. The agreement provides for cooperation between Affymetrix and HP for worldwide distribution and instrument services. Pursuant to the agreement, HP is required to supply all the Company's forecasted requirements for scanners until February 2000 and Affymetrix is required to purchase a minimum number of scanners from HP during the same three-year period.

  INCYTE PHARMACEUTICALS, INC.

    In November 1996, Incyte and the Company entered into a joint program to develop and commercialize novel and disease-specific gene expression databases and services. This agreement is an expansion of a feasibility agreement initiated in April 1996. Under the terms of the agreement, novel and disease-specific genes will be selected from Incyte's LifeSeq-TM- genomic databases to generate DNA probe arrays using the GeneChip system. The resulting LifeChip products will allow the generation of information on the preselected genes across biological specimens to identify molecules and expression patterns associated with human disease. Initially, probe arrays derived from LifeSeq information will be designed for use in such fields as prostate and breast cancer, inflammation, and G-protein coupled receptor pathways. The Company and Incyte will share all profits and co-own the intellectual property generated under the collaboration. The agreement may be terminated by either company upon 30 days written notice.

  ADVANCED TECHNOLOGY PROGRAM (UNITED STATES DEPARTMENT OF COMMERCE)

    In October 1994, the Company and Molecular Dynamics Inc. ("Molecular Dynamics") were awarded a $31.5 million five-year grant to develop novel point-of-care diagnostic systems under the ATP. Pursuant to the grant, $20.8 million is designated for the Company and its subcontractors and $10.7 million for Molecular Dynamics and its subcontractors subject to the requirement of each company to match such funding. The grant specifies the development of an advanced miniaturized nucleic acid diagnostic device intended to reduce the costs and increase the speed and reliability of DNA diagnostic tests. The device would be used in point-of-care settings, such as hospitals, clinics and doctors' offices and would require FDA approval. The Company has successfully developed a prototype of the device and is pursuing further development. There can be no assurance that the device will be successfully developed or, if developed, that it will receive regulatory approval or be successfully marketed.

    The research agreements between the Company and its subcontractors under the ATP grant (the University of California, Stanford University and the University of Washington) require that the universities assign the rights to any project inventions made by them to the Company, subject to specified royalty payments. The ATP agreement provides that the Company and Molecular Dynamics retain rights in their respective fields to intellectual property developed as part of the project.

    The ATP grant is administered by the United States Department of Commerce. As of June 30, 1997, the Company had recognized $5.3 million in revenue under the ATP grant. The grant is subject to yearly appropriations by the United States Congress for the ATP program. There can be no assurance that funding for the ATP program will not be reduced or eliminated at any time. The reduction or elimination of the ATP grant could have a material adverse effect on the Company's business, financial condition and results of operations.

  NATIONAL INSTITUTES OF HEALTH

    In August 1995, the Company was awarded a $6.0 million, three-year grant from the NIH National Center for Human Genome Research, for a project entitled "Sequencing and Mapping with DNA Probe Arrays." As of June 30, 1997, the Company had recognized revenue of $2.3 million related to the grant. Under the project, the Company is developing applications of DNA probe arrays for larger scale gene sequencing and creating a laboratory at the Company for use by outside researchers. The grant also includes a subcontract with Stanford University to continue research and development of the DNA probe array technology. There can be no assurance that the NIH will obtain the necessary funding from the United States Congress to continue to fund this grant.

MANUFACTURING

    The Company's current strategy is to manufacture its disposable DNA probe arrays and fluidics stations in-house and contract with third-party suppliers to manufacture the scanner for its GeneChip system.

    The Company is currently manufacturing limited quantities of probe arrays for internal and collaborative purposes and for initial research only product sales. Currently, the Company has the capacity to produce approximately 80,000 probe arrays annually at its existing manufacturing facility located in Sunnyvale, California. Expansion is underway to increase this facility's capacity to more than 400,000 probe arrays annually during 1998. The Company is also currently seeking to establish a second manufacturing site that will further increase its manufacturing capacity and reduce operating risks. The Company expects that this facility will be operative by the end of 1999. See "Risk Factors--Limited Manufacturing Capability; Sole Source Suppliers."

    The Company's probe array manufacturing process involves wafer preparation, probe synthesis, dicing of synthesized wafers into chips, assembly of chips into cartridges, and quality control. Affymetrix has developed software programs that semi-automatically design photolithographic masks used in probe array manufacturing and control the probe array manufacturing lines. Glass wafers are prepared for synthesis through the application of chemical coatings. DNA probes are synthesized on the wafers using the Company's proprietary photolithographic process. The completed wafers are then diced to yield individual probe arrays, which are assembled into disposable cartridges and packaged for shipment. There can be no assurance that manufacturing and quality control problems will not arise as the

Company attempts to scale-up its manufacturing facilities or that such scale-up can be achieved in a timely manner or at commercially reasonable costs.

    The Company relies on outside vendors to manufacture its scanners. The Company's first generation scanner, which can read up to 64,000 features per
1.28 cm by 1.28 cm probe array was manufactured for the Company by Molecular Dynamics. The Company's second generation scanner, developed in collaboration with HP and introduced in April 1997, can read probe arrays with up to 400,000 features per 1.28 cm by 1.28 cm probe array.

    In November 1995, the Company entered into an agreement with RELA, a private company, for the supply of fluidics stations. RELA manufactured fluidics stations for the Company pursuant to the agreement until September 1997. In September 1997, the Company terminated the agreement and commenced the manufacture of fluidics stations internally.

    The GeneChip system is a complex set of instruments and includes DNA probe arrays, which are produced in an innovative and complicated manufacturing process. Due to the complexity and limited operating history of these products, the Company anticipates that additional technical problems may occur or be discovered as more systems are placed into operation. If these problems cannot be readily addressed, they could cause delays in shipments, warranty expenses and damages to customer relationships.

    Although the Company does not currently need to comply with GMP to manufacture probe arrays and related instrumentation for sale for research purposes only, it may need to be GMP compliant to sell these products to clinical reference laboratories and it will need to be compliant to sell these products for clinical use.

SALES AND MARKETING

    The base price of the Company's GeneChip system (scanner, software, workstation and fluidics station) starts at approximately $135,000. The Company's HIV probe arrays, currently being sold commercially for research use, are priced at $45 per array, with two arrays (one for each strand of DNA) presently used per test. The Company's p53 GeneChip assay is being sold for research use at $100 per array. The Company is offering different access plans to its expression technology centered around a pricing model that is based on the number of data points and value of the collection of genes being monitored on a particular GeneChip probe array. Actual pricing depends on several factors, including: the magnitude of the research effort, whether the genes being monitored are human or those of other organisms, whether intellectual property is to be retained, shared or disclosed, whether the Company provides custom probe array design or screening services to a customer and the amount of any up-front fees, milestones, royalties or other payments to be received by the Company.

    The Company is currently directly marketing the GeneChip system and probe arrays for genomics and disease management applications to its customers and collaborators. To augment these efforts the Company intends to enter into arrangements with agents and distributors. The Company's near term strategy is to commercialize the GeneChip system for research use only and to seek regulatory approval for and to commercialize GeneChip probe arrays for clinical use through partnerships with established firms in the diagnostics industry. The Company believes that the primary market for genomics and disease management GeneChip applications will be pharmaceutical and biotechnology companies, academic research centers and clinical reference laboratories. As of September 30, 1997, the Company had placed 38 GeneChip systems for research use.

    Affymetrix has marketing and technical support groups to promote and service its GeneChip products, which the Company intends to expand as necessary. In addition, the Company has retained a marketing communications firm with expertise in biotechnology to assist it in its promotional activities.

    The Company anticipates a long sales cycle to market the GeneChip system to its potential customers. There can be no assurance that the Company will be able to establish agency or distribution arrangements to market its products. See "Risk Factors--Limited Sales and Marketing Experience."

RESEARCH AND DEVELOPMENT

    The Company believes that substantial investment in research and development is essential to obtaining a long-term competitive position in the genomics, disease management and polymorphism discovery fields. Affymetrix focuses on four types of research and development: applied research, primarily aimed at generating polymorphism databases; core technology development, such as the design of fully integrated systems for complex genetic information management; novel manufacturing methods to improve the efficiency of the Company's probe array production processes; and basic research to explore and expand the potential uses of DNA probe arrays and to discover new technologies.

  APPLIED RESEARCH

    Affymetrix is focusing its applied research efforts on the development of assays and databases to link genetic polymorphisms to human disease. The Company believes that such databases will ultimately lead to the discovery of novel therapeutics and the identification of diagnostic markers useful in cost-effective disease management. The Company has established a relationship with the Whitehead Institute at MIT to identify genetic markers that can be used to rapidly obtain high-resolution maps of individual human genomes and thereby identify differences among those genomes that are characteristic of particular diseases.

  CORE TECHNOLOGY DEVELOPMENT

    The Company conducts research in several core areas, including the development of miniaturized immobilized nucleic acid detection devices. The intent of these development programs is to create advanced systems for complex genetic information and products that can eventually be developed by diagnostic partners for use in hospitals, clinical reference laboratories, and point-of-care testing.

  NOVEL MANUFACTURING METHODS

    The Company conducts research aimed at improving the photolithographic manufacturing process currently employed in the production of the Company's GeneChip probe arrays. The Company is also pursuing research aimed at further improving its manufacturing technology. In the Company's photoresistance manufacturing research program, the Company has demonstrated an ability to manufacture probe arrays with sub-5 micron feature sizes.

  BASIC RESEARCH

    Affymetrix' basic research efforts are focused on expanding the applications of the GeneChip technology and developing related new technologies. These efforts include improving the sensitivity of the GeneChip assays, increasing information capacity per probe array and simplifying the process for conducting highly complex assays.

    The Company's research and development expenses for the years ended December 31, 1994, 1995, and 1996 were $9.5 million, $12.4 million, and $18.8 million, respectively. For the six months ended June 30, 1996 and 1997, research and development expenses were $8.3 million and $12.7 million, respectively.

INTELLECTUAL PROPERTY

    Affymetrix has been issued 27 patents in the United States and holds over 78 pending United States patent applications. Many of these patents and applications have been filed and/or issued in one or more foreign countries. Affymetrix also relies upon copyright protection, trade secrets, know-how, continuing technological innovation and licensing opportunities to develop and maintain its competitive position. The Company's success will depend in part on its ability to obtain patent protection for its products and processes, to preserve its copyrights and trade secrets, to operate without infringing the proprietary rights of third parties and to acquire licenses related to enabling technology or products.

    The Company is party to various option and license agreements with third parties (including Stanford University, Scientific Generics, Ltd., Concordia University, OncorMed and the University of California) which give it rights to use certain technologies. Failure of the Company to maintain rights to such technology could have a material adverse effect on the Company's business, financial condition and results of operations. For example, inability of the Company to exercise the option for Stanford University technology relating to HIV under commercially reasonable terms could have an adverse effect on the ability of the Company to sell its HIV probe assays.

    The patent positions of pharmaceutical and biotechnology companies, including the Company, are generally uncertain and involve complex legal and factual questions. There can be no assurance that any of the Company's pending patent applications will result in issued patents, that the Company will develop additional proprietary technologies that are patentable, that any patents issued to the Company or its strategic partners will provide a basis for commercially viable products or will provide the Company with any competitive advantages or will not be challenged by third parties, or that the patents of others will not have an adverse effect on the ability of the Company to do business. In addition, patent law relating to the scope of claims in the technology fields in which the Company operates is still evolving. The degree of future protection for the Company's proprietary rights, therefore, is uncertain. Furthermore, there can be no assurance that others will not independently develop similar or alternative technologies, duplicate any of the Company's technologies, or, if patents are issued to the Company, design around the patented technologies developed by the Company. In addition, the Company could incur substantial costs in litigation to defend itself in patent suits brought by third parties, or if it initiates such suits.

    The commercial success of the Company also depends in part on the Company neither infringing patents or proprietary rights of third parties nor breaching any licenses that may relate to the Company's technologies and products. For example, the Company, its collaborators and customers may need to acquire a license for an amplification technology to use the GeneChip system in certain applications, and there is no assurance such a license will be available on commercially reasonable terms. Furthermore, the Company is aware of third-party patents that may relate to the Company's technology, including reagents used in probe array synthesis and in probe array assays, probe array scanners, synthesis techniques, oligonucleotide amplification techniques, assays, and probe arrays. There can be no assurance that the Company will not infringe on these patents or other patents or proprietary rights of third parties or that the Company would be able to obtain a license to such patents or proprietary rights on commercially acceptable terms, if at all. In addition, the Company has received and may in the future receive a notice claiming infringement from third parties as well as invitations to take licenses under third party patents.

    The Company is aware of patents and patent applications owned by Isis Innovation Ltd. (E.M. Southern) that may relate to the Company's technology. The Company has opposed two such allowed European patents. One such patent has also been issued in the United States, and the Company is aware that others are pending and may issue. One of the allowed European applications has broad claims to certain array related technology, which claims have been opposed by the Company. If a United States patent relating to arrays issues with claims as broad as the European patent, the Company could be subject to infringement claims that could delay or preclude sales of some or all of its products, which would have a material adverse effect on the Company's business, financial condition and results of operations. If the Company were required to obtain a license to any such patent, there can be no assurance that such license could be acquired on commercially acceptable terms, if at all.

    On March 3, 1997, Hyseq filed a lawsuit in United States District Court for the Northern District of California (San Jose Division) alleging that certain Affymetrix products infringe United States patents 5,202,231 and 5,525,464. The Hyseq action and any other legal action against the Company or its collaborative partners claiming damages and seeking to enjoin commercial activities relating to the affected products and processes could, in addition to subjecting the Company to potential liability for damages, require the Company or its collaborative partners to obtain a license in order to continue to manufacture or market the affected products and processes. While the Company believes that the Hyseq complaint is without merit, there can be no assurance that the Company will prevail in the Hyseq action or that the Company or its collaborative partners will prevail in any other action, nor can there be any assurance that any license (including licenses proposed by third parties) required would be made available on commercially acceptable terms, if at all.

    There are a significant number of United States and foreign patents and patent applications in the Company's areas of interest, and the Company believes that there may be significant litigation in the industry regarding patent and other intellectual property rights. The Hyseq action and any other such litigation could consume substantial managerial and financial resources, which could have a material adverse effect on the Company's business, financial condition and results of operations. Further, because of the substantial amount of discovery required in connection with any such litigation, there is a risk that confidential information could be compromised by disclosure.

    Others may have filed and in the future are likely to file patent applications that are similar or identical to those of the Company or those of its licensors. To determine the priority of inventions, the Company may have to participate in interference proceedings declared by the United States Patent and Trademark Office that could result in substantial cost to the Company. No assurance can be given that any such patent application will not have priority over patent applications filed by the Company.

    The enactment of legislation implementing the General Agreement on Trade and Tariffs has resulted in certain changes in United States patent laws that became effective on June 8, 1995. Most notably, the term of patent protection for patent applications filed on or after June 8, 1995 is no longer a period of seventeen years from the date of grant. The new term of United States patents will commence on the date of issuance and terminate twenty years after the earliest effective filing date of the application. Because the time from filing to issuance of biotechnology patent applications in the Company's area of interest is often more than three years, a twenty-year term after the effective date of filing may result in a substantially shortened term of the Company's patent protection, which may adversely affect the Company's patent position.

    The Company also relies upon copyright and trade secret protection for its confidential and proprietary information. There can be no assurance, however, that such measures will provide adequate protection for the Company's trade secrets or other proprietary information. In addition, there can be no assurance that proprietary information will not be disclosed, that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's copyrights and trade secrets or disclose such technology, or that the Company can effectively protect its trade secrets.

    The Company's academic collaborators have certain rights to publish data and information in which the Company has rights. There is considerable pressure on academic institutions to publish discoveries in the genetics and genomics fields. There can be no assurance that such publication would not adversely affect the Company's ability to obtain patent protection for some genes in which it may have a commercial interest.

GOVERNMENT REGULATION

    The manufacturing, labeling, distribution and marketing of some or all of the Company's disease management products are subject to government regulation in the United States and in certain other countries.

    In the United States, the FDA regulates, as medical devices, most diagnostic tests and IN VITRO reagents that are marketed as finished test kits or equipment. Some clinical laboratories, however, purchase individual reagents intended for specific analyses, and use those reagents to develop and prepare their own finished diagnostic tests. Although the FDA has not generally exercised regulatory authority over these individual reagents or the finished tests prepared from them by the clinical laboratories, the FDA has proposed a rule that, if adopted, would regulate reagents sold to clinical laboratories as medical devices. The proposed rule would also restrict sales of these reagents to clinical laboratories certified under CLIA as high complexity laboratories. The Company intends to market some diagnostic products as finished test kits or equipment and others as individual reagents; consequently, some or all of these products may be regulated as medical devices.

    The Food, Drug, and Cosmetic Act requires that medical devices introduced to the United States market, unless exempted by regulation, be the subject of either a premarket notification clearance (known as a "510(k)") or PMA. Some of the Company's products and those of its collaborators may require a PMA and others may require a 510(k). With respect to devices reviewed through the 510(k) process, a company may not market a device until an order is issued by the FDA finding the product to be substantially equivalent to a legally marketed device known as a "predicate device." A 510(k) submission may involve the presentation of a substantial volume of data, including clinical data, and may require a substantial review. The FDA may agree that the product is substantially equivalent to a predicate device and allow the product to be marketed in the United States. The FDA, however, may (i) determine that the device is not substantially equivalent and require a PMA, or (ii) require further information, such as additional test data, including data from clinical studies, before it is able to make a determination regarding substantial equivalence. By requesting additional information, the FDA can further delay market introduction of a company's products. If the FDA indicates that a PMA is required for any of the Company's products, the application will require extensive clinical studies, manufacturing information (including demonstration of compliance with GMP requirements) and likely review by a panel of experts outside the FDA. Clinical studies to support either a 510(k) submission or a PMA application would need to be conducted in accordance with FDA requirements. Failure to comply with FDA requirements could result in the FDA's refusal to accept the data or the imposition of regulatory sanctions. FDA review of a PMA application could take significantly longer than that for a 510(k).

    There can be no assurance that the Company or its collaborators will be able to meet the FDA's requirements or that any necessary approval will be received. Once granted, a 510(k) clearance or PMA approval may place substantial restrictions on how the device is marketed or to whom it may be sold. Even where a device is exempted from 510(k) clearance or PMA approval, the FDA may impose restrictions on its marketing. In addition to requiring clearance or approval for new products, the FDA may require clearance or approval prior to marketing products that are modifications of existing products. There can be no assurance that any necessary 510(k) clearance or PMA approval will be granted on a timely basis or at all. FDA imposed restrictions could limit the number of customers to whom particular products could be marketed or what may be communicated about particular products. Delays in receipt of or failure to receive any necessary 510(k) clearance or PMA, or the imposition of stringent restrictions on the Company's labeling and sales of its products could have a material adverse effect on the Company.

    As a medical device manufacturer, the Company would also be required to register and list its products with the FDA. In addition, the Company would be required to comply with the FDA's GMP regulations, which require that medical devices be manufactured and records be maintained in a prescribed manner with respect to manufacturing, testing and control activities. Further, the Company would be required to comply with FDA requirements for labeling and promotion of its medical devices. For example, the FDA prohibits cleared or approved devices from being marketed for uncleared or unapproved uses. In addition, the medical device reporting regulation would require that the Company provide information to the FDA whenever there is evidence to reasonably suggest that one of its devices may have caused or contributed to a death or serious injury, or that there has occurred a malfunction that would be likely to cause or contribute to a death or serious injury if the malfunction were to recur.

    Medical device manufacturers are subject to periodic inspections by the FDA and state agencies. Additionally, the FDA will conduct a preapproval inspection for all PMA devices and in some cases for 510(k) devices as well. If the FDA believes that a company is not in compliance with applicable laws or regulations, it can institute proceedings to issue a warning or other letter apprising of violative conduct, detain or seize products, issue a recall, enjoin future violations and assess civil and criminal penalties against the company, its officers or its employees. In addition, clearances or approvals could be suspended or withdrawn in appropriate circumstances. Failure to comply with regulatory requirements or any adverse regulatory action could have a material adverse effect on the Company.

    Medical device laws and regulations are also in effect in many of the countries in which the Company may do business outside the United States. These range from comprehensive device approval requirements for some or all of the Company's medical device products to requests for product data or certifications. The number and scope of these requirements are increasing. There can be no assurance that the Company will obtain regulatory approvals in such countries or that it will not be required to incur significant costs in obtaining or maintaining its foreign regulatory approvals. In addition, the export by the Company of certain of its products which have not yet been cleared for domestic commercial distribution may be subject to FDA export restrictions. The failure to obtain product approvals in a timely fashion or to comply with state or foreign medical device laws and regulations may have a material adverse impact on the Company. Medical device laws and regulations are also in effect in some states in which the Company does business.

    In addition, federal, state and foreign laws and regulations regarding the manufacture and sale of medical devices are subject to future changes. For example, the FDA has recently made significant changes in its regulations regarding medical device GMPs and it is considering changes to other regulations. The Company cannot predict what impact, if any, such changes might have on its business; however, such changes could have a material impact on the Company.

    Any of the Company's customers using its diagnostic devices for clinical use in the United States may be regulated under CLIA. CLIA is intended to ensure the quality and reliability of clinical laboratories in the United States by mandating specific standards in the areas of personnel qualifications, administration, participation in proficiency testing, patient test management, quality control, quality assurance and inspections. The regulations promulgated under CLIA establish three levels of diagnostic tests ("waived," "moderately complex" and "highly complex") and the standards applicable to a clinical laboratory depend on the level of the tests it performs. CLIA requirements may prevent some clinical laboratories from using certain of the Company's diagnostic products. In addition, the FDA has proposed regulation of certain "analyte specific reagents" used in clinical reference laboratories. There can be no assurance that the CLIA regulations and future administrative interpretations of CLIA or future regulatory requirements of the FDA will not have a material adverse impact on the Company by imposing new regulatory requirements or by limiting the potential market for the Company's products.

    The Company is also subject to numerous environmental and safety laws and regulations, including those governing the use storage and disposal of hazardous and biological materials. Any violation of, and the cost of compliance with, these regulations could have a material adverse effect on the Company's business, financial condition and results of operations.

REIMBURSEMENT

    The ability of the Company, its collaborators and other pharmaceutical and biotechnology companies to successfully commercialize their products may depend on their ability to obtain adequate levels of reimbursement for certain health care products and services in the United States, Europe and other countries. The availability of third-party reimbursement for such products and services may be limited or uncertain, particularly with respect to genetic tests and other disease management products.

    In the United States, the cost of medical care is funded, in substantial part, by government insurance programs, such as Medicare and Medicaid, and private and corporate health insurance plans. Third-party payors may deny reimbursement if they determine that a prescribed health care product or service has not received appropriate FDA or other governmental regulatory clearances, is not used in accordance with cost-effective treatment methods as determined by the payor, or is experimental, unnecessary or inappropriate. The ability of the Company, its collaborators and other pharmaceutical and biotechnology companies to commercialize certain of their products and services successfully may depend on the extent to which appropriate reimbursement levels for the costs of such products and services are obtained from government authorities, private health insurers and other organizations, such as HMOs. Third-party payors are increasingly challenging the prices charged for health care products and services. The trend towards managed health care in the United States and the concurrent growth of organizations such as HMOs, which could control or significantly influence the purchase of health care products and services, as well as legislative proposals to reform health care or reduce government insurance programs, may all result in lower prices for health care products and services commercialized by customers and collaborative partners of the Company. This could reduce the amount of future royalty payments that may be due to the Company on such product sales or services. The cost containment measures that health care providers are instituting and the impact of any health care reform may also adversely affect the profits of the Company's customers and collaborative partners. As a result, pharmaceutical and biotechnology companies may choose to reduce or eliminate certain research and development programs that utilize the Company's products. A reduction of royalty payments to the Company or the reduction or cancellation of research programs that utilize the Company's products could have a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION

    Competition in genomics, disease management and polymorphism discovery is intense and expected to increase. Further, the technologies for discovering genes and polymorphisms associated with significant diseases and approaches for commercializing those discoveries are new and rapidly evolving.

    Currently, the Company's principal competition comes from existing technologies that are used to perform many of the same functions for which the Company plans to market its GeneChip systems. In the diagnostic field, these technologies are provided by established diagnostic companies such as Abbott Laboratories, Roche Boehringer Mannheim, Johnson & Johnson and SmithKline Beecham plc. These technologies include a variety of established assays, such as immunoassays, histochemistry, flow cytometry and culture, and newer DNA probe diagnostics to analyze certain limited amounts of genetic information.

    In the genomics and polymorphism discovery fields, existing competitive technologies include gel-based sequencing using instruments provided by companies such as the Applied Biosystems division of Perkin-Elmer and Amersham Pharmacia Biotech Ltd. In order to compete against existing technologies, the Company will need to demonstrate to potential customers that the GeneChip system provides improved performance and capabilities. Future competition in these fields will likely come from existing competitors as well as other companies seeking to develop new technologies for sequencing and analyzing genetic information. In addition, pharmaceutical and biotechnology companies, such as Genome Therapeutics, Genset, HGS, Incyte, Millennium, Myriad and Sequana have significant needs for genomic information and may choose to develop or acquire competing technologies to meet these needs. Other companies such as Digital Gene Technologies, CuraGen, Gene Logic, Hyseq, Nanogen, Synteni and Visible Genetics also are developing or have developed DNA probe based assays or other products and services, some of which may be competitive with those of the Company.

    The market for disease management products derived from gene discovery is currently limited and will be highly competitive. Many companies are developing and marketing DNA probe tests for genetic and other diseases. Other companies are conducting research on new technologies for diagnostic tests based on advances in genetic information. Established diagnostic companies could provide significant competition to Affymetrix through the development of new products. These companies have the strategic commitment to diagnostics, the financial and other resources to invest in new technologies, substantial intellectual property portfolios, substantial experience in new product development regulatory expertise, manufacturing capabilities and the distribution channels to deliver products to customers. These companies also have an installed base of instruments in several markets, including clinical and reference laboratories, which are not compatible with the GeneChip system. In addition, these companies have formed alliances with genomics companies which provide them access to genetic information that may be incorporated into their diagnostic tests.

EMPLOYEES

    As of September 30, 1997, Affymetrix had 217 full-time employees, 46 of whom hold Ph.D. or M.D. degrees. The employee group includes chemists, engineers, computer scientists, mathematicians and molecular biologists with experience in the diagnostic products, medical products, semiconductor, computer software and electronics industries. None of the Company's employees is represented by a collective bargaining agreement, nor has the Company experienced work stoppages. The Company believes that it maintains good relationships with its employees. Affymetrix' success will depend in large part on its ability to attract and retain skilled and experienced employees. There can be no assurance that the Company will be successful in hiring or retaining qualified personnel, and its failure to do so could have a material adverse impact on the Company's business, financial condition and results of operations.

FACILITIES

    Affymetrix leases two facilities in Santa Clara, California totaling 101,000 square feet for research laboratories and administrative offices under a lease expiring in 2003. The Company has an option to renew the leases on these facilities for an additional three years. The Company leases 20,000 square feet of space for manufacturing operations in Sunnyvale, California under a lease that expires in 2000. The Company has options to renew this lease for two successive three-year terms. The Company also leases 31,000 square feet of research and development space in Sunnyvale, California under a lease that expires in 1999. The Company expects to add a second manufacturing facility by the end of 1999, as well as to expand its existing research and development facilities over the next few years.

SCIENTIFIC ADVISORY BOARD

    The members of the Company's Scientific Advisory Board have made significant contributions to the development of the Company's technologies. Each scientific advisor spends between one day per week and one day per quarter working on Company projects.

    The members of the Affymetrix Scientific Advisory Board are as follows:

    PAUL BERG, PH.D., is Cahill Professor in Cancer Research, Professor of Biochemistry and Director of the Beckman Center for Molecular and Genetic Medicine at Stanford University School of Medicine. He received the Nobel Prize in Chemistry in 1980, the National Medal of Science in 1983 and is a member of the National Academy of Sciences, the Royal Society, London, and the French Academy of Sciences. Dr. Berg also serves as a member of the Company's Board of Directors.

    MARK M. DAVIS, PH.D., is a Professor of Microbiology and Immunology at Stanford University and an investigator of the Howard Hughes Medical Institute. He received his Ph.D. from the California Institute of Technology in molecular biology and was a postdoctoral and staff fellow at the NIH. He is well-known for his work on antigen recognition by the immune system and has received numerous awards, including a General Motors prize for work of importance to cancer biology as well as awards from the Gardner Foundation and the King Faisal Foundation. He is a member of the National Academy of Sciences.

    RONALD W. DAVIS, PH.D., is Professor of Biochemistry and Genetics at Stanford University Medical School. He was elected to the National Academy of Sciences in 1983 and has received numerous awards for his contributions to the field of genetics. He has published more than 155 papers. Dr. Davis' research focuses on developing new technologies and instrumentation to study genomic organization and whole genome analysis, including whole genome DNA sequencing, gene expression, gene deletion, functional analysis, protein interaction, drug targeting, point mutational analysis and allelic variation in the human genome.

    ERIC LANDER, D. PHIL., is the Director of the Whitehead Institute/MIT Center for Genome Research and Professor of Biology at the Massachusetts Institute of Technology. Dr. Lander was a MacArthur Prize Fellow from 1987 to 1992 and is a member of the National Academy of Sciences. Dr. Lander's research focuses on genetic mapping and genome structure in the mouse and human, genetic analysis of polygenic traits and population genetics of human diseases.

    JOSHUA LEDERBERG, PH.D., is Sackler Foundation Scholar and Research Geneticist at Rockefeller University, where he was President from 1978 to 1990. Dr. Lederberg received the Nobel Prize in Medicine in 1958 for his research in the genetic structure and function of microorganisms and in 1989 was awarded the National Medal of Science. Dr. Lederberg has been a lead investigator in artificial intelligence programs at Stanford University and has served on the Advisory Council on Health Research of the World Health Organization for many years.

    RICHARD A. MATHIES, PH.D., is Professor of Chemistry at the University of California, Berkeley. Dr. Mathies is an expert on the development of new methods for the detection and analysis of biomolecules, such as capillary array electrophoresis and photolithographic chemical analysis systems. Dr. Mathies is assisting Affymetrix with high sensitivity fluorescence detection methodologies, photophysics and the development of microchemical nucleic acid preparation and analysis systems. Dr. Mathies received an NIH Merit Award in 1991 and the American Society for Photobiology Research Award in 1989. He has received fellowships from the Helen Hay Whitney and Alfred P. Sloan Foundations. Dr. Mathies is a member of the National Human Genome Research Institute Advisory Council.

    R. FABIAN PEASE, PH.D., is Professor of Electrical Engineering at Stanford University. Dr. Pease's current research focuses on micro- and nano-lithography, novel ultra-small electron devices, and advanced packaging concepts. From 1971 to 1978, he was supervisor of the electron beam exposure group at Bell Laboratories, where he and his colleagues developed the electron beam mask-making process that was the semiconductor industry standard for over a decade. Dr. Pease is a member of the National Academy of Engineering. He is assisting Affymetrix with the application of very large scale integrated circuit technology to the development of the Company's light-directed synthesis technology.

    CALVIN F. QUATE, PH.D., is Professor of Applied Physics and Electrical Engineering at Stanford University. Dr. Quate served as senior Research Fellow of the Xerox Palo Alto Research Center from 1984 to 1994. Dr. Quate's awards include the IEEE Morris N. Liebmann Award (1981), Rank Prize for Opto-Electronics (1982), IEEE Achievement Award, Ultraoxics, Ferroelectrics and Frequency Control Society (1986), IEEE Medal of Honor (1988), President's National Medal of Science (1992) and Foreign Member Royal Society (1995). He is a member of the National Academy of Sciences, National Academy of Engineering and the Royal Society (London).

    LUBERT STRYER, M.D., Chairman of the Scientific Advisory Board, is Winzer Professor in the School of Medicine and Professor of Neurobiology at Stanford University. He served as President and Scientific Director of Affymax Research Institute and Managing Director of Affymax in 1989 and 1990. He is a co-inventor of the Company's light-directed synthesis technology. Dr. Stryer has pioneered the development of novel fluorescence detection techniques and holds ten patents involving fluorescence and light-activated chemical synthesis. Dr. Stryer is the author of BIOCHEMISTRY, a major text used widely in colleges and universities around the world. Dr. Stryer received the American Chemical Society Award in Biological Chemistry (the Eli Lilly Award) and is a member of the National Academy of Sciences and received an honorary Doctor of Science from the University of Chicago. Dr. Stryer also serves as a member of the Company's Board of Directors and is a director of Aurora Biosciences.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The executive officers and directors of the Company, and their ages as of September 30, 1997, are as follows:

NAME                                    AGE                                POSITION
----------------------------------      ---      -------------------------------------------------------------
Stephen P.A. Fodor................  44........   President and Chief Executive Officer and Director
Thomas R. Gingeras................  50........   Vice President, Biological Research
Karen H. Haynes...................  36........   Vice President, Human Resources and Administration
Edward M. Hurwitz.................  33........   Vice President, Chief Financial Officer
Paul M. Kaplan....................  51........   Vice President, Product Development
Robert J. Lipshutz................  42........   Vice President, Corporate Development
Vernon A. Norviel.................  38........   Vice President, General Counsel
Kenneth J. Nussbacher.............  44........   Executive Vice President
Richard P. Rava...................  40........   Senior Vice President, Operations and Technology
John D. Diekman...................  54........   Chairman of the Board
Paul Berg (1).....................  70........   Director
Douglas M. Hurt (2)...............  40........   Director
Vernon R. Loucks, Jr..............  62........   Director
Barry C. Ross.....................  49........   Director
David B. Singer (2)...............  35........   Director
Lubert Stryer.....................  59........   Director
John A. Young (1)(2)..............  65........   Director
Alejandro C. Zaffaroni (1)........  74........   Director

--------------

(1) Member of the Compensation Committee

(2) Member of the Audit Committee

    STEPHEN P.A. FODOR, PH.D., is the President and Chief Executive Officer of the Company and has been a Director of the Company since February 1993. From July 1995 to March 1997, Dr. Fodor served as President and Chief Operating Officer, from September 1994 to July 1995, as President and Chief Technical Officer and, from February 1993 until September 1994, as Chief Technical Officer of the Company. Dr. Fodor previously was Vice President and Director of Physical Sciences at the Affymax Research Institute from November 1992 to February 1993.

    THOMAS R. GINGERAS, PH.D., has served as Vice President, Biological Research since January 1997. Dr. Gingeras joined the Company in December 1993 as Director of Molecular Biology. From 1990 to 1993, Dr. Gingeras was Director of Baxter Healthcare's Life Sciences Research Laboratory.

    KAREN H. HAYNES was appointed Vice President, Human Resources and Administration in March 1997. From 1993 to 1997, Ms. Haynes held various human resources management positions at Affymax and Affymetrix, most recently as Director of Human Resources for Affymetrix from 1995 to 1997. From 1990 to 1993, Ms. Haynes was at Lattice Semiconductor in a senior human resources position.

    EDWARD M. HURWITZ, J.D., joined Affymetrix in May 1997 as Vice President, Chief Financial Officer. From April 1994 to March 1997 Mr. Hurwitz served as Senior Biotechnology Analyst at Robertson Stephens & Company. From 1992 to 1994, Mr. Hurwitz held the position of Senior Biotechnology Analyst at Smith Barney Shearson.

    PAUL M. KAPLAN, PH.D., has been Vice President, Product Development since joining the Company in April 1994. From 1988 to 1994, Dr. Kaplan served as Vice President, Research and Development of the

Diagnostic Division at Centocor, Inc., where he was responsible for the identification, development and commercialization of a variety of proprietary immunoassay products.

    ROBERT J. LIPSHUTZ, PH.D., was appointed Vice President, Corporate Development in March 1997. From May 1993 to February 1997 Dr. Lipshutz was Director, Advanced Technology and Bioinformatics. From 1991 to 1993, Dr. Lipshutz held the position of Vice President at Daniel H. Wagner, Associates.

    VERNON A. NORVIEL, J.D., was appointed Vice President and General Counsel of the Company in February 1996. From 1989 to 1996, Mr. Norviel was an associate and then a partner with Townsend and Townsend and Crew LLP.

    KENNETH J. NUSSBACHER, J.D., has been Executive Vice President since joining the Company in September 1995. From September 1995 until May 1997, Mr. Nussbacher also served as Chief Financial Officer. From 1989 to 1995, Mr. Nussbacher held various management positions at Affymax, most recently as Executive Vice President for Business and Legal Affairs and Managing Director of Affymax Technologies N.V.

    RICHARD P. RAVA, PH.D., has served as Senior Vice President, Operations and Technology since September 1996. From September 1994 to September 1996, Dr. Rava was Vice President of Research and Engineering. Dr. Rava joined the Company in February 1993 as Director of Biomedical Engineering. From 1992 to 1993, Dr. Rava was a Senior Scientist at Affymax Research Institute.

    JOHN D. DIEKMAN, PH.D., has served as a Director of the Company and Chairman since the Company's inception. Dr. Diekman served as Chief Executive Officer of the Company from July 1995 to March 1997. Prior to that, Dr. Diekman served as President and Chief Operating Officer of Affymax from July 1991 to March 1995 and as Chairman of the Affymax Board of Directors from July 1994 to July 1995. Dr. Diekman also currently serves as a director of Quidel Corp. and is a partner of Bay City Capital LLC, a life sciences merchant bank.

    PAUL BERG, PH.D., has been a Director of the Company since August 1993. Dr. Berg is Cahill Professor in Cancer Research, Professor of Biochemistry and Director of the Beckman Center for Molecular and Genetic Medicine at Stanford University School of Medicine. He received the Nobel Prize in Chemistry in 1980, the National Medal of Science in 1983 and is a member of the National Academy of Sciences, the Royal Society, London, and the French Academy of Sciences. Dr. Berg also serves as a member of the Company's Scientific Advisory Board.

    DOUGLAS M. HURT, a Director of the Company since June 1995, is Senior Vice President and Chief Financial Officer of Glaxo Wellcome, Inc. Mr. Hurt has held various financial management positions at Glaxo since 1983 and was designated by Glaxo to serve on the Board of Directors.

    VERNON R. LOUCKS, JR., has been a Director of the Company since August 1993. Mr. Loucks has served as Chief Executive Officer of Baxter International Inc. ("Baxter") since 1980 and Chairman of Baxter since 1987. Mr. Loucks also serves as a director of The Dun and Bradstreet Corp., Emerson Electric Co., Quaker Oats Co. and Anheuser-Busch Companies, Inc.

    BARRY C. ROSS, PH.D., a Director of the Company since March 1995, has served as Director of Group Research Strategy and Alliances at Glaxo Wellcome Research and Development Ltd. since 1995. Dr. Ross joined Glaxo in 1984 and served as Director, Medicinal Chemistry from 1989 to 1993 and was designated by Glaxo to serve on the Board of Directors.

    DAVID B. SINGER, a Director of the Company since February 1993, served as Vice Chairman from July 1995 to April 1996. From February 1993 to June 1995, Mr. Singer was President and Chief Executive Officer of the Company. He served as Vice President of Finance and Treasurer of Affymax from 1991 to 1993 and as Director of Corporate Development at Affymax from 1990 to 1991. Mr. Singer has been Senior Vice President and Chief Financial Officer of Heartport Inc. since May 1996.

    LUBERT STRYER, M.D., served as a Director of the Company since September 1996. Dr. Stryer is Winzer Professor in the School of Medicine, Stanford University and has been a Professor of Neurobiology at Stanford University since 1976. Dr. Stryer received the American Chemical Society Award in Biological Chemistry (Eli Lilly Award) and is a member of the National Academy of Sciences and received an honorary Doctor of Science from the University of Chicago. Dr. Stryer also serves as Chairman of the Company's Scientific Advisory Board.

    JOHN A. YOUNG has served as a Director of the Company since August 1993. Mr. Young retired as President and Chief Executive Officer of Hewlett-Packard Co. in October 1992. Mr. Young also serves as a director of Wells Fargo & Company, Chevron Corp., SmithKline Beecham Corp., Novell, Inc., Lucent Technologies and Shaman Pharmaceuticals, Inc. and is a member of the Business Council.

    ALEJANDRO C. ZAFFARONI, PH.D., a founder of the Company, has served as a Director since February 1993. Dr. Zaffaroni is also the founder of Syntex Laboratories, ALZA Corporation ("ALZA"), DNAX and Affymax. Dr. Zaffaroni served as Chairman of Affymax from its inception to July 1994 and as Chief Executive Officer and Managing Director of Affymax from its inception until its acquisition by Glaxo Wellcome in March 1995. He served as Chairman and Chief Executive Officer of ALZA from 1968 to 1987 and has been Co-Chairman of ALZA since 1987. Dr. Zaffaroni has been Chief Executive Officer of Symyx, Inc. and Maxygen, Inc. since their founding.

                            VALIDITY OF COMMON STOCK

    The legality of the issuance of the Common Stock offered hereby is being passed upon for the Company by Heller Ehrman White & McAuliffe, Palo Alto, California. The validity of the Common Stock offered hereby will be passed upon for the Underwriters by Sullivan & Cromwell, Los Angeles, California. As of the date of this Prospectus, Julian N. Stern, a member of Heller Ehrman White & McAuliffe, beneficially owns 26,980 shares of the Company's Common Stock.

                                    EXPERTS

    The audited financial statements and schedules of the Company at December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 appearing in the prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report, given upon the authority of such firm as experts in accounting and auditing.

    The statements in this Prospectus as set forth under the captions "Risk Factors--Dependence on Proprietary Technology and Unpredictability of Patent Protection" and "Business--Intellectual Property" have been passed upon by Townsend and Townsend and Crew LLP, Palo Alto, California, patent counsel to the Company, as experts on such matters, and are included herein in reliance upon that review and approval.

                                AFFYMETRIX, INC.
                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----
Report of Ernst & Young LLP, Independent Auditors..........................................................         F-2

Balance Sheets.............................................................................................         F-3

Statements Of Operations...................................................................................         F-4

Statements Of Shareholders' Equity.........................................................................         F-5

Statements Of Cash Flows...................................................................................         F-6

Notes To Financial Statements..............................................................................         F-7

               REPORT OF ERNST & YOUNG, LLP, INDEPENDENT AUDITORS

To the Board of Directors and Shareholders
Affymetrix, Inc.

    We have audited the accompanying balance sheets of Affymetrix, Inc. at December 31, 1996 and 1995, and the related statements of operations, shareholder's equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Affymetrix, Inc. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                               Ernst & Young LLP

Palo Alto, California

January 23, 1997

                                AFFYMETRIX, INC.
                                 BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                 DECEMBER 31,
                                                                            -----------------------
                                                                               1995        1996
                                                                            ----------  -----------    JUNE 30,
                                                                                                     ------------
                                                                                                         1997
                                                                                                     ------------
                                                                                                     (UNAUDITED)
                                                     ASSETS
Current assets:
  Cash and cash equivalents...............................................  $    2,481  $    14,143   $   34,594
  Short-term investments..................................................      36,402       94,839       60,051
  Accounts receivable.....................................................       1,342        1,888        4,480
  Inventories.............................................................         670        1,901        2,038
  Other current assets....................................................         260          523          393
                                                                            ----------  -----------  ------------
    Total current assets..................................................      41,155      113,294      101,556

Property and equipment
    Equipment and furniture...............................................       4,254        7,307       11,697
    Leasehold improvements................................................         586          946          999
                                                                            ----------  -----------  ------------
                                                                                 4,840        8,253       12,696
    Less accumulated depreciation and amortization........................      (1,583)      (2,856)      (3,737)
                                                                            ----------  -----------  ------------
  Net property and equipment..............................................       3,257        5,397        8,959

Other assets..............................................................         140          169          985
                                                                            ----------  -----------  ------------
                                                                            $   44,552  $   118,860   $  111,500
                                                                            ----------  -----------  ------------
                                                                            ----------  -----------  ------------

                                      LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities................................  $    2,469  $     5,023   $    7,785
  Payable to Affymax......................................................          89           --            2
  Deferred revenue........................................................       2,340          396          104
  Current portion of capital lease obligation.............................         187          207          228
                                                                            ----------  -----------  ------------

    Total current liabilities.............................................       5,085        5,626        8,119

Noncurrent portion of capital lease obligation............................         948          741          619

Commitments and contingencies

Shareholders' equity:
  Convertible Preferred Stock, no par value; 27,500,000 shares authorized;
    23,166,666 shares issued and outstanding at December 31, 1995 and none
    at December 31, 1996 and June 30, 1997................................      70,439           --           --
  Common stock, no par value; 50,000,000 shares authorized; 536,237,
    22,535,203 and 22,623,987 shares issued and outstanding at December
    31, 1995, 1996 and June 30, 1997, respectively........................       2,717      158,687      158,750
  Note receivable from officer............................................         (42)         (40)         (41)
  Unrealized gain on available-for-sale securities........................         281           49           15
  Deferred compensation...................................................      (2,360)      (1,460)      (1,087)
  Accumulated deficit.....................................................     (32,516)     (44,743)     (54,875)
                                                                            ----------  -----------  ------------
    Total shareholders' equity............................................      38,519      112,493      102,762
                                                                            ----------  -----------  ------------
                                                                            $   44,552  $   118,860   $  111,500
                                                                            ----------  -----------  ------------
                                                                            ----------  -----------  ------------

                             See Accompanying Notes

                                AFFYMETRIX, INC.
                            STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                              SIX MONTHS
                                                           YEAR ENDED DECEMBER 31,          ENDED JUNE 30,
                                                      ---------------------------------  ---------------------
                                                        1994        1995        1996       1996        1997
                                                      ---------  ----------  ----------  ---------  ----------
                                                                                              (UNAUDITED)
REVENUE:
  Product...........................................  $      --  $       --  $    1,389  $     457  $    1,362
  Contract and grant................................      1,574       4,625      10,583      3,258       6,188
                                                      ---------  ----------  ----------  ---------  ----------
    Total revenue...................................      1,574       4,625      11,972      3,715       7,550

COSTS AND EXPENSES:
  Cost of product revenue...........................         --          --       2,178        707       1,844
  Research and development..........................      9,483      12,420      18,762      8,310      12,710
  General and administrative........................      2,303       3,833       7,569      3,550       5,815
                                                      ---------  ----------  ----------  ---------  ----------
    Total costs and expenses........................     11,786      16,253      28,509     12,567      20,369
                                                      ---------  ----------  ----------  ---------  ----------
    Loss from operations............................    (10,212)    (11,628)    (16,537)    (8,852)    (12,819)

    Interest income.................................        575       1,301       4,416      1,208       2,732
    Interest expense................................        (43)       (420)       (106)       (54)        (45)
                                                      ---------  ----------  ----------  ---------  ----------
    Net loss........................................  $  (9,680) $  (10,747) $  (12,227) $  (7,698) $  (10,132)
                                                      ---------  ----------  ----------  ---------  ----------
                                                      ---------  ----------  ----------  ---------  ----------
    Historical net loss per share...................                                                $    (0.45)
                                                                                                    ----------
                                                                                                    ----------
    Shares used in computing historical net loss per
      share.........................................                                                    22,594
                                                                                                    ----------
                                                                                                    ----------
    Pro forma net loss per share....................  $   (0.55) $    (0.61) $    (0.61) $   (0.43)
                                                      ---------  ----------  ----------  ---------
                                                      ---------  ----------  ----------  ---------
    Shares used in computing pro forma net loss per
      share.........................................     17,653      17,664      20,131     17,782
                                                      ---------  ----------  ----------  ---------
                                                      ---------  ----------  ----------  ---------

                             See Accompanying Notes

                                AFFYMETRIX, INC.
                       STATEMENTS OF SHAREHOLDERS' EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                    CONVERTIBLE
                                                     PREFERRED      COMMON     NOTE RECEIVABLE   UNREALIZED       DEFERRED
                                                       STOCK         STOCK      FROM OFFICER    GAIN/ (LOSS)    COMPENSATION
                                                    ------------  -----------  ---------------  -------------  ---------------
Balance, December 31, 1993........................   $   31,283    $     100      $     (80)      $      --       $      --
  Issuance of 74,200 shares of Common Stock upon
    exercise of stock options.....................           --           22             --              --              --
  Interest accrued on notes receivable from
    officers......................................           --           --             (4)             --              --
  Unrealized loss on available-for-sale
    securities....................................           --           --             --            (382)             --
  Net loss........................................           --           --             --              --              --
                                                    ------------  -----------        ------          ------    ---------------
Balance, December 31, 1994........................       31,283          122            (84)           (382)             --
                                                    ------------  -----------        ------          ------    ---------------
  Issuance of 7,333,333 shares of Series B Senior
    Convertible Preferred Stock for cash, net of
    issuance costs................................       32,836           --             --              --              --
  Conversion of note payable to Affymax into
    1,333,333 shares of Series B Senior
    Convertible Preferred Stock...................        6,000           --             --              --              --
  Issuance of 62,749 shares of Common Stock for
    cash upon exercise of stock options...........           --           23             --              --              --
  Issuance of 65,320 shares of Common Stock for
    financing commissions.........................           --           44             --              --              --
  Issuance of warrants to Affymax for 202,441
    shares of Series 2 Subordinated Convertible
    Preferred Stock in lieu of interest...........          320           --             --              --              --
  Interest received on notes receivable from
    officer.......................................           --           --              2              --              --
  Reclassification of notes receivable from
    officers to other assets......................           --           --             40              --              --
  Compensation from accelerated options...........           --           40             --              --              --
  Deferred compensation related to grant of stock
    options.......................................           --        2,488             --              --          (2,488)
  Amortization of deferred compensation...........           --           --             --              --             128
  Unrealized gain on available-for-sale
    securities....................................           --           --             --             663              --
  Net loss........................................           --           --             --              --              --
                                                    ------------  -----------        ------          ------    ---------------
Balance, December 31, 1995........................       70,439        2,717            (42)            281          (2,360)
                                                    ------------  -----------        ------          ------    ---------------
  Issuance of 215,945 shares of Common Stock upon
    exercise of stock options.....................           --          127             --              --              --
  Conversion of 23,166,166 shares of Preferred
    Stock to 15,629,991 shares of Common Stock....      (70,119)      70,119             --              --              --
  Conversion of warrants to purchase 202,441
    shares of Series 2 Subordinated Convertible
    Preferred Stock to warrants to purchase
    134,961 shares of Common Stock................         (320)         320             --              --              --
  Issuance of 6,153,000 shares of Common Stock,
    net of issuance costs and commissions.........           --       85,069             --              --              --
  Interest received on notes receivable from
    officer.......................................           --           --              2              --              --
  Deferred compensation related to grant of stock
    options.......................................           --          335             --              --            (335)
  Amortization of deferred compensation...........           --           --             --              --           1,235
  Unrealized loss on available-for-sale
    securities....................................           --           --             --            (232)             --
  Net loss........................................           --           --             --              --              --
                                                    ------------  -----------        ------          ------    ---------------
Balance, December 31, 1996........................           --      158,687            (40)             49          (1,460)
                                                    ------------  -----------        ------          ------    ---------------
  Issuance of 88,784 shares of Common Stock upon
    exercise of stock options (unaudited).........           --           63             --              --              --
  Interest received on notes receivable from
    officer (unaudited)...........................           --           --             (1)             --              --
  Amortization of deferred compensation
    (unaudited)...................................           --           --             --              --             373
  Unrealized loss on available-for-sale securities
    (unaudited)...................................           --           --             --             (34)             --
  Net loss (unaudited)............................           --           --             --              --              --
                                                    ------------  -----------        ------          ------    ---------------
Balance, June 30, 1997 (unaudited)................   $       --    $ 158,750      $     (41)      $      15       $  (1,087)
                                                    ------------  -----------        ------          ------    ---------------
                                                    ------------  -----------        ------          ------    ---------------

                                                                         TOTAL
                                                     ACCUMULATED     SHAREHOLDERS'
                                                       DEFICIT          EQUITY
                                                    --------------  ---------------
Balance, December 31, 1993........................    $  (12,089)     $    19,214
  Issuance of 74,200 shares of Common Stock upon
    exercise of stock options.....................            --               22
  Interest accrued on notes receivable from
    officers......................................            --               (4)
  Unrealized loss on available-for-sale
    securities....................................            --             (382)
  Net loss........................................        (9,680)          (9,680)
                                                    --------------  ---------------
Balance, December 31, 1994........................       (21,769)           9,170
                                                    --------------  ---------------
  Issuance of 7,333,333 shares of Series B Senior
    Convertible Preferred Stock for cash, net of
    issuance costs................................            --           32,836
  Conversion of note payable to Affymax into
    1,333,333 shares of Series B Senior
    Convertible Preferred Stock...................            --            6,000
  Issuance of 62,749 shares of Common Stock for
    cash upon exercise of stock options...........            --               23
  Issuance of 65,320 shares of Common Stock for
    financing commissions.........................            --               44
  Issuance of warrants to Affymax for 202,441
    shares of Series 2 Subordinated Convertible
    Preferred Stock in lieu of interest...........            --              320
  Interest received on notes receivable from
    officer.......................................            --                2
  Reclassification of notes receivable from
    officers to other assets......................            --               40
  Compensation from accelerated options...........            --               40
  Deferred compensation related to grant of stock
    options.......................................            --               --
  Amortization of deferred compensation...........            --              128
  Unrealized gain on available-for-sale
    securities....................................            --              663
  Net loss........................................       (10,747)         (10,747)
                                                    --------------  ---------------
Balance, December 31, 1995........................       (32,516)          38,519
                                                    --------------  ---------------
  Issuance of 215,945 shares of Common Stock upon
    exercise of stock options.....................            --              127
  Conversion of 23,166,166 shares of Preferred
    Stock to 15,629,991 shares of Common Stock....            --               --
  Conversion of warrants to purchase 202,441
    shares of Series 2 Subordinated Convertible
    Preferred Stock to warrants to purchase
    134,961 shares of Common Stock................            --               --
  Issuance of 6,153,000 shares of Common Stock,
    net of issuance costs and commissions.........            --           85,069
  Interest received on notes receivable from
    officer.......................................            --                2
  Deferred compensation related to grant of stock
    options.......................................            --               --
  Amortization of deferred compensation...........            --            1,235
  Unrealized loss on available-for-sale
    securities....................................            --             (232)
  Net loss........................................       (12,227)         (12,227)
                                                    --------------  ---------------
Balance, December 31, 1996........................       (44,743)         112,493
                                                    --------------  ---------------
  Issuance of 88,784 shares of Common Stock upon
    exercise of stock options (unaudited).........            --               63
  Interest received on notes receivable from
    officer (unaudited)...........................            --               (1)
  Amortization of deferred compensation
    (unaudited)...................................            --              373
  Unrealized loss on available-for-sale securities
    (unaudited)...................................            --              (34)
  Net loss (unaudited)............................       (10,132)         (10,132)
                                                    --------------  ---------------
Balance, June 30, 1997 (unaudited)................    $  (54,875)     $   102,762
                                                    --------------  ---------------
                                                    --------------  ---------------

                             See Accompanying Notes

                                AFFYMETRIX, INC.
                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                 SIX MONTHS ENDED
                                                                  YEAR ENDED DECEMBER 31,            JUNE 30,
                                                              -------------------------------  --------------------
                                                                1994       1995       1996       1996       1997
                                                              ---------  ---------  ---------  ---------  ---------
                                                                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $  (9,680) $ (10,747) $ (12,227) $  (7,698) $ (10,132)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................        689        701      1,286        579        881
    Amortization of deferred compensation...................         --        128      1,235        618        373
    Other...................................................        565        357       (518)      (575)       206
    Changes in operating assets and liabilities:
      Accounts receivable...................................        (90)    (1,252)      (546)        77     (2,592)
      Inventories...........................................         --       (670)    (1,231)      (880)      (137)
      Other assets..........................................        560       (252)      (292)      (392)      (687)
      Accounts payable and other accrued liabilities........        295      1,263        945      1,033      2,222
      Accrued warranty......................................         --        160      1,609        200        540
      Payable to Affymax....................................     (1,320)      (165)       (89)       (80)         2
      Deferred revenue......................................      1,627        253     (1,944)      (322)      (292)
                                                              ---------  ---------  ---------  ---------  ---------
        Net cash used in operating activities...............     (7,354)   (10,224)   (11,772)    (7,440)    (9,616)
                                                              ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................     (1,207)    (2,283)    (3,488)    (1,236)    (4,443)
  Proceeds from sale of available-for-sale securities.......      5,308      8,538     48,417     12,460     66,364
  Proceeds from maturities of available-for-sale
    securities..............................................         --      5,485     42,859      2,157     12,252
  Purchases of available-for-sale securities................     (2,990)   (38,428)  (149,363)   (70,383)   (44,068)
                                                              ---------  ---------  ---------  ---------  ---------
        Net cash provided by (used in) investing
          activities........................................      1,111    (26,688)   (61,575)   (57,002)    30,105
                                                              ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuances of Common Stock, net............................         22         23     85,196     83,362         63
  Issuances of Preferred Stock, net.........................         --     32,880         --         --         --
  Proceeds from capital lease obligation....................      1,307         --         --         --         --
  Principal payments on capital lease obligation............         (3)      (169)      (187)       (92)      (101)
  Issuance of convertible note payable to Affymax...........      6,000         --         --         --         --
  Principal payments on notes payable.......................       (819)        --         --         --         --
                                                              ---------  ---------  ---------  ---------  ---------
        Net cash provided (used in) by financing
          activities........................................      6,507     32,734     85,009     83,270        (38)
                                                              ---------  ---------  ---------  ---------  ---------
        Net increase (decrease) in cash and cash
          equivalents.......................................        264     (4,178)    11,662     18,828     20,451
  Cash and cash equivalents at beginning of period..........      6,395      6,659      2,481      2,481     14,143
                                                              ---------  ---------  ---------  ---------  ---------
  Cash and cash equivalents at end of period................  $   6,659  $   2,481  $  14,143  $  21,309  $  34,594
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------
SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITIES:
  Conversion of note payable and contributions from Affymax
    to Preferred Stock......................................  $      --  $   6,000  $      --  $      --  $      --
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------
  Assets purchased under capital lease obligation...........  $   1,297  $      --  $      --  $      --  $      --
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------

                             See Accompanying Notes

                                AFFYMETRIX, INC.

                         NOTES TO FINANCIAL STATEMENTS

   (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)

NOTE 1--NATURE OF OPERATIONS

    Affymetrix, Inc. ("Affymetrix" or the "Company") is focused on developing GeneChip-Registered Trademark- based products and related technology for the acquisition, analysis, and management of complex genetic data. The business and operations of Affymetrix commenced in 1991 by Affymax N.V. and subsidiaries ("Affymax") and were initially conducted within Affymax. In March 1992, Affymetrix was incorporated as a California corporation and became a wholly owned subsidiary of Affymax. Beginning in September 1993, Affymetrix issued equity securities which diluted Affymax' shareholding in Affymetrix. In March 1995, Glaxo plc, now Glaxo Wellcome plc ("Glaxo"), purchased Affymax, including its then 65% interest in Affymetrix. Affymax owned approximately 46% of Affymetrix on December 31, 1995. Glaxo owns approximately 33% of Affymetrix at December 31, 1996. Through March 31, 1996, the Company was in the development stage. In April 1996, the Company commenced commercial sales of the GeneChip system and an HIV probe array for research use. Therefore the Company is no longer considered to be in the development stage.

    Affymetrix' success will depend on timely development and market acceptance of new products, the impact of competitive products and technological change, the impact of intellectual property, limited manufacturing capability and sole source providers, and dependence on collaborative partners. The factors that could affect the performance of the Company are more fully described elsewhere in this Prospectus. Actual results could differ materially from those anticipated in any forward-looking statements, and Affymetrix does not undertake any obligation to publicly release the result of any revisions to the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of any unanticipated events.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The summary of significant accounting policies is presented to assist the reader in understanding and evaluating the financial statements. These policies are in conformity with generally accepted accounting principles. Certain amounts for prior years have been reclassified to conform to current year presentation.

  INTERIM FINANCIAL INFORMATION

    The financial statements for the six months ended June 30, 1996 and 1997 are unaudited but include all adjustments (consisting of normal recurring entries) which the Company considers necessary for fair presentation. Operating results for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for any future periods.

  USE OF ESTIMATES

    The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  REVENUE RECOGNITION

    Contract and grant revenue is recorded as earned as defined within the specific agreements. Payments received in advance under these arrangements are recorded as deferred revenue until

                                AFFYMETRIX, INC.

   (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) earned. Direct costs associated with these contracts and grants are reported as research and development expense. Revenue for product shipment during the development stage are recorded as contract revenue pursuant to the development agreements. The Company recognizes product revenue from the sale of its products upon shipment to its customers. Reserves are provided for anticipated product returns and warranty expenses at the time of shipment.

    Revenue from customers representing 10% or more of total contract and grant revenue during fiscal 1994, 1995 and 1996 and for the six months ended June 30, 1996 and 1997 is as follows:

                                                                  YEAR ENDED                  SIX MONTHS
                                                                 DECEMBER 31,               ENDED JUNE 30,
                                                        -------------------------------  --------------------
                                                          1994       1995       1996       1996       1997
                                                        ---------  ---------  ---------  ---------  ---------
CUSTOMER:
    A.................................................     --            25%        18%        34%        32%
    B.................................................     --            23%        18%        17%     --
    C.................................................     --            22%        15%        10%     --
    D.................................................        54%        17%        19%        29%        22%
    E.................................................        29%     --         --         --         --
    F.................................................     --         --         --         --            22%

    There were no product sales for the years ended December 31, 1994 and 1995. Product sales were approximately $1.4 million in the year ended December 31, 1996 and $457,000 and $1.4 million for the six months ended June 30, 1996 and 1997, respectively.

  RESEARCH AND DEVELOPMENT

    Research and development expenses consist of costs incurred for internal, contract and grant-sponsored research and development. These costs include direct and research-related overhead expenses.

  NET LOSS PER SHARE

    Except as noted below, historical net loss per share is computed using the weighted average number of common shares outstanding. Common equivalent shares are excluded from the computation as their effect is antidilutive, except that, pursuant to the Securities and Exchange Commission ("SEC") Staff Accounting Bulletins, common and common equivalent shares (stock options, convertible notes payable, Convertible Preferred Stock, and warrants) issued during the 12 months prior to the filing of the Company's initial public offering at prices below the assumed public offering price have been included in the calculation as if they were outstanding for all periods presented (using the treasury stock method for stock options and warrants and the if-converted method for Convertible Preferred Stock).

                                AFFYMETRIX, INC.

   (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Historical net loss per share information is as follows:

                                               YEAR ENDED DECEMBER 31,               SIX MONTHS ENDED JUNE 30,
                                     --------------------------------------------  -----------------------------
                                         1994           1995            1996           1996            1997
                                     -------------  -------------  --------------  -------------  --------------
Net loss per share.................         $(1.24)        $(1.38)         $(0.82)        $(1.07)         $(0.45)
Shares used in computing net loss
  per share........................      7,801,000      7,812,000      14,834,000      7,188,000      22,594,000

    Pro forma per share data is provided to show the calculation on a consistent basis for the periods presented. It has been computed as described above and also gives retroactive effect from the date of issuance to the conversion of Preferred Stock which automatically converted to common shares upon the closing of the Company's initial public offering.

  CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

    Cash equivalents and short-term investments consist of debt securities. Management determines the appropriate classification of debt securities at the time of purchase. As of June 30, 1997, Affymetrix' debt securities are classified as available-for-sale and are carried at fair value with unrealized gains and losses reported in shareholders' equity. Affymetrix reports all liquid securities with maturities at date of purchase of three months or less that are readily convertible into cash and have insignificant interest rate risk as cash equivalents. All other available-for-sale securities are recorded as short-term investments. The cost of debt securities is adjusted for amortization of premiums and discounts to maturity. This amortization is included in interest income. Realized gains and losses on available-for-sale securities are included in interest income. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available-for-sale are included in interest income. The fair values of securities are based on quoted market prices.

  INVENTORIES

    Inventories are stated at the lower of cost, as determined by the first-in, first-out method, or market and consist entirely of finished goods at December 31, 1995 and of $358,000 of raw materials, $178,000 of work-in-progress and $1.4 million of finished goods at December 31, 1996 and of $579,000 of raw materials, $79,000 of work-in-progress and $1.4 million of finished goods at June 30, 1997.

  PROPERTY AND EQUIPMENT

    The costs of property and equipment, including equipment under capital leases, are depreciated for financial reporting purposes using the straight-line method over the estimated useful lives of the assets ranging from two to five years. Leasehold improvements are amortized over the useful lives of the assets or the lease-term, whichever is shorter.

                                AFFYMETRIX, INC.

   (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

    Accounts payable and accrued liabilities consist of the following (in thousands):

                                                               DECEMBER 31,         JUNE 30,
                                                           --------------------  --------------
                                                             1995       1996          1997
                                                           ---------  ---------  --------------
                                                                                  (UNAUDITED)
Accounts payable.........................................  $     928  $   1,284    $    3,169
Accrued compensation and related.........................        576        445           629
Accrued warranty.........................................        160      1,769         2,309
Collaborative research refund............................        360        450           450
Other....................................................        445      1,075         1,228
                                                           ---------  ---------       -------
    Total................................................  $   2,469  $   5,023    $    7,785
                                                           ---------  ---------       -------
                                                           ---------  ---------       -------

  STOCK BASED COMPENSATION

    In October 1995, the Financial Accounting Standards Board issued "Accounting for Stock-Based Compensation" ("Statement No. 123") which is effective for fiscal 1996. Under Statement No. 123, stock-based compensation expense is measured using either the intrinsic-value method as prescribed in APB Opinion No. 25 or the fair value method described in Statement No. 123. Affymetrix has adopted the disclosure only alternative under Statement No. 123 and, accordingly, Affymetrix has disclosed the pro forma net income or loss and per share amounts in the notes to the financial statements using the fair value based method.

  CONCENTRATIONS OF RISK

    Cash equivalents and investments are financial instruments which potentially subject Affymetrix to concentrations of risk to the extent of amounts recorded in the Balance Sheet. Corporate policy restricts the amount of credit exposure to any one issuer and to any one type of investment, other than securities issued by the United States Government.

NOTE 3--COLLABORATIVE AGREEMENTS AND GRANTS

    The Company has agreements with several entities to develop and test probe arrays for the detection of certain gene sequences, mutations or organisms. Under such agreements, the Company is typically paid a development fee and may receive milestone payments upon achievement of certain technical goals. The Company also has research agreements with several universities and research organizations. The Company generally obtains rights to intellectual property arising from these agreements. If a project is successful, the Company and the third-party collaborator would negotiate the right to commercialize products resulting from such project. The Company has received a substantial portion of its revenues since inception from its collaborative partners and intends to enter into collaborative arrangements with other companies to apply its technology, fund development, commercialize potential future products, and assist in obtaining regulatory approval. Total costs incurred under contract and grant arrangements for the years ended December 31, 1994, 1995, and 1996 were approximately $1.5 million, $5.2 million, and $8.8 million, respectively, and $4.2 million and $7.0 million for the six months ended June 30, 1996 and 1997, respectively, and are included in research and development expenses.

                                AFFYMETRIX, INC.

   (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)

NOTE 3--COLLABORATIVE AGREEMENTS AND GRANTS (CONTINUED)
    In April 1997, Bristol-Myers Squibb Company, Millennium Pharmaceuticals Inc. and Affymetrix entered into a corporate consortium to fund a five-year research program in functional genomics at the Whitehead Institute/MIT Center for Genome Research. The new program, under the direction of Dr. Eric S. Lander, the Director of the Whitehead Institute, will develop tools and strategies to trace the origin of genetic diseases, investigate DNA sequence variation and correlate patterns of gene activity with cellular processes and disease. In return for enabling this research, the Company will receive certain licensing rights to developments funded by the consortium.

    In November 1996, Incyte Pharmaceuticals, Inc. ("Incyte") and the Company entered into a joint program to develop and commercialize novel and disease-specific gene expression databases and services. This agreement is an expansion of a feasibility agreement initiated in April 1996. Under the terms of the agreement, novel and disease-specific genes will be selected from Incyte's LifeSeq-TM- genomic databases to generate DNA probe arrays using the Affymetrix GeneChip system. The resulting LifeChip products will allow the generation of information on the preselected genes across biological specimens to identify molecules and expression patterns associated with human disease. Initially, probe arrays derived from LifeSeq information will be designed for use in such fields as prostate and breast cancer, inflammation, and G-protein coupled receptor pathways. The Company and Incyte will share all profits and co-own the intellectual property generated under the collaboration.

    In September 1996, bioMerieux Vitek, Inc. ("bioMerieux") and the Company executed a collaboration agreement to develop DNA probe arrays using the Affymetrix GeneChip technology for clinical diagnostic kits for bacterial identification and antibiotic resistance analysis. The agreement provides for certain research funding, license and milestone payments. bioMerieux will also fund certain research activities at the Company for a minimum of three years. Additionally, a manufacturing agreement was signed under which the Company will manufacture GeneChip probe arrays for sale to bioMerieux. The agreement provides for royalties to the Company on bioMerieux' sales of GeneChip probe arrays.

    In September 1996, OncorMed, Inc. ("OncorMed") and the Company entered into an agreement to collaborate in the development and clinical validation of genetic testing services using the Affymetrix GeneChip system for analysis of genes associated with cancer. The collaborative effort will begin with the p53 gene and may include genes involved with breast, colon, ovarian and other cancers.

    In December 1995, the Company and Genetics Institute entered into a supply agreement under which the Company agreed to manufacture and supply custom probe arrays based on specific genes identified and selected by Genetics Institute. Pursuant to the agreement, the Company is obligated to develop custom probe arrays until February 1998 and to supply certain minimum quantities of custom probe arrays developed for Genetics Institute until February 2001. The Company will receive fees for the design and delivery of the custom probe arrays, and may receive milestone payments and royalties on certain therapeutic compounds if discovered by Genetics Institute using these probe arrays.

    Pursuant to an earlier collaboration agreement with Genetics Institute entered into in November 1994, Genetics Institute provided research funding to the Company for the development of DNA probe arrays to enable Genetics Institute to discover new genes and uses for genes. The Company has completed performance of the 1994 agreement and, accordingly, development funding under the collaboration agreement has been discontinued. Affymetrix has agreed to supply custom probe arrays developed under the collaboration agreement to Genetics Institute in accordance with the supply agreement. Genetics Institute has all rights to therapeutic compounds discovered through the use of DNA probe arrays provided by the Company, and the Company will receive royalties and milestone

                                AFFYMETRIX, INC.

   (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)

NOTE 3--COLLABORATIVE AGREEMENTS AND GRANTS (CONTINUED) payments on certain therapeutic compounds. The Company retains rights to enhancements to the GeneChip system technology developed in the collaboration. The Company and Genetics Institute are negotiating amendments to their existing agreements.

    In August 1995, the Company was awarded a three-year grant from the National Institutes of Health ("NIH") National Center for Human Genome Research for approximately $6.0 million. As of June 30, 1997 the Company has recognized $2.3 million in revenue related to the grant, and the remaining amounts are subject to appropriation by the NIH.

    In November 1994, the Company entered into a collaborative agreement with Hewlett-Packard Company ("HP") to combine the Affymetrix GeneChip technology and HP's measurement and instrument capabilities to develop and manufacture a more advanced scanner for use with GeneChip probe arrays. In exchange for certain rights, the Company received and would receive certain payments, including milestone payments, as defined research and development objectives are achieved. The Company expects that HP will be the sole source for its scanners. In February 1997, the Company and HP announced the availability of HP's GeneArray scanner as a part of the Affymetrix GeneChip system. The Company and HP also redefined their 1994 business alliance. Under the terms of the revised agreement, the Company has re-acquired all marketing rights for its GeneChip products and has expanded its right to sell the HP GeneArray scanner as part of the Affymetrix GeneChip system to all potential markets.

    In November 1994, the Company received a license payment from HP of $1.2 million that was classified as deferred revenue at December 31, 1995. Due to the expiration of certain restrictions, this amount was recognized as contract and grant revenue in November 1996.

    In October 1994, the Company and Molecular Dynamics, Inc. ("Molecular Dynamics") were awarded a five-year matching grant for a total of $31.5 million under the Advanced Technology Program within the National Institute of Standards and Technology to develop a miniaturized DNA diagnostic device, of which approximately $10.7 million will be available to Molecular Dynamics. The contract provides that the Company will receive matching funding up to $20.8 million, some of which will be used to fund activities at collaborating academic institutions. The award is subject to yearly congressional authorization, which is uncertain. The Company expects to receive payments monthly based on costs incurred. As of June 30, 1997 the Company has recognized revenue of $5.3 million related to this grant.

NOTE 4--AVAILABLE-FOR-SALE SECURITIES

    The following is a summary of available-for-sale securities as of December 31, 1995 (in thousands):

                                                             GROSS UNREALIZED      GROSS UNREALIZED     ESTIMATED FAIR
                                                   COST            GAINS                LOSSES              VALUE
                                                 ---------  -------------------  ---------------------  --------------
U.S. Government obligations....................  $  38,115       $     309             $      27          $   38,397
                                                 ---------           -----                   ---        --------------
                                                 ---------           -----                   ---        --------------
Amounts included in:
  Cash equivalents.............................  $   1,995       $  --                 $  --              $    1,995
  Short-term investments.......................     36,120             309                    27              36,402
                                                 ---------           -----                   ---        --------------
    Total securities...........................  $  38,115       $     309             $      27          $   38,397
                                                 ---------           -----                   ---        --------------
                                                 ---------           -----                   ---        --------------

                                   AFFYMETRIX

   (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)

NOTE 4--AVAILABLE-FOR-SALE SECURITIES (CONTINUED)

    The following is a summary of available-for-sale securities as of December 31, 1996 (in thousands):

                                                             GROSS UNREALIZED      GROSS UNREALIZED     ESTIMATED FAIR
                                                  COST             GAINS                LOSSES              VALUE
                                               -----------  -------------------  ---------------------  --------------
U.S. Government obligations..................  $    88,758       $     134             $      86         $     88,806
U.S. Corporate securities....................       17,017               9                     8               17,018
                                               -----------           -----                   ---        --------------
  Total securities...........................  $   105,775       $     143             $      94         $    105,824
                                               -----------           -----                   ---        --------------
                                               -----------           -----                   ---        --------------
Amounts included in:
  Cash equivalents...........................  $    10,985       $  --                 $  --             $     10,985
  Short-term investments.....................       94,790             143                    94               94,839
                                               -----------           -----                   ---        --------------
    Total securities.........................  $   105,775       $     143             $      94         $    105,824
                                               -----------           -----                   ---        --------------
                                               -----------           -----                   ---        --------------

    The realized gains and losses on sales of available-for-sale securities were immaterial for the years ended December 31, 1995 and 1996 and the six months ended June 30, 1996 and 1997.

    The following is a summary of the contractual maturity of available-for-sale securities at December 31, 1996 (in thousands):

                                                                                ESTIMATED FAIR
                                                                                    VALUE
                                                                                --------------
Mature in one year or less....................................................   $     59,544
Mature after one year through three years.....................................         46,280
                                                                                --------------
  Total.......................................................................   $    105,824
                                                                                --------------
                                                                                --------------

NOTE 5--RELATED PARTY TRANSACTIONS

    In December 1994, the Company issued a $6.0 million subordinated convertible promissory note to Affymax. In August of 1995, the note was converted into 1,333,333 shares of Series B Senior Convertible Preferred Stock issued at $4.50 per share. The Company also exercised an option to satisfy interest due on the note through July 1995, amounting to $319,856, by issuing Affymax five-year warrants to purchase 202,441 shares of Series 2 Subordinated Convertible Preferred Stock at $5.50 per share. In connection with the Company's initial public offering, the Preferred Stock converted to 888,888 shares of Common Stock and the warrants converted to warrants to purchase 134,960 shares of Common Stock at $8.25 per share.

    Affymetrix and Affymax are parties to a technology license agreement whereby the Company retains an exclusive worldwide royalty-free license from Affymax to certain technology and to certain future inventions in diagnostics and research supply markets. In February 1997, the Company and Affymax, as well as certain Affymax and Glaxo affiliates, entered into a revised technology agreement. Under the terms of the agreement, the Affymax entities assigned all rights in their light directed synthesis technology patents to the Company and canceled their prior agreements relating to technology licensing and the Company relinquished its licenses to certain technologies including encoded synthetic libraries.

                                   AFFYMETRIX

   (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)

NOTE 5--RELATED PARTY TRANSACTIONS (CONTINUED)
    Two directors of the Company are each employees of a subsidiary of Glaxo.

    The Company received legal services from Townsend and Townsend and Crew LLP ("Townsend") related to the intellectual property rights of the Company. A partner of Townsend was also an employee of the Company on a part time basis through January 1996, and became a full time employee thereafter. Legal expenses related to services performed by Townsend were approximately $369,000 in 1994, $612,000 in 1995 and $793,000 in 1996.

    In December 1994, in connection with a lease agreement between Affymetrix and a third party, Affymax, with approval of the third party lessor, agreed to release the Company from certain financial covenants to the third party. In exchange for this release, the Company issued a five-year warrant to Affymax to purchase 103,382 shares of Series 2 Subordinated Convertible Preferred Stock at $5.50 per share. In connection with the Company's initial public offering, the warrant was converted to a warrant to buy 68,921 shares of Common Stock at $8.25 per share.

NOTE 6--COMMITMENTS

  CAPITAL LEASES

    In December 1994, the Company entered into a financing arrangement with a leasing company for existing equipment. Under the terms of the lease, the Company received a single minimum aggregate lease payment of $1.3 million at the inception of the lease. The leaseback contract includes a five-year term expiring January 2, 2000, with an option to purchase the equipment at the greater of the residual value or fair market value. Under certain provisions, the lease may be extended for an additional year. The amount included in property and equipment related to the lease is $1.2 million with accumulated depreciation of $0.8 million at December 31, 1995 and $1.2 million at December 31, 1996 and at June 30, 1997. Amortization of this property and equipment is included in depreciation expense.

  OPERATING LEASES

    Since January 1, 1993, the Company has been occupying a research facility in Santa Clara, California originally leased to Affymax. In February 1994, the Company entered into an operating sublease agreement with Affymax for a 33 month period. Amounts expensed under this agreement are approximately $472,000 in 1994, $529,000 in 1995 and $534,000 in 1996. In May 1996, the Company canceled the sublease with Affymax and is now directly leasing the facility from a third party.

    In December 1994, the Company entered into a five-year lease for the rental of a manufacturing facility in Sunnyvale, California. The Company has options to renew the lease for two additional three-year terms.

    In October 1995, the Company entered into a four-year lease for the rental of a research and development facility in Sunnyvale, California.

    Rent expense related to operating leases was approximately $472,000 in 1994, $664,000 in 1995 and $950,000 in 1996 and $481,000 and $588,000 for the six
months ended June 30, 1996 and 1997, respectively.

                                   AFFYMETRIX

   (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)

NOTE 6--COMMITMENTS (CONTINUED)
    Future minimum lease obligation at December 31, 1996 under all leases are as follows (in thousands):

                                                                           CAPITAL    OPERATING
                                                                           LEASES      LEASES
                                                                          ---------  -----------
1997....................................................................  $     292   $   1,543
1998....................................................................        292       1,706
1999....................................................................        291       1,816
2000....................................................................        280       1,292
2001....................................................................         --       1,228
Thereafter..............................................................         --       2,047
                                                                          ---------  -----------
    Total minimum lease payments........................................      1,155   $   9,632
                                                                                     -----------
                                                                                     -----------
Less amount representing interest.......................................       (207)
                                                                          ---------
Present value of minimum lease payments.................................        948
Less current portion....................................................       (207)
                                                                          ---------
    Noncurrent obligation under capital lease...........................  $     741
                                                                          ---------
                                                                          ---------

NOTE 7--SHAREHOLDERS' EQUITY

  PREFERRED SHARES

    In March 1996, the Board authorized the filing of a registration statement with the Securities and Exchange Commission permitting the Company to sell shares of its Common Stock to the public. Also, the Board of Directors approved a two-for-three reverse stock split of its Common Stock through an amendment to its Articles of Incorporation which was effective on May 20, 1996. As a result, all of the then outstanding Preferred Stock automatically converted into 15,629,991 shares of Common Stock at the completion of the initial public offering in June 1996. All common share and per share amounts have been retroactively adjusted to reflect this event. The conversion rates for the various issues of Preferred Stock have been retroactively adjusted to reflect the reverse stock split as well as an anti-dilution adjustment, where required. Each share of Series A, Series B and Series 1 Preferred Stock converted into approximately 0.6823, 0.6667, and 0.6775 shares of Common Stock, respectively, at the completion of the initial public offering.

  COMMON SHARES

    The Company's initial public offering on June 6, 1996 generated net proceeds of approximately $83.0 million from the sale of 6,000,000 shares of Common Stock. In July 1996, the Company's underwriters purchased 153,000 shares of Common Stock pursuant to the over-allotment option, for additional net proceeds of $2.1 million. At December 31, 1996, the total number of shares reserved for future issuance pursuant to outstanding options and warrants was 3,500,000 shares.

                                   AFFYMETRIX

   (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)

NOTE 7--SHAREHOLDERS' EQUITY (CONTINUED)
  STOCK WARRANTS

    At December 31, 1996 and June 30, 1997, there were outstanding warrants to purchase 203,881 shares of Common Stock at $8.25 per share which expire at various dates beginning December 1999 through July 2000.

  STOCK OPTION AND BENEFIT PLANS

    In 1993, the Board adopted the Affymetrix 1993 Stock Plan (the "Stock Plan") under which incentive stock options, nonqualified stock options and purchase rights may be granted to employees and outside consultants.

    Options granted under the Stock Plan expire no later than ten years from the date of grant. The option price shall be at least 100% of the fair value on the date of grant (110% in certain circumstances), as determined by the Board of Directors. Options may be granted with different vesting terms from time to time but not to exceed five years from the date of grant. As of December 31, 1996, a total of 3,700,000 shares of Common Stock have been reserved for issuance under the Stock Plan and 106,400 shares were subject to repurchase by the Company.

    In March 1996, the Board adopted the 1996 Nonemployee Directors Stock Option Plan (the "Directors Plan"). There are 300,000 shares of Common Stock reserved for issuance under the Directors Plan. Only nonemployee directors of the Company are eligible to participate in the Directors Plan and only nonstatutory stock options can be granted.

    Activity under the stock plans through December 31, 1996 is as follows:

                                                                      OUTSTANDING OPTIONS
                                                                  ---------------------------
                                                                                 WEIGHTED-
                                                                   NUMBER OF   AVERAGE PRICE
                                                                    SHARES       PER SHARE
                                                                  -----------  --------------
 Balance at December 31, 1993...................................      380,749    $     0.30

    Options granted.............................................      634,238          0.52
    Options exercised...........................................      (74,200)         0.30
    Options canceled............................................      (38,799)         0.30
                                                                  -----------       -------

  Balance at December 31, 1994..................................      901,988          0.47

    Options granted.............................................    1,423,917          0.68
    Options exercised...........................................      (62,749)         0.36
    Options canceled............................................     (104,032)         0.43
                                                                  -----------       -------

  Balance at December 31, 1995..................................    2,159,124          0.60

    Options granted.............................................      309,167         10.26
    Options exercised...........................................     (215,945)         0.59
    Options canceled............................................      (20,403)         0.75
                                                                  -----------       -------

  Balance at December 31, 1996..................................    2,231,943    $     0.60
                                                                  -----------       -------
                                                                  -----------       -------

                                   AFFYMETRIX

   (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)

NOTE 7--SHAREHOLDERS' EQUITY (CONTINUED)
    For options granted through June 6, 1996, the Company recognized an aggregate of $2.8 million as deferred compensation for the excess of the deemed fair value for financial statement presentation purposes of the Common Stock issuable on exercise of such options over the exercise price. The deferred compensation expense is being recognized over the vesting period of the options.

    Exercise prices for options outstanding as of December 31, 1996 ranged from $0.30 to $21.56 per share. The weighted-average contractual life of those options is 8.42 years as summarized below:

                                   OPTIONS OUTSTANDING                     OPTIONS EXERCISABLE
                    --------------------------------------------------  --------------------------
                                   WEIGHTED-AVERAGE       WEIGHTED-                   WEIGHTED-
                                 REMAINING CONTRACTUAL     AVERAGE                     AVERAGE
     RANGE OF                            LIFE           EXERCISE PRICE             EXERCISE PRICE
 EXERCISE PRICES      NUMBER          (IN YEARS)          PER SHARE      NUMBER       PER SHARE
------------------  -----------  ---------------------  --------------  ---------  ---------------
$     0.300- 0.675    2,009,193             8.42          $    0.609      471,113     $   0.570
      4.800-12.000       52,250             9.30               5.144        3,600         4.800
     12.625-21.563      170,500             8.14              16.196           --            --
------------------  -----------              ---        --------------  ---------       -------
$     0.300-21.563    2,231,943             8.42          $    1.935      474,713     $   0.602
------------------  -----------              ---        --------------  ---------       -------
------------------  -----------              ---        --------------  ---------       -------

  PRO FORMA DISCLOSURE UNDER STATEMENT NO. 123

    In accordance with the provisions of Statement No. 123, the Company is disclosing pro forma information regarding net loss and net loss per share as if the Company had accounted for its stock based compensation plans under the fair value method of Statement No. 123.

    The fair value of options was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions for 1995 and 1996: risk free interest rate of 6.36%; a dividend yield of zero; volatility factors of the expected market price of the Company's Common Stock price of .53; and a weighted average expected option term of one year from vested date.

    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

    The weighted average fair value of options granted during 1995 and 1996 was $0.30 and $4.72, respectively. For purposes of pro forma disclosures the estimated fair value of the options in excess of the expense recognized in conjunction with the amortization of deferred compensation is amortized to expense over the options' vesting period, generally five years. The pro forma effect on net loss is not

                                AFFYMETRIX, INC.

   (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)

NOTE 7--SHAREHOLDERS' EQUITY (CONTINUED)

necessarily indicative of potential pro forma effects on results for future years. The Company's pro forma information as of December 31, 1995 and 1996 is as follows (in thousands excepts per share amounts):

                                                                          1995        1996
                                                                       ----------  ----------
Pro forma net loss...................................................  $  (10,747) $  (12,345)
                                                                       ----------  ----------
                                                                       ----------  ----------
Pro forma net loss per share.........................................  $    (0.61) $    (0.62)
                                                                       ----------  ----------
                                                                       ----------  ----------

NOTE 8--INCOME TAXES

    As of December 31, 1996, the Company has net operating loss carryforwards of approximately $31.0 million, which will expire at various dates beginning on 2008 through 2011, if not utilized.

    Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986. The annual limitation may result in the expiration of net operating losses and credits before utilization.

    Significant components of the Company deferred tax assets as of December 31, 1995 and 1996 are as follows (in thousands):

                                                                          1995        1996
                                                                       ----------  ----------
Net operating loss carryforwards.....................................  $    8,063  $   10,705
Research credits.....................................................       1,167       1,457
Deferred revenue.....................................................       1,041         126
Other-net............................................................         532       2,425
                                                                       ----------  ----------
Total deferred tax assets............................................      10,803      14,713
Valuation allowance for deferred tax assets..........................     (10,803)    (14,713)
                                                                       ----------  ----------
Net deferred tax assets..............................................  $       --  $       --
                                                                       ----------  ----------
                                                                       ----------  ----------

    The valuation allowance increased by $3.7 million, $4.9 million and $3.9 million during 1994, 1995, and 1996, respectively.

NOTE 9--CONTINGENCIES

    In March 1997, Hyseq Inc. ("Hyseq") filed a suit against the Company in the United States District Court alleging that the Company infringes United States patent 5,202,231 and 5,525,464 issued to Drs. Drmanac and Crkvenjakov. In the opinion of management, the outcome of the action will not have a material adverse effect on the Company's financial position.

    The Company routinely receives communications from third parties asserting patent or other rights covering its products and technologies. Based upon the Company's evaluation, it may take no action or it may seek to obtain a license. There can be no assurance in any given case that a license will be available on terms the Company considers reasonable, or that litigation will not ensue.

                                AFFYMETRIX, INC.

   (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)

NOTE 10--EVENTS SUBSEQUENT TO JUNE 30, 1997 (UNAUDITED)

    In July 1997, Affymetrix launched its GeneChip p53 assay for research applications. The GeneChip p53 assay is the first commercially available DNA probe array-based product capable of analyzing the full-length coding sequence of the human p53 tumor suppresser gene, a gene that is mutated in greater than 50% of all human cancers.

    In August 1997, Affymetrix entered into an agreement to supply Pfizer Inc. ("Pfizer") with GeneChip instrumentation, software and custom DNA probe arrays. In exchange for supplying Pfizer with its GeneChip technology, the Company will receive undisclosed payments and has the potential to earn preclinical, clinical and commercial milestone payments.

    In August 1997, Affymetrix and F. Hoffmann-La Roche Ltd. ("Roche") entered into a subscription-based supply agreement under which Roche will have broad access to both custom and standard GeneChip expression arrays and GeneChip instrumentation for simultaneous monitoring of the expression of thousands of genes. In addition, Roche will have access to commercially available genotyping and resequencing applications.

    In September 1997, Affymetrix and the Parke-Davis division of the Warner-Lambert Company ("Parke-Davis") entered into a supply agreement pursuant to which Parke-Davis will gain access to Affymetrix' GeneChip arrays to monitor gene expression. Under the terms of the agreement, the Company will supply Parke-Davis with GeneChip instrumentation, software and custom and standard DNA probe arrays.

    In October 1997, the Company filed a registration statement on Form S-3 with the Securities and Exchange Commission for an underwritten public offering of up to 1,725,000 shares of Common Stock. The registration statement has not yet become effective and there can be no assurance that the offering will be completed.

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to each of the U.S. Underwriters named below, and each of such U.S. Underwriters, for whom Goldman, Sachs & Co., BancAmerica Robertson Stephens, Credit Suisse First Boston Corporation and NationsBanc Montgomery Securities, Inc. are acting as representatives, has severally agreed to purchase from the Company, the respective number of shares of Common Stock set forth opposite its name below.

                                                                                  NUMBER OF
                                                                                  SHARES OF
                                 UNDERWRITER                                    COMMON STOCK
-----------------------------------------------------------------------------  ---------------
Goldman, Sachs & Co..........................................................
BancAmerica Robertson Stephens...............................................
Credit Suisse First Boston Corporation.......................................
NationsBanc Montgomery Securities, Inc.......................................

                                                                               ---------------
    Total....................................................................       1,200,000
                                                                               ---------------
                                                                               ---------------

    The Underwriters may offer up to 100,000 shares of Common Stock to Alejandro
C. Zaffaroni, a founder and director of the Company.

    Under the terms and conditions of the Underwriting Agreement, the U.S. Underwriters are committed to take and pay for all of the shares of Common Stock offered hereby, if any are taken.

    The U.S. Underwriters propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at such
price less a concession of $    per share. The U.S. Underwriters may allow, and
such dealers may reallow, a concession not in excess of $    per share to
certain brokers and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.

    The Company has entered into an underwriting agreement (the "International Underwriting Agreement") with the underwriters of the International Offering (the "International Underwriters") providing for the concurrent offer and sale of 300,000 shares of Common Stock in an international offering outside the United States. The offering price and aggregate underwriting discounts and commissions per share for the two offerings are identical. The closing of the Offering made hereby is a condition to the closing of the International Offering, and vice versa. The representatives of the International Underwriters are Goldman Sachs International, BancAmerica Robertson Stephens, Credit Suisse First Boston (Europe) Limited and NationsBanc Montgomery Securities, Inc.

    Pursuant to an Agreement between the U.S. and International Underwriting Syndicates (the "Agreement Between") relating to the Offerings, each of the U.S. Underwriters named herein has agreed that, as a part of the distribution of the shares offered hereby and subject to certain exceptions, it will offer, sell or deliver the shares of Common Stock, directly or indirectly, only in the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (the "United States") and to U.S. persons, which term shall mean, for purposes of this paragraph: (a) any individual who is a resident of the United States or (b) any corporation, partnership or other entity organized in or under the laws of the United States or any political subdivision thereof and whose office most directly involved with the purchase is located in the United States. Each of the International Underwriters has agreed pursuant to the Agreement Between that, as a part of the distribution of the shares offered as a part of the International Offering, and subject to certain exceptions, it will (i) not, directly or indirectly, offer, sell or deliver shares of Common Stock (a) in the United States or to any U.S. persons or (b) to any person who it believes intends to reoffer, resell or deliver the shares in the United States or to any U.S. persons, and (ii) cause any dealer to whom it may sell such shares at any concession to agree to observe a similar restriction.

    Pursuant to the Agreement Between, sales may be made between the U.S. Underwriters and the International Underwriters of such number of shares of Common Stock as may be mutually agreed. The price of any shares so sold shall be the initial public offering price, less an amount not greater than the selling concession.

    The Company has granted the U.S. Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 180,000 additional shares of Common Stock solely to cover over-allotments, if any. If the U.S. Underwriters exercise their over-allotment option, the U.S. Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 1,200,000 shares of Common Stock offered. The Company has granted the International Underwriters a similar option to purchase up to an aggregate of 45,000 additional shares of Common Stock.

    The Underwriters have requested that the Company, Glaxo and each of the officers and directors of the Company agree that, during the period beginning from the date of this Prospectus and continuing to and including the date 90 days after the date of the Prospectus, they will not offer, sell, contract to sell or otherwise dispose of any securities of the Company (other than pursuant to employee stock option plans existing, or on the conversion or exchange of convertible or exchangeable securities outstanding, on the date of this Prospectus) which are substantially similar to the shares of the Common Stock or which are convertible into or exchangeable for securities which are substantially similar to the shares of Common Stock without the prior written consent of the representatives, except for the shares of Common Stock offered in connection with the Offerings.

    In connection with the Offerings, the Underwriters may purchase and sell the shares of Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions, "passive" market making (see below) and purchases to cover syndicate short positions created in connection with the Offerings. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Common Stock; and syndicate short positions involve the sale by the Underwriters of a greater number of shares of Common Stock than they are required to purchase from the Company in the Offerings. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the shares of Common Stock sold in the Offerings for their account may be reclaimed by the syndicate if such shares of Common Stock are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Common Stock, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

    As permitted by Rule 103 under the Exchange Act, certain Underwriters (and selling group members, if any) that are market makers ("passive market makers") in the shares of Common Stock may make bids for or purchases of the shares of Common Stock in the Nasdaq National Market until such time, if any, when a stabilizing bid for the shares of Common Stock has been made. Rule 103 generally provides that (1) a passive market maker's net daily purchases of the Common Stock may not exceed 30% of its average daily trading volume in the Common Stock for the two full consecutive calendar months (or any 60 consecutive days ending within the 10 days) immediately preceding the filing date of the registration statement of which this Prospectus forms a part, (2) a passive market maker may not effect transactions or display bids for the shares of Common Stock at a price that exceeds the highest independent bid for the shares of Common Stock by persons who are not passive market makers and (3) bids made by passive market makers must be identified as such.

    The shares of Common Stock are quoted on the Nasdaq National Market under the symbol "AFFX".

    The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

    This Prospectus may be used by underwriters and dealers in connection with offers and sales of the shares of Common Stock, including shares initially sold in the International Offering, to persons located in the United States.

                AFFYMETRIX GENECHIP-REGISTERED TRADEMARK- SYSTEM

PHOTOLITHOGRAPHY

    Affymetrix manufactures wafers of GeneChip-Registered Trademark- probe arrays using a high resolution photolithographic fabrication process adapted from the semiconductor industry. A wafer is shown being exposed to ultraviolet light through a lithographic mask.

    [PHOTO OF THE PHOTOLITHOGRAPHIC INSTRUMENTATION USED TO SYNTHESIZE GENECHIP
                                 PROBE ARRAYS.]

WAFER-SCALE PRODUCTION

    Affymetrix achieves manufacturing efficiencies by simultaneously synthesizing many probe arrays on a single wafer. A wafer, diced into individual probe arrays, is shown being packaged into cartridges.

    [PICTURE OF ROBOTICS USED TO PACKAGE GENECHIP PROBE ARRAYS INTO CARTRIDGES.]

INTEGRATED GENECHIP-REGISTERED TRADEMARK- SYSTEM

    The GeneChip Fluidics Station controls hybridization of the test sample to the probe array. The GeneChip Scanner quantitatively detects hybridization of a test sample to the probe array. GeneChip software analyzes and manages genetic information from the scanner.

     [PHOTO OF THE GENECHIP SYSTEM INCLUDING THE SCANNER, FLUIDICS STATION AND
                                 WORKSTATION.]

----------------------------------------------------
                            ----------------------------------------------------
----------------------------------------------------
                            ----------------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                              --------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................    3
Incorporation of Certain Documents by Reference...........................    3
Prospectus Summary........................................................    4
Risk Factors..............................................................    7
Use of Proceeds...........................................................   22
Price Range of Common Stock...............................................   23
Dividend Policy...........................................................   23
Capitalization............................................................   24
Dilution..................................................................   25
Selected Financial Data...................................................   26
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   27
Business..................................................................   31
Management................................................................   53
Validity of Common Stock..................................................   56
Experts...................................................................   56
Index to Financial Statements.............................................  F-1
Underwriting..............................................................  U-1

                                1,500,000 SHARES

                                AFFYMETRIX, INC.

                                  COMMON STOCK
                                 (NO PAR VALUE)

                             ---------------------

                                     [LOGO]
                             ---------------------

                              GOLDMAN, SACHS & CO.

                         BANCAMERICA ROBERTSON STEPHENS

                           CREDIT SUISSE FIRST BOSTON

                    NATIONSBANC MONTGOMERY SECURITIES, INC.

                      REPRESENTATIVES OF THE UNDERWRITERS

----------------------------------------------------
                            ----------------------------------------------------
----------------------------------------------------
                            ----------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale and distribution of the Common Shares being registered. All of the amounts shown are estimates except for the Securities and Exchange Commission Registration Fee, the NASD filing fee and the Nasdaq National Market Application Fee.

Securities and Exchange Commission Registration Fee..............  $  22,347
NASD Filing Fee..................................................      7,875
Nasdaq National Market Application Fee...........................     17,500
Blue Sky Qualification Fees and Expenses.........................      5,000
Accounting Fees..................................................     50,000
Legal Fees and Disbursements (including Blue Sky)................    150,000
Transfer Agent and Registrar Fees................................      5,000
Printing and Engraving...........................................    100,000
Travel...........................................................    100,000
Miscellaneous....................................................     42,278
                                                                   ---------
  Total:.........................................................  $ 500,000
                                                                   ---------
                                                                   ---------

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Pursuant to Section 204(a) and 317 of the California Corporations Code, as amended, the registrant has included in its articles of incorporation and by-laws provisions regarding the indemnification of officers and directors of the registrant. Article Four of registrant's Restated Articles of Incorporation, as amended, provides as follows:

    "The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. This corporation is also authorized, to the fullest extent permissible under California law, to indemnify its agents (as defined in Section 317 of the California Corporations Code), whether by by-law, agreement or otherwise, for breach of duty to this corporation and its shareholders in excess of the indemnification expressly permitted by Section 317 and to advance defense expenses to its agents in connection with such matters as they are incurred, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code. If, after the effective date of this Article, California law is amended in a manner which permits a corporation to limit the monetary or other liability of its directors or to authorize indemnification of, or advancement of such defense expenses to, its directors or other persons, in any such case to a greater extent than is permitted on such effective date, the references in this Article to "California law" shall to that extent be deemed to refer to California law as so amended."

    Section 29 of the registrant's By-Laws, as amended, provides as follows:

  "29. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    (a) INDEMNIFICATION. To the fullest extent permissible under California law, the corporation shall indemnify its directors and officers against all expenses, judgement, fines, settlements and other amounts actually and reasonably incurred by them in connection with any proceeding, including an action by or in the right of the corporation, by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, trustee, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise (including service with respect to employee benefit plans). To the fullest extent permissible under California law, expenses incurred by a director or officer seeking indemnification under this By-law in defending any proceeding shall be advanced by the corporation as they are incurred upon receipt by the corporation of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that the director or officer is not entitled to be indemnified by the corporation for those expenses. If, after the effective date of this By-law, California law is amended in a manner which permits the corporation to authorize indemnification of or advancement of expenses to its directors or officers, in any such case to a greater extent than is permitted on such effective date, the references in this By-law to "California law" shall to that extent be deemed to refer to California law as so amended. The rights granted by this By-law are contractual in nature and, as such, may not be altered with respect to any present or former director or officer without the written consent of that person.

    (b) PROCEDURE. Upon written request to the Board of Directors by a person seeking indemnification under this By-law, the Board shall promptly determine in accordance with Section 317(e) of the California Corporations Code whether the applicable standard of conduct has been met and, if so, the Board shall authorize indemnification. If the Board cannot authorize indemnification because the number of directors who are parties to the proceeding with respect to which indemnification is sought prevents the formation of a quorum of directors who are not parties to the proceeding, then, upon written request by the person seeking indemnification, independent legal counsel (by means of a written opinion obtained at the corporation's expense) or the corporation's shareholders shall determine whether the applicable standard of conduct has been met and, if so, shall authorize indemnification.

    (c) DEFINITIONS. The term "proceeding" means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative. The term "expenses" includes, without limitation, attorney's fees and any expenses of establishing a right to indemnification."

ITEM 16.  EXHIBITS

        (a) Exhibit

       *1.1  Form of Underwriting Agreement
       *5.1  Opinion of Heller Ehrman White & McAuliffe
      +10.1  Supply Agreement among F. Hoffmann-La Roche Ltd., Hoffmann-La Roche
              Inc., Syntex (U.S.A.) Inc. and Affymetrix, Inc. effective as of August
              15, 1997.
       10.2  Fourth Amendment to the Lease between Sobrato Interests and Affymetrix,
              Inc. dated effective May 31, 1996
       10.3  Lease between Sobrato Interests and Affymetrix, Inc. dated effective
              May 31, 1996
      *23.1  Consent of Heller Ehrman White & McAuliffe (included in Exhibit 5.1)
       23.2  Consent of Townsend Townsend and Crew LLP
       23.3  Consent of Ernst & Young LLP, Independent Auditors
       24    Power of Attorney (See Pages II-4)

--------------

*   To be filed by amendment.

+   Confidential treatment requested.

ITEM 17.  UNDERTAKINGS

    A.  The undersigned Company hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    Provided, however, that paragraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        (1) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (2) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (3) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (4) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Santa Clara, State of California, on the 17th day of October 1997.

                                AFFYMETRIX, INC.

                                By:            /s/ EDWARD M. HURWITZ
                                     -----------------------------------------
                                                 Edward M. Hurwitz
                                              CHIEF FINANCIAL OFFICER

                               POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints John D. Diekman, Stephen P.A. Fodor and Edward M. Hurwitz his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated.

                                Director, President and
    /s/ STEPHEN P.A. FODOR        Chief Executive Officer
------------------------------    (Principal Executive       October 17, 1997
  Stephen P.A. Fodor, Ph.D.       Officer)

     /s/ JOHN D. DIEKMAN
------------------------------  Chairman of the Board        October 17, 1997
    John D. Diekman, Ph.D.

        /s/ PAUL BERG
------------------------------  Director                     October 17, 1997
       Paul Berg, Ph.D.

------------------------------  Director                     October   , 1997
       Douglas M. Hurt

------------------------------  Director                     October   , 1997
    Vernon R. Loucks, Jr.

------------------------------  Director                     October   , 1997
     Barry C. Ross, Ph.D.

     /s/ DAVID B. SINGER
------------------------------  Director                     October 17, 1997
       David B. Singer

      /s/ LUBERT STRYER
------------------------------  Director                     October 17, 1997
     Lubert Stryer, M.D.

------------------------------  Director                     October   , 1997
        John A. Young

  /s/ ALEJANDRO C. ZAFFARONI
------------------------------  Director                     October 17, 1997
Alejandro C. Zaffaroni, Ph.D.

    /s/ EDWARD M. HURWITZ       Chief Financial Officer
------------------------------    (Principal Financial and   October 17, 1997
      Edward M. Hurwitz           Accounting Officer)

                               INDEX TO EXHIBITS

                                                                                 PAGES
                                                                                 ------
 *1.1  Form of Underwriting Agreement

 *5.1  Opinion of Heller Ehrman White & McAuliffe

+10.1  Supply Agreement among F. Hoffmann-La Roche Ltd., Hoffmann-La Roche Inc.,
        Syntex (U.S.A.) Inc. and Affymetrix, Inc. effective as of August 15,
        1997.

 10.2  Fourth Amendment to the Lease between Sobrato Interests and Affymetrix,
        Inc. dated effective May 31, 1996

 10.3  Lease between Sobrato Interests and Affymetrix, Inc. dated effective May
        31, 1996

*23.1  Consent of Heller Ehrman White & McAuliffe (included in Exhibit 5.1)

 23.2  Consent of Townsend and Townsend and Crew

 23.3  Consent of Ernst & Young LLP, Independent Auditors

 24    Power of Attorney (See Pages II-4)

--------------

 *  To be filed by amendment.

 +  Confidential treatment requested.